As filed with the Securities and Exchange Commission on November 25, 2003

Registration No. 333-107984

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

LUMINENT MORTGAGE CAPITAL, INC.

(Exact name of registrant as specified in its governing instruments)

Maryland	06-0694835
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

909 Montgomery Street, Suite 500  San Francisco, California 94133  (415) 486-2110

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Albert J. Gutierrez, CFA  President

Luminent Mortgage Capital, Inc.

909 Montgomery Street, Suite 500  San Francisco, California 94133  (415) 486-2110

copies to:

Peter T. Healy, Esq. O’Melveny & Myers LLP 275 Battery Street, Suite 2600 San Francisco, California 94111-3344 (415) 984-8700	Dhiya El-Saden, Esq. Gibson, Dunn & Crutcher LLP 333 South Grand Avenue Los Angeles, California 90071 (213) 229-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of shares to be registered	Proposed maximum aggregate offering price (1)	Amount of registration fee (2)

Common Stock, $0.001 par value	$163,875,000	$13,257.50

(1)	Presented in accordance with Rule 457(o).
(2)	A fee of $3,954.00 is being paid concurrently with the filing of this Amendment No. 3. A fee of $9,303.50 was previously paid. The registration fee is calculated under Section 6(b) of the Securities Act as $80.90 per $1.0 million of proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The Exhibit Index begins on page II-6.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 25, 2003

PROSPECTUS

9,500,000 Shares

Common Stock

This is the initial public offering of our common stock. No public market currently exists for our common stock. We are offering 7,146,669 shares of our common stock and the selling stockholders named in this prospectus are offering an additional 2,353,331 shares. We will not receive any of the proceeds from the sale of shares by the selling stockholders. Our common stock is subject to transfer restrictions intended to preserve our status as a real estate investment trust.

Our common stock is not currently listed on any national exchange or market system. However, following our private placement in June 2003, our common stock has been sold from time to time in private transactions and some of those sales have been reported on The Portal Market. We anticipate that the initial public offering price of our common stock will be between $13.00 and $15.00 per share. Our common stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol “LUM.”

We have filed a separate registration statement covering resale by our existing stockholders of up to 9,146,669 shares of our common stock that are not included in this underwritten public offering.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 12 for a discussion of risks relating to our common stock, including, among others:

•	We commenced operations in June 2003 and have a limited operating history. Our manager, Seneca Capital Management LLC, or Seneca, has no prior experience managing a REIT. Accordingly, we might not be able to operate our business or implement our operating policies and strategies successfully.

•	We have not identified any specific mortgage-backed securities to acquire with the net proceeds of this offering. Accordingly, you will not have the opportunity to review the assets we will acquire with the net proceeds of this offering prior to your investment. In addition, we may not be able to acquire such assets on a timely basis or upon favorable terms.

•	Our investment strategy permits us to invest up to 10% of our assets in unrated mortgage-related assets, including mortgage-backed securities rated below investment grade. These assets carry an increased likelihood of default or rating downgrade relative to investment-grade assets, which may cause us to suffer losses.

•	Interest rate mismatches between our mortgage-backed securities and our borrowings used to fund our purchases of mortgage-backed securities might reduce our net income or result in a loss during periods of changing interest rates.
•	Increased levels of prepayments on the mortgages underlying our mortgage-backed securities might decrease our net interest income or result in a net loss.

•	We generally seek to borrow eight to 12 times the amount of our equity. Such leveraging could reduce our net income and our cash available for distributions or cause us to suffer losses.

•	Our board of directors may change our operating policies and strategies without prior notice to you or stockholder approval and such changes could harm our business and results of operations and the value of our stock.

•	Our results may suffer as a consequence of a potential conflict of interest arising out of our relationship with Seneca, on the one hand, and Seneca’s relationship with other third parties, on the other hand. In addition, this potential conflict may reduce the amount of time and effort that Seneca devotes to managing our business and may result in suitable investment opportunities being allocated to other entities.

•	We pay Seneca incentive compensation based on our portfolio’s performance. Accordingly, Seneca may recommend riskier or more speculative investments in an effort to maximize its incentive compensation.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling stockholders	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have granted the underwriters a 30-day option to purchase up to an additional 1,425,000 shares of our common stock to cover over-allotments, if any. We expect the shares of our common stock will be ready for delivery to purchasers on or about             , 2003.

FRIEDMAN BILLINGS RAMSEY

CREDIT SUISSE FIRST BOSTON

JMP SECURITIES

FLAGSTONE SECURITIES

The date of this prospectus is             , 2003

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information in this document may be accurate only on the date of this document.

We have filed for registration in the U.S. Patent and Trademark Office for the marks “Luminent Mortgage Capital, Inc.” and “Luminent.” All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

SUMMARY

This summary highlights the material information contained elsewhere in this prospectus. You should read this entire prospectus carefully, including the section titled “Risk Factors” and our financial statements and the notes thereto before making an investment in our common stock. As used in this prospectus, “Luminent,” “company,” “we,” “our,” and “us” refer to Luminent Mortgage Capital, Inc., except where the context otherwise requires. Unless otherwise indicated, the information in this prospectus assumes that the underwriters will not exercise their over-allotment option to purchase additional shares of our common stock, and that the shares of our common stock to be sold in this offering are sold at $14.00 per share, which is the midpoint of the range indicated on the front cover of this prospectus.

Luminent Mortgage Capital, Inc.

We were formed in April 2003 to invest primarily in U.S. agency and other highly-rated, single-family, adjustable-rate, hybrid adjustable-rate and fixed-rate mortgage-backed securities, which we acquire in the secondary market. Our strategy is to acquire mortgage-related assets, finance these purchases in the capital markets and use leverage in order to provide an attractive return on stockholders’ equity. Through this strategy, we seek to earn income, which is generated from the spread between the yield on our earning assets and our costs, including the interest cost of the funds we borrow.

We commenced operations in June 2003, following the completion of a private placement of our common stock, in which we raised net proceeds of approximately $159.7 million. As of September 30, 2003, we had invested substantially all of the net proceeds from that offering, plus approximately $1.5 billion of borrowed funds, in a total of $1.6 billion of U.S. agency and other highly-rated, residential mortgage-backed securities. We invest primarily in adjustable-rate and hybrid adjustable-rate mortgage-backed securities. Adjustable-rate mortgage-backed securities have interest rates that reset periodically, typically every six months or on an annual basis. Hybrid adjustable-rate mortgage-backed securities have interest rates that are fixed for the first few years of the loan—typically three, five, seven or 10 years—and thereafter reset periodically in a manner similar to adjustable-rate mortgage-backed securities. As of September 30, 2003, approximately 12.3% of our investment portfolio was comprised of adjustable-rate mortgage-backed securities and approximately 84.3% was comprised of hybrid adjustable-rate mortgage-backed securities. In addition, as of September 30, 2003, 67% of the mortgage-backed securities in our investment portfolio were guaranteed by Fannie Mae, Freddie Mac or the Government National Mortgage Administration, or Ginnie Mae, and the remaining 33% had AAA credit ratings from at least one nationally-recognized statistical rating agency.

We have acquired and will seek to acquire additional assets that will produce competitive returns, taking into consideration the amount and nature of the anticipated returns from the investment, our ability to pledge the investment for secured, collateralized borrowings and the costs associated with financing, managing, securitizing and reserving for these investments. As of the date of this prospectus, we have not identified any specific mortgage-backed securities that we intend to acquire with the net proceeds of this offering. We expect that all of the mortgage-backed securities that we acquire will be agency-backed or have AAA credit ratings from at least one nationally-recognized statistical rating agency, and most of the securities will be hybrid adjustable-rate mortgage-backed securities. As of June 30, 2003, the market for residential mortgage debt that had been securitized into mortgage-backed securities was approximately $4.0 trillion, approximately $3.2 trillion of which was agency-backed and, therefore, generally consistent with our investment guidelines. As of June 30, 2003, approximately $45.0 billion of the available mortgage-backed securities was held by REITs.

We have financed our acquisition of mortgage-related assets by investing our equity and by borrowing at short-term rates under repurchase agreements. We intend to continue to finance our acquisitions in this manner.

We generally seek to borrow between eight and 12 times the amount of our equity. We actively manage the adjustment periods and the selection of the interest rate indices of our borrowings against the adjustment periods and the selection of indices on our mortgage-related assets in order to manage our liquidity and interest rate related risks. We may also choose to engage in various hedging activities designed to match more closely the terms of our assets and liabilities. As of September 30, 2003, we were not a counterparty to any hedging arrangements. Subsequent to September 30, 2003 we entered into hedging arrangements as described in “Recent Developments,” below.

As a long-term holder of mortgage-backed securities we are focused on acquiring, financing and managing a diverse portfolio of mortgage-backed securities with a variety of characteristics that we believe will provide attractive returns in a multitude of interest rate and prepayment environments. We do not construct our overall investment portfolio in order to express a directional expectation for interest rates or mortgage prepayment rates.

We review the credit risk associated with each potential investment and may diversify our portfolio to avoid undue geographic, insurer, industry and other types of concentrations. By maintaining a large percentage of our assets in high quality and highly-rated assets, many of which are guaranteed under limited circumstances as to payment of a limited amount of principal and interest by federal agencies or federally chartered entities such as Fannie Mae, Freddie Mac or Ginnie Mae, we believe we can mitigate our exposure to losses from credit risk.

In addition to the strategies described above, we intend to use other strategies to seek to generate earnings and distributions to our stockholders, which may include the following:

•	increasing the size of our balance sheet at a rate faster than the rate of increase in our operating expenses;

•	using leverage to increase the size of our balance sheet; and

•	lowering our effective borrowing costs over time by seeking direct funding with collateralized lenders.

We are externally managed and advised by Seneca Capital Management LLC, or Seneca, pursuant to a management agreement with Seneca. We have a full-time chief financial officer, who is not employed by Seneca, to provide us with dedicated financial management, analysis and investor relations capability.

We expect to qualify and will elect to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, and as such will routinely distribute substantially all of the income generated from our operations to our stockholders. As long as we retain our REIT status, we generally will not be subject to U.S. federal or state taxes on our income to the extent that we distribute our net income to our stockholders.

Our principal offices are located at 909 Montgomery Street, Suite 500, San Francisco, California 94133. Our telephone number is (415) 486-2110.

Recent Developments

Following the completion of our private placement in June and the purchase of substantially all of our mortgage-backed securities with the net proceeds of our private placement, the U.S. bond markets experienced dramatic price and yield volatility. For example, between June 1, 2003 and September 30, 2003, the 10-year U.S. Treasury yield ranged from a low of 3.11% on June 13, 2003 to a high of 4.60% on September 2, 2003, an increase of approximately 48%. This increase in interest rates caused the overall market value of our portfolio to decrease, and our leverage (defined as our total debt divided by stockholders’ equity) to increase beyond our desired range. By August 13, 2003, the 10-year U.S. Treasury yield had increased to 4.56% and, as a result, the unrealized loss on the securities in our portfolio had increased to $37.8 million and our leverage correspondingly increased to 13.6 times our stockholders’ equity.

In response to these conditions, we implemented a strategy of reducing portfolio leverage by selling approximately $130.7 million of our mortgage-backed securities on August 13, 2003. On August 14, 2003, we also sold short approximately $200.0 million of Fannie Mae 15-year 4.50% coupon mortgage-backed securities for settlement on September 18, 2003 in an effort to seek to protect the value of our portfolio against possible additional increases in interest rates. This short position was fully covered between September 11, 2003 and September 15, 2003. These strategies successfully reduced our leverage and overall risk exposure to further increases in interest rates. Although these activities resulted in losses, other means of generating cash to reduce leverage were not practically available to us at that time. For example, because we had purchased our portfolio so recently, cash flow from interest income and prepayments was insufficient to enable us to reduce leverage through the ordinary course of portfolio management. Similarly, because our registration statements were pending with the Securities and Exchange Commission, or the SEC, additional capital could not be readily raised during this time period to effect a reduction in leverage. Given the greater seasoning of our portfolio today, the cash flow characteristics of our investments, and an opportunity to raise additional equity as a public company upon completion of this offering, among a number of other considerations, we now have a greater combination of risk mitigation factors that enable us to protect our balance sheet in the future.

During the quarter ended September 30, 2003, we earned net interest income of approximately $6.5 million. However, we realized net capital losses of $7.8 million that resulted in a reported net loss for the quarter of $2.2 million, or $0.19 per fully diluted share. These results are calculated in accordance with accounting principles generally accepted in the United States, which are known as GAAP. When the net capital losses and other compensation and organizational expenses are added back for purposes of calculating the REIT taxable net income for the quarter ended September 30, 2003, REIT taxable net income was approximately $5.8 million or $0.49 per share. REIT taxable net income is calculated according to the requirements of the Internal Revenue Code, rather than GAAP. A reconciliation of our REIT taxable net income to our GAAP-basis net loss as of September 30, 2003 appears on page 64 of this prospectus.

On October 1, 2003, we declared and, on November 17, 2003, we paid a cash distribution of $0.50 per share, which represented 98% of our REIT taxable net income since inception. The cash distribution was funded entirely with cash flow from our ongoing operations, including principal payments and interest payments on our mortgage-backed securities. Subsequent to the end of the quarter, our manager voluntarily waived on a one-time basis its right to receive incentive fees of $613,247 which it otherwise earned during the quarter ended September 30, 2003. Those fees are calculated primarily based upon REIT taxable net income.

For the month ended September 30, 2003, the yield on average earning assets, net of amortization of premium was 2.61% and the cost of funds on the average repurchase balance as of September 30, 2003 was 1.20%, resulting in an interest rate spread of 1.41%.

Through September 30, 2003, our borrowings have been exclusively in the form of repurchase agreements from a broadly diversified group of repurchase lenders. As of September 30, 2003, the outstanding balance under our repurchase agreements was approximately $1.5 billion, equating to leverage of approximately 10.6, with a weighted average interest rate of 1.20% and a weighted average maturity of 254 days.

As of September 30, 2003, approximately 67% of our assets were invested in agency mortgage-backed securities and the remaining 33% were invested in AAA rated mortgage-backed securities. These mortgage-backed securities were valued at approximately $1.6 billion and were allocated as follows:

•	12.3% in adjustable-rate mortgage-backed securities;

•	84.3% in hybrid adjustable-rate mortgage-backed securities, with the majority of our holdings in 3/1 hybrids;

•	3.4% in one balloon mortgage-backed security which matures in January 2008; and

•	0.0% in fixed rate mortgage-backed securities.

The constant prepayment rate, or CPR, on our mortgage-backed securities for the month ended September 30, 2003 was 28%. CPR attempts to predict the percentage of principal that will prepay over the next 12 months based on historical principal paydowns. As interest rates have risen, the rate of refinancings has declined sharply, which we believe will result in lower rates of prepayments and, as a result, a lower portfolio CPR.

As of September 30, 2003, the weighted average effective duration of the securities in our overall investment portfolio, assuming constant prepayment rates to the balloon or reset date, or the CPB duration, was 1.7 years. CPB is similar to CPR except that it also assumes that the hybrid adjustable-rate mortgage-backed securities prepay in full at their next reset date. As of September 30, 2003, the mortgages underlying our hybrid adjustable-rate mortgage-backed securities had fixed interest rates for a weighted average of 49 months, after which time the interest rates reset and become adjustable. The average length of time until maturity of those mortgages was 30 years. Those mortgages are also subject to interest rate caps that limit the amount that the applicable interest rate can increase during any year, known as an annual cap, and through the maturity of the applicable security, known as a lifetime cap. As of September 30, 2003, the mortgages underlying our hybrid adjustable-rate mortgage-backed securities had average annual caps of 2.44% and average lifetime caps of 9.99%.

Average stockholders’ equity for the quarter ended September 30, 2003 was $147.3 million. Due to the losses on sales of securities described above, return on average equity was (1.47%) for the quarter ended September 30, 2003. If the net capital losses of $7.8 million for the quarter ending September 30, 2003 are excluded from this calculation, return on average equity was 3.84% for the quarter ended September 30, 2003, or 16.29% on an annualized, compounded basis.

Our book value at September 30, 2003 was $139.5 million, or $11.91 per share, based on 11,704,000 shares outstanding on that date. As of September 30, 2003, the accumulated other comprehensive loss related to the fair market value adjustment for our mortgage-backed securities was $18.2 million, which represents a $13.6 million increase during the quarter.

In the month ended October 31, 2003, we earned net interest income of $2.2 million, and net income of $1.9 million, or $0.16 per fully diluted share. For the month ended October 31, 2003, the yield on average earning assets, net of amortization of premium, was 2.84%, and the cost of funds on our average repurchase agreement liabilities at October 31, 2003 was 1.20%, resulting in an average interest rate spread of 1.64%. The constant prepayment rate, or CPR, on our mortgage-backed securities for the month ended October 31, 2003, was 25%.

Our book value at November 18, 2003 was $134.1 million, or $11.45 per share, based on 11,704,000 shares outstanding on that date. As of November 18, 2003, the accumulated other comprehensive loss related to the fair market value adjustment for our mortgage-backed securities was $19.7 million.

On November 24, 2003 our board of directors declared a cash distribution of $0.45 per share for the fourth quarter of 2003, payable on January 28, 2004 to stockholders of record on December 11, 2003. This public offering will close after the distribution record date and, accordingly, purchasers of common stock in this offering will not receive this distribution.

On November 21, 2003, we engaged in a short sale of Euro dollar futures contracts in order to hedge the impact of changes in interest rates on our liability costs. These contracts have been designated as cash flow hedges under Statement of Financial Accounting Standards, or SFAS, No. 133, Accounting for Derivative

Instruments and Hedging Activities, as amended and interpreted, and therefore we have applied hedge accounting.

Risk Factors

An investment in our common stock involves material risks, including a number of potential conflicts of interests between us, on the one hand, and Seneca and its affiliates, on the other hand. Each prospective purchaser of our common stock should consider carefully the matters discussed under “Risk Factors” beginning on page 12 before investing in our common stock. Some of the risks include:

•	We commenced operations in June 2003 and have a limited operating history. Our manager, Seneca, has no prior experience managing a REIT. Accordingly, we might not be able to operate our business or implement our operating policies and strategies successfully.

•	We have not identified any specific mortgage-backed securities to acquire with the net proceeds of this offering. Accordingly, you will not have the opportunity to review the assets we will acquire with the net proceeds of this offering prior to your investment. In addition, we may not be able to acquire such assets on a timely basis or upon favorable terms.

•	Our investment strategy permits us to invest up to 10% of our assets in unrated mortgage-related assets, including mortgage-backed securities rated below investment grade. These assets carry an increased likelihood of default or rating downgrade relative to investment-grade assets, which may cause us to suffer losses.
•	Interest rate mismatches between our mortgage-backed securities and our borrowings used to fund our purchases of mortgage-backed securities might reduce our net income or result in a loss during periods of changing interest rates.

•	Increased levels of prepayments on the mortgages underlying our mortgage-backed securities might decrease our net interest income or result in a net loss.

•	We generally seek to borrow eight to 12 times the amount of our equity. Such leveraging could reduce our net income and our cash available for distributions or cause us to suffer losses.

•	Our board of directors may change our operating policies and strategies without prior notice to you or stockholder approval and such changes could harm our business and results of operations and the value of our stock.

•	Our results may suffer as a consequence of a potential conflict of interest arising out of our relationship with our manager, on the one hand, and our manager’s relationship with other third parties, on the other hand. In addition, this potential conflict may reduce the amount of time and effort that our manager devotes to managing our business and may result in suitable investment opportunities being allocated to other entities.

•	We pay our manager incentive compensation based on our portfolio’s performance. Accordingly, our manager may recommend riskier or more speculative investments in an effort to maximize its incentive compensation.

Our Manager and Executive Officers

Our day-to-day operations are externally managed and advised by our manager, Seneca Capital Management LLC, or Seneca, subject to the direction and oversight of our board of directors. Established in 1989, Seneca is a registered investment adviser under the Investment Advisers Act of 1940, as amended. Seneca engages in investment management as its sole business and manages fixed-income and equity assets for pension and profit-sharing plans, financial institutions, such as banking and insurance companies, and mutual funds for retail and institutional investors. Seneca had over 100 full-time employees and approximately $13 billion of institutional and private investment accounts at September 30, 2003.

From time to time, we will assess whether we should be internally managed. Our assessment will be based on a number of factors deemed relevant by our board of directors, including our ability to attract and retain full-time employees and the costs and expenses related to becoming internally managed.

A majority of the outstanding equity interests of Seneca are owned by Phoenix Investment Partners, Ltd. Phoenix Investment is a wholly-owned subsidiary of The Phoenix Companies, Inc. (NYSE: PNX). Our board of directors consists of seven members, five of whom are not affiliated with Seneca or Phoenix. Neither this prospectus nor this offering are endorsed or guaranteed in any way by Seneca or Phoenix.

Our executive officers have significant experience in providing investment advisory services, with an average of 16 years of experience. Prior to founding Seneca, Gail Seneca, our chief executive officer, spent two years as senior vice president of the Asset Management Division of Wells Fargo Bank, where she managed fixed-income assets in excess of $10 billion. Before joining Seneca as its fixed income chief investment officer, Albert Gutierrez, our president, spent two years as head of portfolio management, trading and investment systems at American General Investment Management where he was responsible for approximately $75 billion in client assets, and 12 years with Conseco Capital Management as a senior vice president in charge of fixed income research and trading as well as insurance asset portfolio management. Other than our full-time chief financial officer, all of our executive officers are also managers or employees of Seneca, as described in the following table:

Name	Position with Seneca	Position with Us
Gail P. Seneca, Ph.D.	President/Chief Executive Officer and Chief Investment Officer	Chairman of the Board of Directors and Chief Executive Officer

Albert J. Gutierrez, CFA	Fixed Income Chief Investment Officer and Principal	President and Director

Christopher J. Zyda	None	Senior Vice President and Chief Financial Officer

Andrew S. Chow, CFA	Fixed Income Portfolio Manager	Senior Vice President

Troy A. Grande, CFA	Fixed Income Portfolio Manager	Senior Vice President

The Management Agreement

We have entered into a management agreement with Seneca dated June 11, 2003. Pursuant to the management agreement, Seneca, as our sole manager, generally implements our business strategy, is responsible for our day-to-day operations and performs services and activities relating to our assets and operations in accordance with the terms of the management agreement. Seneca’s services for us can be divided into the following three primary activities:

•	Asset Management—Seneca advises us with respect to, arranges for and manages the acquisition, financing, management and disposition of, our investments.

•	Liability Management—Seneca evaluates the credit risk and prepayment risk of our investments and arranges borrowing and hedging strategies.

•	Capital Management—Seneca coordinates our capital raising activities.

In conducting these activities, Seneca advises us on the formulation of, and implements, our operating strategies and policies, arranges for our acquisition of assets, monitors the performance of our assets, arranges for various types of financing and hedging strategies, and provides administrative and managerial services in connection with our operations. At all times in the performance of these activities, Seneca is subject to the direction and oversight of our board of directors.

Pursuant to the management agreement and a cost-sharing agreement between Seneca and us, Seneca may earn or be entitled to receive the following compensation, fees and other benefits:

•	Base management fee—1% per annum of the first $300 million of our average net worth, plus 0.8% per annum of our average net worth in excess of $300 million during such fiscal year, calculated on a quarterly basis;

•	Incentive compensation—a specified percentage of our REIT taxable net income (before deducting incentive compensation, net operating losses and certain other items) in excess of a threshold amount of taxable income, calculated on a quarterly basis and subject to annual reconciliation;

•	Out-of-pocket expense reimbursements—reimbursement of actual out-of-pocket expenses incurred in connection with our administration on an on-going basis;

•	Reimbursement of overhead expenses—reimbursement of actual costs attributable to our use of services rendered by Seneca pursuant to the cost-sharing agreement. Our portion of such costs is allocated to us as determined by Seneca, subject to reasonable approval by a majority of our independent directors; and

•	Termination fee—payable only upon termination by us without cause or by Seneca upon our change of control. Actual amount of fee depends on the circumstances of the termination.

For a more detailed discussion of the compensation and other fees payable to Seneca, see “The Manager—The Management Agreement” and “The Manager—The Cost-Sharing Agreement.”

Conflicts of Interest

We are subject to potential conflicts of interest involving Seneca and its affiliates because, among other reasons:

•	the incentive compensation, which is based on our net income, may create an incentive for Seneca to recommend investments with greater income potential, which may be relatively more risky than would be the case if its compensation from us did not include an incentive-based component;

•	Seneca and its affiliates are permitted to purchase mortgage-backed securities for their own account and to advise accounts of other clients, and certain investment opportunities appropriate for us also will be appropriate for these accounts; and

•	two of our directors, and all but one of our executive officers, are managers or employees of, or otherwise affiliated with, Seneca.

For a more detailed discussion of potential conflicts of interests between us, on the one hand, and Seneca and its affiliates, on the other hand, see “Conflicts of Interests; Certain Relationships and Related Transactions.”

The management agreement does not limit or restrict the right of Seneca or any of its affiliates from engaging in any business or rendering services to any other person, including, without limitation, the purchase of, or rendering advice to others purchasing, mortgage-backed securities that meet our investment guidelines. However, Seneca has agreed that for as long as Seneca is our exclusive manager pursuant to the management agreement, it will not sponsor any other mortgage REIT that invests primarily in high-quality, residential mortgage-backed securities, without first obtaining the approval of a majority of our independent directors.

This Offering

Common stock offered by us	7,146,669 shares(1)

Common stock offered by the selling stockholders	2,353,331 shares(2)

Common stock to be outstanding after this offering	18,850,669 shares(3)

Use of proceeds	We intend to invest 100% of the net proceeds of this offering (after offering expenses and underwiting discounts and commissions) to expand our portfolio of mortgage-related assets, primarily U.S. agency and other highly-rated, single-family, adjustable-rate, hybrid adjustable-rate and fixed-rate mortgage-backed securities. Until such assets can be identified and obtained, we intend to temporarily invest the balance of the net proceeds of this offering in readily marketable interest-bearing assets consistent with our intention to qualify as a REIT. We estimate that the expenses of this offering and our resale registration will be approximately $850,000. See “Use of Proceeds.”

Trading	This is our initial public offering. No public market currently exists for shares of our common stock. Our common stock is not listed on any national securities exchange or on Nasdaq. Our common stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol “LUM,” however, an active trading market for our shares might never develop.

(1)	Excludes (i) the 2,353,331 shares also being offered by the selling stockholders and (ii) up to 1,425,000 shares of our common stock that may be issued by us upon exercise of the underwriters’ over-allotment option.
(2)	The number of shares of our common stock that may be sold by the selling stockholders in this offering is subject to reduction by the underwriters. In addition, the selling stockholders may withdraw their shares of common stock from this offering at any time up until 10 days prior to the effective date of the registration statement of which this prospectus is a part. If and to the extent that any selling stockholders so withdraw shares from the offering, the number of shares offered for the company’s account may increase so that the total offering size remains unchanged. In that event, we would receive the net proceeds from the sale of the additional primary shares and would use 100% of the additional net proceeds to acquire mortgage-related assets.
(3)	Based on 11,704,000 shares outstanding on September 30, 2003, and excludes (i) up to 1,425,000 shares of our common stock that may be issued by us upon exercise of the underwriters’ over-allotment option, (ii) 50,000 shares of our common stock issuable upon the exercise of options outstanding on September 30, 2003, and (iii) an aggregate of 950,000 additional shares of our common stock available for issuance under our 2003 stock incentive plan and 2003 outside advisors stock incentive plan.

Subsequent to September 30, 2003 we issued options to purchase 5,000 shares of our common stock at an exercise price of $13.00 per share.

Some of our directors and officers are expected to purchase an aggregate of 90,500 shares in this offering.

Our Tax Status

We intend to qualify and will elect to be taxed as a REIT under the Internal Revenue Code commencing with our taxable year ending December 31, 2003. Provided we qualify as a REIT, we generally will not be subject to U.S. federal corporate income tax on taxable income that we distribute to our stockholders. REITs are subject to a number of organizational and operational requirements, including a requirement that they currently distribute at least 90% of their annual REIT taxable income. We face the risk that we might not be able to comply with all of the REIT requirements in the future. Failure to qualify as a REIT would render us subject to U.S. federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates, and distributions to our stockholders would not be deductible. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state, local and foreign taxes on our income and property. See “United States Federal Income Tax Considerations.”

Restrictions on Ownership of Our Stock

In order to facilitate our qualification as a REIT, our charter prohibits any stockholder from directly or indirectly owning more than 9.8% of the outstanding shares of any class or series of our stock. We adopted this restriction to promote compliance with the provisions of the Internal Revenue Code which limit the degree to which ownership of a REIT may be concentrated. See “Description of Capital Stock—Transfer Restrictions.”

Distributions

To avoid corporate income and excise tax and to maintain our qualification as a REIT, we intend to make quarterly distributions to our stockholders that will result in annual distributions of at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and by excluding any net capital gains. REIT taxable income is calculated pursuant to standards in the Internal Revenue Code and will not necessarily be the same as our net income as calculated in accordance with generally accepted accounting principles, or GAAP. Our board of directors may, in its discretion, cause us to make additional distributions of cash legally available for that purpose. Our distributions from quarter to quarter will depend on our taxable earnings, financial condition and such other factors as our board of directors deems relevant. In the future, our board of directors may elect to adopt a dividend reinvestment plan.

Selling Stockholders, Concurrent Resale Registration and Lock-Up Agreements

Selling Stockholders. The holders of 11,500,000 shares of our common stock issued in a private placement in June 2003, or their transferees, have registration rights pursuant to a registration rights agreement entered into on June 11, 2003, the initial closing of the private placement. In general, those stockholders have the right to sell all or a portion of their shares of our common stock in this offering, or from time to time pursuant to a resale registration statement, subject to limitations.

Resale Registration Statement. We are concurrently filing with the SEC a separate registration statement covering the resale of up to 11,500,000 shares of our common stock that were issued in the June 2003 private placement to the extent those shares are not included in this underwritten public offering.

Lock-Up Agreements. Pursuant to our registration rights agreement, the holders of the 11,500,000 shares of our common stock issued in our June 2003 private placement are, subject to various exceptions, restricted from selling any of their shares for 60 days from the date of this prospectus, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc. In connection with our June 2003 private placement, most of our directors and officers and some of our other stockholders, including Seneca, which collectively own an aggregate of 297,448 shares of our common stock, entered into individual lock-up agreements which, subject to various exceptions, prevent them from reselling their shares until 90 days after the effective date of the resale registration statement. Some of these shares were purchased in our June 2003 private placement and, as a result, are also subject to the 60-day lock-up restrictions described above. In addition, in connection with this offering, our directors and officers and Seneca, which collectively own an aggregate of 297,448 shares of our common stock, will enter into individual lock-up agreements which, subject to various exceptions, will prevent them from reselling their shares until 180 days after the date of this prospectus.

Summary Financial Data

The following summary financial data are derived from audited financial statements as of April 25, 2003 (inception) and June 30, 2003 and for the period from April 26, 2003 through June 30, 2003, and unaudited financial statements as of September 30, 2003, for the period April 26, 2003 through September 30, 2003 and for the three months ended September 30, 2003. The selected financial data should be read in conjunction with the more detailed information contained in the financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the period April 26, 2003 through September 30, 2003	For the three months ended September 30, 2003	For the period April 26, 2003 through June 30, 2003
Statement of Operations Data:
Revenues:
Net interest income:
Interest income	$11,449,975	$10,777,462	$672,513
Interest expense	4,492,077	4,327,390	164,687

Net interest income	6,957,898	6,450,072	507,826
Losses on sales of mortgage-backed securities	(7,830,566)	(7,830,566)	—
Expenses:
Management fee expense to related party	483,208	398,522	84,686
Salaries and benefits	40,508	40,508	—
Professional services	347,114	123,237	223,877
Board of directors expense	61,072	39,500	21,572
Insurance expense	163,066	127,617	35,449
Custody expense	48,858	46,038	2,820
Other general and administrative expenses	12,907	10,457	2,450

Total expenses	1,156,733	785,879	370,854

Net income (loss)	$(2,029,401)	$(2,166,373)	$136,972

Basic and diluted earnings (loss) per share	$(0.25)	$(0.19)	$0.04

Weighted average number of shares outstanding, basic and diluted	8,232,481	11,704,000	3,393,394

	September 30, 2003	June 30, 2003	April 25, 2003 (inception)
Balance Sheet Data:
Mortgage-backed securities available for sale, at fair value	$108,885,768	$496,629,963	—
Mortgage-backed securities pledged as collateral, at fair value	1,496,209,632	1,217,326,202	—
Total mortgage-backed securities, at fair value	1,605,095,400	1,713,956,165	—
Total assets	1,831,081,815	1,719,447,359	$1,000
Repurchase agreements and margin debt	1,472,875,525	1,154,939,346	—
Unsettled security purchases	215,742,419	407,777,017	—
Total liabilities	1,691,630,834	1,564,199,247	796
Accumulated other comprehensive loss	(18,248,209)	(4,616,316)	—
Total stockholders’ equity	139,450,981	155,248,112	204
Book value per share	$11.91	$13.26	$0.001

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. Our business, financial condition or results of operations could be harmed by any of these risks. Similarly, these risks could cause the market price of our common stock to decline and you might lose all or part of your investment. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial might also impair our business operations.

Risks Related to Our Business

We have a limited operating history and might not be able to operate our business or implement our operating policies and strategies successfully.

We began operations in June of 2003, and we have a limited operating history. The results of our operations will depend on many factors, including the availability of opportunities for the acquisition of mortgage-related assets, the level and volatility of interest rates, readily accessible short- and long-term funding alternatives in the financial markets and economic conditions. Moreover, delays in investing our net proceeds of this offering may cause our performance to be weaker than other fully invested mortgage REITs pursuing comparable investment strategies. You will not have the opportunity to evaluate the manner in which we invest or the economic merits of particular assets to be acquired. Furthermore, we face the risk that we might not successfully operate our business or implement our operating policies and strategies as described in this prospectus.

We have not yet identified any specific mortgage-backed securities to purchase with the net proceeds of this offering and may be unable to invest a significant portion of such net proceeds on acceptable terms or at all, which could harm our financial condition and operating results.

As of the date of this prospectus, we have not identified any specific mortgage-backed securities which we intend to acquire with the proceeds from this offering. As a result, you will not be able to evaluate the economic merits of any investments we make with the net proceeds of this offering prior to the purchase of your shares. You must rely on our ability to evaluate our investment opportunities.

Until we identify and acquire mortgage-backed securities consistent with our investment guidelines, we intend to temporarily invest the balance of the net proceeds of this offering in readily marketable interest-bearing assets consistent with our intention to qualify as a REIT. We cannot assure you that we will be able to identify mortgage-related assets that meet our investment guidelines or that any investment that we make will produce a positive return on our investment. We may be unable to invest the net proceeds of this offering on acceptable terms or at all.

Our investment guidelines permit us to invest up to 10% of our assets in unrated mortgage-related assets, including mortgage-backed securities rated below investment-grade, which carry a greater likelihood of default or rating downgrade than investments in investment-grade mortgage-backed securities and may cause us to suffer losses.

Our asset acquisition policy provides us with the ability to acquire significant amounts of lower credit quality mortgage-related assets, including mortgage-backed securities that are not rated at least investment grade by at least one nationally-recognized statistical rating organization. Under our policy, up to 10% of our total assets may be non-investment grade mortgage-backed securities or other investments such as leveraged mortgage derivative securities, shares of other REITs, mortgage loans or other mortgage-related investments. If we acquire non-investment-grade mortgage-backed securities, we are more likely to incur losses because the mortgages underlying those securities are made to borrowers possessing lower-quality credit. While all agency certificates are subject to a risk of default, that risk is greater with non-investment grade mortgage-backed securities. In addition, the rating agencies are more likely to downgrade the credit quality of those securities, which would reduce the value of those securities.

Interest rate mismatches between our adjustable-rate and hybrid adjustable-rate mortgage-backed securities and the borrowings used to fund our purchases of such mortgage-backed securities might reduce our net income or result in a loss during periods of changing interest rates.

We invest primarily in adjustable-rate and hybrid adjustable-rate mortgage-backed securities. The mortgages underlying adjustable-rate mortgage-backed securities have interest rates that reset periodically, typically every six months or on an annual basis, based upon market-based indices of interest rates such as U.S. Treasury bonds or LIBOR. The mortgages underlying hybrid adjustable-rate mortgage-backed securities have interest rates that are fixed for the first few years of the loan—typically three, five, seven or 10 years—and thereafter their interest rates reset periodically similar to the mortgages underlying adjustable-rate mortgage-backed securities. We have funded our acquisitions and expect to fund our future acquisitions of adjustable-rate and hybrid adjustable-rate mortgage-backed securities in part with borrowings that have interest rates based on indices and repricing terms similar to, but with shorter maturities than, the interest rate indices and repricing terms of the adjustable-rate and hybrid adjustable-rate mortgage-backed securities. On September 30, 2003, approximately 97% of our investment portfolio was invested in adjustable-rate or hybrid adjustable-rate mortgage-backed securities having a weighted average term to next rate adjustment of approximately 44 months, while our borrowings had a weighted average term of approximately 254 days. The phrase “weighted average term to next rate adjustment” refers to the average of the periods of time that must elapse before the interest rates adjust for all of the mortgages underlying our adjustable-rate and hybrid adjustable-rate mortgage-backed securities in our portfolio, which average is weighted in proportion to the book values of the applicable securities. During periods of changing interest rates, this interest rate mismatch between our assets and liabilities could reduce or eliminate our net income and distributions to our stockholders and could cause us to suffer a loss.

Accordingly, in a period of rising interest rates, we could experience a decrease in, or elimination of, net income or a net loss because the interest rates on our borrowings adjust faster than the interest rates on our adjustable-rate mortgage-backed securities.

Increased levels of prepayments on the mortgages underlying our mortgage-backed securities might decrease our net interest income or result in a net loss.

The mortgage-backed securities that we acquire generally represent interests in pools of mortgage loans. The principal and interest payments we receive from our mortgage-backed securities are generally funded by the payments that mortgage borrowers make on those underlying mortgage loans. When borrowers pre-pay their mortgage loans sooner than expected, corresponding prepayments on the mortgage-backed securities occur sooner than expected by the marketplace. Sooner-than-expected prepayments could harm our results of operations in the following ways, among others:

•

We seek to purchase mortgage-backed securities that we believe to have favorable risk-adjusted expected returns relative to market interest rates at the time of purchase. If the coupon interest rate for a mortgage-backed security is higher than the market interest rate at the time it is purchased, then that mortgage-backed security will be acquired at a premium to its par value. As of September 30, 2003, all of the mortgage-backed securities in our portfolio were purchased at a premium to their par value and our portfolio had a weighted-average amortized cost of 102.7. In accordance with applicable accounting rules, we are required to amortize any premiums or discounts related to our mortgage-backed securities over their expected terms. The amortization of a premium reduces interest income, while the amortization of a discount increases interest income. The expected terms for mortgage-backed securities are a function of the prepayment rates for the mortgages underlying the mortgage-backed securities. Mortgage-backed securities that are at a premium to their par value are more likely to experience prepayment of some or all of their principal through refinancings. If the mortgages underlying our premium mortgage-backed securities are prepaid in whole or in part more quickly than their respective maturity dates, then we must also amortize their respective premiums more quickly, which would decrease our net interest income and harm our profitability.

•	A substantial portion of our adjustable-rate mortgage-backed securities may bear interest at rates that are lower than their “fully-indexed rates,” which refers to their applicable index rates plus a margin. If an adjustable-rate mortgage-backed security is prepaid prior to or soon after the time of adjustment to a fully-indexed rate, we will have held that mortgage-backed security while it was less profitable and lost the opportunity to receive interest at the fully-indexed rate over the remainder of its expected life.

•	If we are unable to acquire new mortgage-backed securities to replace the prepaid mortgage-backed securities, our financial condition, results of operations and cash flow may suffer and we could incur losses.

Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayment rates also may be affected by other factors, including, without limitation, conditions in the housing and financial markets, general economic conditions and the relative interest rates on adjustable-rate and fixed-rate mortgage loans. While we seek to minimize prepayment risk, we must balance prepayment risk against other risks and the potential returns of each investment when selecting investments. No strategy can completely insulate us from prepayment or other such risks.

We may incur increased borrowing costs related to repurchase agreements that would harm our results of operations.

Our borrowing costs under repurchase agreements are generally adjustable and correspond to short-term interest rates, such as LIBOR or a short-term Treasury index, plus or minus a margin. The margins on these borrowings over or under short-term interest rates may vary depending upon a number of factors, including, without limitation:

•	the movement of interest rates;

•	the availability of financing in the market; and

•	the value and liquidity of our mortgage-backed securities.

Most of our borrowings are collateralized borrowings in the form of repurchase agreements. If the interest rates on these repurchase agreements increase, our results of operations will be harmed and we may have losses.

Interest rate caps related to our adjustable-rate and hybrid adjustable-rate mortgage-backed securities may reduce our income or cause us to suffer a loss during periods of rising interest rates.

The mortgages underlying our adjustable-rate and hybrid adjustable-rate mortgage-backed securities are typically subject to periodic and lifetime interest rate caps. Periodic interest rate caps limit the amount that the interest rate of a mortgage can increase during any given period. Lifetime interest rate caps limit the amount an interest rate can increase through the maturity of a mortgage. As of September 30, 2003, approximately 97% of our mortgage-backed securities were based on adjustable-rate or hybrid adjustable-rate mortgages, substantially all of which were subject to interest rate caps. The percentage of adjustable-rate and hybrid adjustable-rate mortgage-backed securities in our investment portfolio as of June 30, 2003, and September 30, 2003, which are subject to periodic interest rate caps every six months or annually, are set forth in the following table:

Term of Periodic Reset	June 30, 2003	September 30, 2003
Six months	12.1%	13.1%
12 months	87.9%	86.9%

Our borrowings are not subject to similar restrictions. The periodic adjustments to the interest rates of the mortgages underlying our adjustable-rate and hybrid adjustable-rate mortgage-backed securities are based on changes in an objective index. Substantially all of the mortgages underlying our adjustable-rate and hybrid adjustable-rate mortgage-backed securities adjust their interest rates based on one of two main indices, the U.S. Treasury index, a monthly or weekly average yield of benchmark U.S. Treasury securities as published by the Federal Reserve Board, or LIBOR, the interest rate that banks in London offer for deposits in London of U.S. dollars. The percentages of the mortgages underlying the adjustable-rate and hybrid adjustable-rate mortgage-backed securities in our investment portfolio as of June 30, 2003, and September 30, 2003 with interest rates that reset based on the U.S. Treasury or LIBOR indices are set forth in the table below:

Reference Index	June 30, 2003	September 30, 2003
U.S. Treasury	50.1%	50.8%
LIBOR	49.9%	49.2%

Accordingly, in a period of rapidly increasing interest rates, the interest rates paid on our borrowings could increase without limitation while interest rate caps could limit the increases in the yields on our adjustable-rate and hybrid adjustable-rate mortgage-backed securities. This problem is magnified for adjustable-rate and hybrid adjustable-rate mortgage-backed securities that are not fully indexed. Further, some of the mortgages underlying our adjustable-rate and hybrid adjustable-rate mortgage-backed securities may be subject to periodic payment caps that result in a portion of the interest being deferred and added to the principal outstanding. As a result, we may receive less cash income on adjustable-rate and hybrid adjustable-rate mortgage-backed securities than we need to pay interest on our related borrowings. These factors could reduce our net interest income or cause us to suffer a net loss.

We might experience reduced net interest income or a loss from holding fixed-rate investments during periods of rising interest rates.

A significant portion of our investment portfolio consists of hybrid adjustable-rate mortgage-backed securities. As of September 30, 2003, approximately 84.3% of our investment portfolio consisted of hybrid adjustable-rate mortgage-backed securities. We may also invest in fixed-rate mortgage-backed securities from time to time, however, as of September 30, 2003, none of our portfolio consisted of fixed-rate mortgage-backed securities. We fund our acquisition of fixed-rate mortgage-backed securities, including those based on balloon maturity and hybrid adjustable-rate mortgages, in part with short-term repurchase agreements and term loans. During periods of rising interest rates, our costs associated with borrowings used to fund the acquisition of fixed-rate mortgage-backed securities are subject to increases while the income we earn from these assets remains substantially fixed. This would reduce and could eliminate the net interest spread between the fixed-rate mortgage-backed securities that we purchase and our borrowings used to purchase them, which would reduce our net interest income and could cause us to suffer a loss.

Our leverage strategy increases the risks of our operations, which could reduce our net income and the amount available for distributions or cause us to suffer a loss.

As of September 30, 2003, we had indebtedness of approximately $1.5 billion. We generally seek to borrow between eight and 12 times the amount of our equity, although at times our borrowings may be above or below this amount. We incur this indebtedness by borrowing against a substantial portion of the market value of our mortgage-backed securities. Our total indebtedness, however, is not expressly limited by our policies and will depend on our and our prospective lender’s estimate of the stability of our portfolio’s cash flow. We face the risk that we might not be able to meet our debt service obligations or a lender’s margin requirements from our income and, to the extent we cannot, we might be forced to liquidate some of our assets at disadvantageous prices. Our use of leverage amplifies the risks associated with other risk factors, which could reduce our net income and the amount available for distributions or cause us to suffer a loss. For example:

•	A majority of our borrowings are secured by our mortgage-backed securities, generally under repurchase agreements. A decline in the market value of the mortgage-backed securities used to secure these debt obligations could limit our ability to borrow or result in lenders requiring us to pledge additional collateral to secure our borrowings. In that situation, we could be required to sell mortgage-backed securities under adverse market conditions in order to obtain the additional collateral required by the lender. If these sales are made at prices lower than the carrying value of the mortgage-backed securities, we would experience losses.

•	A default under a mortgage-related asset that constitutes collateral for a loan could also result in an involuntary liquidation of the mortgage-related asset, including any cross-collateralized mortgage-backed securities. This would result in a loss to us of the difference between the value of the mortgage-related asset upon liquidation and the amount borrowed against the mortgage-related asset.

•	To the extent we are compelled to liquidate qualified REIT assets to repay debts, our compliance with the REIT rules regarding our assets and our sources of income could be negatively affected, which would jeopardize our status as a REIT. Losing our REIT status would cause us to lose tax advantages applicable to REITs and would decrease our overall profitability and distributions to our stockholders.

•	If we experience losses as a result of our leverage policy, such losses would reduce the amounts available for distribution to our stockholders.

We might not be able to use derivatives to mitigate our interest rate and prepayment risks.

Our policies permit us to enter into interest rate swaps, caps and floors and other derivative transactions to help us reduce our interest rate and prepayment risks. As of September 30, 2003, we were not a counterparty to any derivative arrangements. On November 21, 2003, we engaged in a short sale of Euro dollar futures contracts in order to hedge the impact of changes in interest rates on our liability costs. In the future, these transactions might mitigate our interest rate and pre-payment risks, but cannot eliminate these risks. Moreover, the use of derivative transactions could have a negative impact on our earnings and our status as a REIT, and, therefore, our use of such derivatives could be limited.

We may enter into ineffective derivative transactions or other hedging activities that may reduce our net interest income or cause us to suffer losses.

Our policies permit us to, but we are not required to, enter into derivative transactions such as interest rate swaps, caps and floors and other derivative transactions to help us seek to reduce our interest rate and prepayment risks. The effectiveness of any derivative transactions will depend significantly upon whether we correctly quantify the interest rate or prepayment risks being hedged, our execution of and ongoing monitoring of our hedging activities, and the treatment of such hedging activities for GAAP accounting purposes.

For example, in the case of any hedging of the interest rates on our liabilities, if we enter into hedging instruments that have higher interest rates embedded in them as a result of the forward yield curve, and at the end of the term of these hedging instruments the spot market interest rates for the liabilities that we hedged are actually lower, then we will have locked in higher interest rates for our liabilities than would be available in the spot market at the time and this could result in a narrowing of our net interest rate margin or result in losses. In some situations, we may sell assets or hedging instruments at a loss in order to maintain adequate liquidity.

In addition, we will apply SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted, and record any derivatives at fair value. If the derivatives meet the criteria to be accounted for as hedging transactions, the effects of the transactions could be materially different as to timing than if they do not qualify as hedges, and this may cause a narrowing of our net interest rate margin or result in losses.

On November 21, 2003, we engaged in a short sale of Euro dollar futures contracts in order to hedge the impact of changes in interest rates on our liability costs.

An increase in interest rates might adversely affect our book value.

We use changes in 10-year U.S. Treasury yields as a reference indicator for changes in interest rates because it is a common market benchmark. Between June 1, 2003 and September 30, 2003, the 10-year U.S. Treasury yield ranged from a low of 3.11% on June 13, 2003 to a high of 4.60% on September 2, 2003, an increase of approximately 48%. Increases in the general level of interest rates can cause the fair market value of our assets to decline, particularly those mortgage-backed securities whose underlying mortgages have fixed-rate components. Our fixed-rate mortgage securities and our hybrid adjustable-rate mortgage-backed securities (during the fixed-rate component of the mortgages underlying such securities) will generally be more negatively affected by such increases than our adjustable-rate mortgage securities. In accordance with GAAP, we will be required to reduce the carrying value of our mortgage-backed securities by the amount of any decrease in the fair value of our mortgage-backed securities compared to their respective amortized costs. If unrealized losses in fair value occur, we will have to either reduce current earnings or reduce stockholders’ equity without immediately affecting current earnings, depending on how we classify such mortgage-backed securities under GAAP. In either case, our net book value will decrease to the extent of any realized or unrealized losses in fair value.

We may invest in leveraged mortgage derivative securities that generally experience greater volatility in market prices, and thus expose us to greater risk with respect to their rate of return.

We may acquire leveraged mortgage derivative securities that expose us to a high level of interest rate risk. The characteristics of leveraged mortgage derivative securities cause those securities to experience greater volatility in their market prices. Thus, acquisition of leveraged mortgage derivative securities will expose us to the risk of greater volatility in our portfolio, which could reduce our net income and harm our overall results of operations.

We depend on borrowings to purchase mortgage-related assets and reach our desired amount of leverage. If we fail to obtain or renew sufficient funding on favorable terms or at all, we will be limited in our ability to acquire mortgage-related assets, which will harm our results of operations.

We depend on short-term borrowings to fund acquisitions of mortgage-related assets and reach our desired amount of leverage. Accordingly, our ability to achieve our investment and leverage objectives depends on our ability to borrow money in sufficient amounts and on favorable terms. In addition, we must be able to renew or replace our maturing short-term borrowings on a continuous basis. We depend on a few lenders to provide the primary credit facilities for our purchases of mortgage-related assets. In addition, our existing indebtedness may limit our ability to make additional borrowings. If our lenders do not allow us to renew our borrowings or we cannot replace maturing borrowings on favorable terms or at all, we might have to sell our mortgage-related assets under adverse market conditions, which would harm our results of operations and may result in permanent losses.

Possible market developments could cause our lenders to require us to pledge additional assets as collateral. If our assets are insufficient to meet the collateral requirements, we might be compelled to liquidate particular assets at inopportune times and at disadvantageous prices.

Possible market developments, including a sharp or prolonged rise in interest rates, a change in prepayment rates or increasing market concern about the value or liquidity of one or more types of mortgage-backed securities in which our portfolio is concentrated, might reduce the market value of our portfolio, which might cause our lenders to require additional collateral. Any requirement for additional collateral might compel us to liquidate our assets at inopportune times and at disadvantageous prices, thereby harming our operating results. If we sell mortgage-backed securities at prices lower than the carrying value of the mortgage-backed securities, we would experience losses.

Our use of repurchase agreements to borrow funds may give our lenders greater rights in the event that either we or any of our lenders file for bankruptcy.

Our borrowings under repurchase agreements may qualify for special treatment under the bankruptcy code, giving our lenders the ability to avoid the automatic stay provisions of the bankruptcy code and to take possession of and liquidate our collateral under the repurchase agreements without delay if we file for bankruptcy. Furthermore, the special treatment of repurchase agreements under the bankruptcy code may make it difficult for us to recover our pledged assets in the event that our lender files for bankruptcy. Thus, the use of repurchase agreements exposes our pledged assets to risk in the event of a bankruptcy filing by either our lender or us.

Because the assets that we acquire might experience periods of illiquidity, we might be prevented from selling our mortgage-related assets at opportune times and prices.

We bear the risk of being unable to dispose of our mortgage-related assets at advantageous times and prices or in a timely manner because mortgage-related assets generally experience periods of illiquidity. The lack of liquidity might result from the absence of a willing buyer or an established market for these assets, as well as legal or contractual restrictions on resale. If we are unable to sell our mortgage-related assets at opportune times, we might suffer a loss and/or reduce our distributions.

Our board of directors may change our operating policies and strategies without prior notice or stockholder approval and such changes could harm our business and results of operations and the value of our stock.

Our board of directors has the authority to modify or waive our current operating policies and our strategies (including our election to operate as a REIT) without prior notice and without stockholder approval. We cannot predict the effect any changes to our current operating policies and strategies would have on our business, operating results and value of our stock. However, the effects might be adverse.

Competition might prevent us from acquiring mortgage-backed securities at favorable yields, which would harm our results of operations.

Our net income depends on our ability to acquire mortgage-backed securities at favorable spreads over our borrowing costs. In acquiring mortgage-backed securities, we compete with other REITs, investment banking firms, savings and loan associations, banks, insurance companies, mutual funds, other lenders and other entities that purchase mortgage-backed securities, many of which have greater financial resources than we do. As a result, we may not be able to acquire sufficient mortgage-backed securities at favorable spreads over our borrowing costs, which would harm our results of operations.

Defaults on the mortgage loans underlying our mortgage-backed securities may reduce the value of our investment portfolio and may harm our results of operations.

We bear the risk of any losses resulting from any defaults on the mortgage loans underlying the mortgage-backed securities in our investment portfolio. Many of the mortgage-backed securities that we obtain will have one or more forms of credit enhancement provided by third parties, such as insurance against risk of loss due to default on the underlying mortgage loans or bankruptcy, fraud and special hazard losses. To the extent that third parties have been contracted to insure against these types of losses, the value of such insurance will depend in part on the creditworthiness and claims-paying ability of the insurer and the timeliness of reimbursement in the event of a default on the underlying obligations. Further, the insurance coverage for various types of losses is limited in amount, and losses in excess of these limitations would be borne by us.

Other mortgage-backed securities that we purchase will be subject to limited guarantees of the payment of limited amounts of principal and interest on mortgage loans underlying such mortgage-backed securities, either by federal government agencies, including Ginnie Mae, by federally-chartered corporations, including Fannie Mae and Freddie Mac, or by other corporate guarantors. While Ginnie Mae’s obligations are backed by the full faith and credit of the United States, the obligations of Fannie Mae and Freddie Mac and other corporate guarantors are solely their own. As a result, a substantial deterioration in the financial strength of Fannie Mae, Freddie Mac or other corporate guarantors could increase our exposure to future delinquencies, defaults or credit losses on our holdings of Fannie Mae or Freddie Mac-backed mortgage-backed securities or other corporate-backed mortgage-backed securities, and could harm our results of operations. In addition, while Freddie Mac guarantees the eventual payment of principal, it does not guarantee the timely payment thereof, and our results of operations may be harmed if borrowers are late or delinquent in their payments on mortgages underlying Freddie Mac-backed mortgage-backed securities. Moreover, Fannie Mae, Freddie Mac, Ginnie Mae and other corporate guarantees relate only to payments of limited amounts of principal and interest on the mortgages underlying such agency-backed or corporate-backed securities, and do not guarantee the market value of such mortgage-backed securities or the yields on such mortgage-backed securities. As a result, we remain subject to interest rate risks, prepayment risks, extension risks and other risks associated with our investment in such mortgage-backed securities and may experience losses in our investment portfolio.

We remain subject to losses despite our strategy of investing in highly-rated mortgage-backed securities.

Our investment guidelines provide that at least 90% of our assets must be invested in mortgage-backed securities that are either agency-backed or are rated at least investment grade by at least one rating agency. While highly-rated mortgage-backed securities are generally subject to a lower risk of default than lower credit quality mortgage-backed securities and may benefit from third-party credit enhancements such as insurance or corporate guarantees, there is no assurance that such mortgage-backed securities will not be subject to credit losses. Furthermore, ratings are subject to change over time as a result of a number of factors, including greater than expected delinquencies, defaults or credit losses, or a deterioration in the financial strength of corporate guarantors, any of which may reduce the market value of such securities. Furthermore, ratings do not take into account the reasonableness of the issue price, interest risks, prepayment risks, extension risks or other risks associated with such mortgage-backed securities. As a result, while we attempt to mitigate our exposure to credit risk on a relative basis by focusing on highly-rated mortgage-backed securities, we cannot eliminate such credit risks and remain subject to other risks to our investment portfolio and may suffer losses, which may harm the market price of our common stock.

Decreases in the value of the property underlying our mortgage-backed securities might decrease the value of our assets.

The mortgage-backed securities in which we invest are secured by underlying real property interests. To the extent that the value of the property underlying our mortgage-backed securities decreases, our security might be impaired, which might decrease the value of our assets.

Insurance will not cover all potential losses on the underlying real property and the absence thereof may harm the value of our assets.

Under our asset acquisition policy, we are permitted to invest up to a maximum of 10% of our total assets in assets other than mortgage-backed securities guaranteed by federal agencies or federally chartered entities such as Fannie Mae, Freddie Mac or Ginnie Mae, or rated as at least investment grade by a nationally recognized statistical rating agency. Mortgage loans fall outside of this category of investments under our investment guidelines and are subject to the 10% limitation. If we elect in the future to purchase mortgage loans, we may require that each of the mortgage loans that we purchase include comprehensive insurance covering the underlying real property, including liability, fire and extended coverage. There are certain types of losses, however, generally of a catastrophic nature, such as earthquakes, floods and hurricanes, that may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace a property if it is damaged or destroyed. Under such circumstances, the insurance proceeds, if any, might not be adequate to restore the economic value of the underlying real property, which might impair our security and decrease the value of our assets.

Distressed mortgage loans have higher risk of future default.

If we elect in the future to purchase mortgage loans, we may purchase distressed mortgage loans as well as mortgage loans that have had a history of delinquencies. These distressed mortgage loans may be in default or may have a greater than normal risk of future defaults and delinquencies, as compared to a pool of newly-originated, high quality loans of comparable type, size and geographic concentration. Returns on an investment of this type depend on accurate pricing of such investment, the borrower’s ability to make required payments or, in the event of default, the ability of the loan’s servicer to foreclose and liquidate the mortgage loan. We cannot assure you that the servicer will be able to liquidate a defaulted mortgage loan in a cost-effective manner, at an advantageous price or in a timely manner.

Subordinated loans on real estate are subject to higher risks.

If we elect in the future to purchase mortgage loans, we may acquire loans secured by commercial properties, including loans that are subordinate to first liens on the underlying commercial real estate. Subordinated mortgage loans are subject to greater risks of loss than first lien mortgage loans. An overall decline in the real estate market could reduce the value of the real property securing such loans such that the aggregate outstanding balance of the second-lien loan and the balance of the more senior loan on the real property exceed the value of the real property.

We depend on our key personnel and the loss of any of our key personnel could severely and detrimentally affect our operations.

We depend on the diligence, experience and skill of our officers and the people working on behalf of our manager for the selection, acquisition, structuring and monitoring of our mortgage-related assets and associated borrowings. Our key officers include Gail Seneca, Albert Gutierrez, Christopher Zyda, Andrew Chow and Troy Grande. We have not entered into employment agreements with our senior officers other than Mr. Zyda, who is our senior vice president and chief financial officer. With the exception of Mr. Zyda, we do not currently employ personnel dedicated solely to our business, and our officers (other than Mr. Zyda) are free to engage in competitive activities in our industry. The loss of any key person could harm our business, financial condition, cash flow and results of operations.

Risks Related to Our Manager

Seneca has not managed a REIT and we cannot assure you that Seneca’s past experience will be sufficient to successfully manage our business as a REIT.

Seneca Capital Management LLC has not previously managed a REIT, and does not have any experience in complying with the income, asset and other limitations imposed by the REIT provisions of the Internal Revenue Code. Those provisions are complex and the failure to comply with those provisions in a timely manner could prevent us from qualifying as a REIT or could force us to pay unexpected taxes and penalties. In such event, our net income would be reduced and we could incur a loss.

Our manager has significant influence over our affairs, and might cause us to engage in transactions that are not in our or our stockholders’ best interests.

In addition to managing us and having at least two of its designees as members of our board, Seneca provides advice on our operating policies and strategies. Seneca may also cause us to engage in future transactions with Seneca and its affiliates, subject to the approval of, or guidelines approved by, the independent members of our board of directors. Our directors, however, rely primarily on information supplied by our manager in reaching their determinations. Accordingly, our manager has significant influence over our affairs, and may cause us to engage in transactions which are not in our best interest.

Our manager and its affiliates might allocate mortgage-related opportunities to other entities, and thus might divert attractive investment opportunities away from us.

Our operations and assets are managed by specified individuals at Seneca. Seneca and its affiliates, including some of our officers, manage portfolios for parties unrelated to us. These multiple responsibilities might create conflicts of interest for Seneca and these individuals if they are presented with opportunities that might benefit us and their other clients. Seneca and these individuals must allocate investments among our portfolio and their other clients by determining the entity or account for which the investment is most suitable. In making this determination, Seneca and these individuals consider the investment strategy and guidelines of each entity or account with respect to acquisition of assets, leverage, liquidity and other factors that Seneca and these individuals determine appropriate. However, Seneca and those working on its behalf have no obligation to make any specific investment opportunities available to us and the above-mentioned conflicts of interest might result in decisions or allocations of investments that are not in our or our stockholders’ best interests.

We will pay Seneca incentive compensation based on our portfolio’s performance. This arrangement may lead Seneca to recommend riskier or more speculative investments in an effort to maximize its incentive compensation.

In addition to its base management fee, Seneca earns incentive compensation for each fiscal quarter equal to a specified percentage of the amount by which our return on equity, before deducting incentive compensation, exceeds a return based on the 10 year U.S. Treasury rate plus 2%. The percentage for this calculation is the weighted average of the following percentages based on our average net invested assets for the period:

•	20% for the first $400 million of our average net invested assets; and

•	10% of our average net invested assets in excess of $400 million.

Since the time that we commenced our operations in June 2003, we have not paid Seneca any incentive compensation. However, during the quarter ended September 30, 2003 Seneca earned, but subsequently waived its right to receive, incentive fees of $613,324. Seneca’s waiver applies only to the third quarter of 2003.

Pursuant to the formula for calculating Seneca’s incentive compensation, Seneca shares in our profits but not in our losses. Consequently, as Seneca evaluates different mortgage-backed securities and other investments for our account, there is a risk that Seneca will cause us to assume more risk than is prudent in an attempt to increase its incentive compensation. Other key criteria related to determining appropriate investments and investment strategies, including the preservation of capital, might be under-weighted if Seneca focuses exclusively or disproportionately on maximizing its income.

We may be obligated to pay Seneca incentive compensation even if we incur a loss.

Pursuant to the management agreement, Seneca is entitled to receive incentive compensation for each fiscal quarter in an amount equal to a tiered percentage of the excess of our taxable income for that quarter (before deducting incentive compensation, net operating losses and certain other items) above a threshold return for that quarter. In addition, the management agreement further provides that our taxable income for incentive compensation purposes excludes net capital losses that we may incur in the fiscal quarter, even if such capital losses result in a net loss on our statement of operations for that quarter. Thus, we may be required to pay Seneca incentive compensation for a fiscal quarter even if there is a decline in the value of our portfolio or we incur a net loss for that quarter. For example, we incurred a net loss for the quarter ended September 30, 2003 of $2.2 million, however, taxable income for purposes of calculating the incentive compensation for the same period was $6.0 million. As a result, taxable income for incentive compensation purposes was greater than the “threshold return” taxable income of $2.9 million and, therefore, incentive compensation of $613,247 was earned by Seneca. Although Seneca was entitled to receive incentive compensation for the quarter ended September 30, 2003, Seneca voluntarily waived on a one-time basis its right to incentive compensation for this period. There is no expectation that Seneca will waive its right to incentive compensation in the future.

During periods of declining market prices for shares of our common stock, we may be required to issue greater numbers of shares to Seneca for the same amount of incentive compensation arising under the management agreement, which will have a dilutive effect on our stockholders that may harm the market price of our common stock.

Pursuant to the terms of the management agreement, the incentive compensation payable to Seneca for each fiscal quarter is paid one-half in cash and one-half in restricted shares of our common stock. The number of shares to be issued to Seneca is based on (a) one-half of the total incentive compensation for the period, divided by (b) the fair value of the shares on the last date of the period for which the incentive compensation is calculated, less a fair market value discount determined by our board of directors. During periods of declining market prices for shares of our common stock, we may be required to issue more shares to Seneca for the same amount of incentive compensation. Although these shares will initially be subject to restrictions on transfer which lapse ratably over a three-year period, the issuance of these shares will have a dilutive effect on our stockholders which may harm the market price of our common stock.

Because Seneca might receive a significant fee if we terminate the management agreement, economic considerations might preclude us from terminating the management agreement in the event that Seneca fails to meet our expectations.

If we terminate the management agreement without cause or because we decide to manage our company internally or if Seneca terminates the management in the event of a change of control, then we will have to pay a significant fee to Seneca. The amount of the fee depends on whether:

•	we terminate the management agreement without cause in connection with a decision to manage our portfolio internally, in which case we will be obligated to pay to Seneca a fee equal to the highest amount of management fees incurred in a particular year during the then three most recent years; or

•	our decision to terminate the management agreement without cause is for a reason other than our decision to manage our portfolio internally, in which case we will be obligated to pay Seneca an amount equal to two times the highest amount of management fees incurred in a particular year during the then three most recent years.

In each of the above cases, Seneca will also receive accelerated vesting of the equity component of its incentive compensation. The actual amount of such fee cannot be known at this time because it is based in part on the performance of our portfolio of mortgage-backed securities. Paying this fee would reduce significantly the cash available for distribution to our stockholders and might cause us to suffer a net operating loss. Consequently, terminating the management agreement might not be advisable even if we determine that it would be more efficient to operate with an internal management structure or if we are otherwise dissatisfied with Seneca’s performance.

Investors may not be able to estimate with certainty the aggregate fees and expense reimbursements that will be paid to Seneca under the management agreement and the cost-sharing agreement due to the time and manner in which Seneca’s incentive compensation and expense reimbursements are determined.

Seneca may be entitled to substantial fees pursuant to the management agreement. Seneca’s base management fee is calculated as a percentage of our average net worth. We accrued a base management fee payable to Seneca of $84,686 for the three months ended June 30, 2003, and have accrued base management fees of $398,522 for the three months ended September 30, 2003. Seneca’s incentive compensation is calculated as a tiered percentage of our taxable income (before deducting certain items) in excess of a threshold amount of taxable income and is indeterminable in advance of a particular period. We have not paid Seneca any incentive compensation for the three months ended June 30, 2003 and, for the three months ended September 30, 2003 Seneca waived its right to incentive compensation. From inception through September 30, 2003, aggregate out-of-pocket expenses that have been accrued and/or paid to Seneca and/or its affiliates under the management agreement and expenses accrued for reimbursement to Seneca but not yet paid under the cost-sharing agreement were approximately $1.2 million and $1,993, respectively. Since future payments of base management fees, incentive compensation and expense reimbursements are determined at future dates based upon our then-applicable average net worth, results of operations and actual expenses incurred by Seneca, such fees and expense reimbursements cannot be estimated with mathematical certainty. Any base management fees, incentive compensation or expense reimbursements payable to Seneca may be materially greater or less than the historical amounts set forth above and we can provide no assurance at this time as to the amount of any such base management fee, incentive compensation or expense reimbursements that may be payable to Seneca in the future.

Seneca may render services to other mortgage investors, which could reduce the amount of time and effort that Seneca devotes to us.

Our management agreement with Seneca does not restrict the right of Seneca, any persons working on its behalf or any of its affiliates, to carry on their respective businesses, including the rendering of advice to others regarding the purchase of mortgage-backed securities that would meet our investment criteria. In addition, the management agreement does not specify a minimum time period that Seneca and its personnel must devote to managing our investments. The ability of Seneca to engage in these other business activities, and specifically to manage mortgage-related assets for third parties, could reduce the time and effort it spends managing our portfolio to the detriment of our investment returns.

Seneca’s liability is limited under the management agreement, and we have agreed to indemnify Seneca against certain liabilities.

Seneca has not assumed any responsibility to us other than to render the services described in the management agreement, and will not be responsible for any action of our board of directors in declining to follow Seneca’s advice or recommendations. Seneca and its directors, officers and employees will not be liable to us for acts performed by its officers, directors, or employees in accordance with and pursuant to the management agreement, except for acts constituting gross negligence, recklessness, willful misconduct or active fraud in connection with their duties under the management agreement. We have agreed to indemnify Seneca and its directors, officers and employees with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of Seneca not constituting gross negligence, recklessness, willful misconduct or active fraud.

Legal and Tax Risks

If we are disqualified as a REIT, we will be subject to tax as a regular corporation and face substantial tax liability.

Qualification as a REIT involves the application of highly technical and complex U.S. federal income tax code provisions for which only a limited number of judicial or administrative interpretations exist. Accordingly, it is not certain we will be able to become and remain qualified as a REIT for U.S. federal income tax purposes. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, Congress or the Internal Revenue Service, or IRS, might change tax laws or regulations and the courts might issue new rulings, in each case potentially having retroactive effect, that could make it more difficult or impossible for us to qualify as a REIT. If we fail to qualify as a REIT in any tax year, then:

•	we would be taxed as a regular domestic corporation, which, among other things, means that we would be unable to deduct distributions to stockholders in computing taxable income and we would be subject to U.S. federal income tax on our taxable income at regular corporate rates;

•	any resulting tax liability could be substantial, would reduce the amount of cash available for distribution to stockholders, and could force us to liquidate assets at inopportune times, causing lower income or higher losses than would result if these assets were not liquidated; and

•	unless we were entitled to relief under applicable statutory provisions, we would be disqualified from treatment as a REIT for the subsequent four taxable years following the year during which we lost our qualification and, thus, our cash available for distribution to our stockholders would be reduced for each of the years during which we did not qualify as a REIT.

Even if we remain qualified as a REIT, we might face other tax liabilities that reduce our cash flow. Further, we might be subject to federal, state and local taxes on our income and property. Any of these taxes would decrease cash available for distribution to our stockholders.

Complying with REIT requirements might cause us to forego otherwise attractive opportunities.

In order to qualify as a REIT for U.S. federal income tax purposes, we must satisfy tests concerning, among other things, our sources of income, the nature and diversification of our mortgage-backed securities, the amounts we distribute to our stockholders and the ownership of our stock. We may also be required to make distributions to our stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with REIT requirements may cause us to forego opportunities we would otherwise pursue.

In addition, the REIT provisions of the Internal Revenue Code impose a 100% tax on income from “prohibited transactions.” Prohibited transactions generally include sales of assets that constitute inventory or other property held for sale in the ordinary course of a business, other than foreclosure property. This 100% tax could impact our desire to sell mortgage-backed securities at otherwise opportune times if we believe such sales could be considered a prohibited transaction.

Complying with REIT requirements may limit our ability to hedge effectively.

The existing REIT provisions of the Internal Revenue Code substantially limit our ability to hedge mortgage-backed securities and related borrowings. Under these provisions, our annual income from qualified hedges, together with any other income not generated from qualified REIT real estate assets, is limited to less than 25% of our gross income. In addition, we must limit our aggregate income from hedging and services from all sources, other than from qualified REIT real estate assets or qualified hedges, to less than 5% of our annual gross income. As a result, we might in the future have to limit our use of advantageous hedging techniques. This could leave us exposed to greater risks associated with changes in interest rates than we would otherwise want to bear. If we were to violate the 25% or 5% limitations, we might have to pay a penalty tax equal to the amount of our income in excess of those limitations, multiplied by a fraction intended to reflect our profitability. If we fail to satisfy the 25% or 5% limitations, unless our failure was due to reasonable cause and not due to willful neglect, we could lose our REIT status for federal income tax purposes.

Complying with REIT requirements may force us to liquidate otherwise attractive investments.

In order to qualify as a REIT, we must ensure that at the end of each calendar quarter at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of our investment in securities generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, generally, no more than 5% of the value of our assets can consist of the securities of any one issuer. If we fail to comply with these requirements, we must dispose of a portion of our assets within 30 days after the end of the calendar quarter in order to avoid losing our REIT status and suffering adverse tax consequences.

Complying with REIT requirements may force us to borrow to make distributions to our stockholders.

As a REIT, we must distribute 90% of our annual taxable income (subject to certain adjustments) to our stockholders. From time to time, we might generate taxable income greater than our net income for financial reporting purposes from, among other things, amortization of capitalized purchase premiums, or our taxable income might be greater than our cash flow available for distribution to our stockholders. If we do not have other funds available in these situations, we might be unable to distribute 90% of our taxable income as required by the REIT rules. In that case, we would need to borrow funds, sell a portion of our mortgage-backed securities potentially at disadvantageous prices or find another alternative source of funds. These alternatives could increase our costs or reduce our equity and reduce amounts available to invest in mortgage-backed securities.

Failure to maintain an exemption from the Investment Company Act, would harm our results of operations.

We intend to conduct our business so as not to become regulated as an investment company under the Investment Company Act of 1940, as amended. If we fail to qualify for this exemption, our ability to use leverage would be substantially reduced and we would be unable to conduct our business as described in this prospectus.

The Investment Company Act exempts entities that are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on, and interests in, real estate. Under the current interpretation of the SEC staff, in order to qualify for this exemption, we must maintain at least 55% of our assets directly in these qualifying real estate interests. Mortgage-backed securities that do not represent all of the certificates issued with respect to an underlying pool of mortgages may be treated as separate from the underlying mortgage loans and, thus, may not qualify for purposes of the 55% requirement. Therefore, our ownership of these mortgage-backed securities is limited by the provisions of the Investment Company Act.

In satisfying the 55% requirement under the Investment Company Act, we treat as qualifying interests mortgage-backed securities issued with respect to an underlying pool as to which we hold all issued certificates. If the SEC or its staff adopts a contrary interpretation of such treatment, we could be required to sell a substantial amount of our mortgage-backed securities under potentially adverse market conditions. Further, in our attempts to ensure that we at all times qualify for the exemption under the Investment Company Act, we might be precluded from acquiring mortgage-backed securities if their yield is higher than the yield on mortgage-backed securities that could be purchased in a manner consistent with the exemption. These factors may lower or eliminate our net income.

Misplaced reliance on legal opinions or statements by issuers of mortgage-backed securities could result in a failure to comply with REIT income or assets tests.

When purchasing mortgage-backed securities, we may rely on opinions of counsel for the issuer or sponsor of such securities, or statements made in related offering documents, for purposes of determining whether and to what extent those securities constitute REIT real estate assets for purposes of the REIT asset tests and produce income that qualifies under the REIT gross income tests. The inaccuracy of any such opinions or statements may adversely affect our REIT qualification and result in significant corporate-level tax.

One-action rules may harm the value of the underlying property.

Several states have laws that prohibit more than one action to enforce a mortgage obligation, and some courts have construed the term “action” broadly. In such jurisdictions, if the judicial action is not conducted according to law, there may be no other recourse in enforcing a mortgage obligation, thereby decreasing the value of the underlying property.

We may be harmed by changes in various laws and regulations.

Changes in the laws or regulations governing Seneca or its affiliates may impair Seneca’s or its affiliates’ ability to perform services in accordance with the management agreement. Our business may be harmed by changes to the laws and regulations affecting our manager or us, including changes to securities laws and changes to the Internal Revenue Code applicable to the taxation of REITs. New legislation may be enacted into law or new interpretations, rulings or regulations could be adopted, any of which could harm us, our manager and our stockholders, potentially with retroactive effect.

Legislation was recently enacted that reduces the maximum tax rate of non-corporate taxpayers for capital gains (for taxable years ending on or after May 6, 2003 and before January 1, 2009) and for dividends (for taxable years beginning after December 31, 2002 and before January 1, 2009) to 15%. Generally, dividends paid by REITs are not eligible for the new 15% federal income tax rate, with certain exceptions discussed at “United States Federal Income Tax Considerations—Taxation of Taxable United States Stockholders—Distributions Generally.” Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable treatment of regular corporate dividends could cause investors who are individuals to consider stocks of other corporations that pay dividends as more attractive relative to stocks of REITs. It is not possible to predict whether this change in perceived relative value will occur, or what the effect will be on the market price of our common stock.

In addition, legislation was recently introduced in the United States House of Representatives and the United States Senate that would amend certain rules relating to REITs. Among other changes, the proposed legislation would provide the Internal Revenue Service with the ability to impose monetary penalties, rather than a loss of REIT status, for reasonable cause violations of certain tests relating to REIT qualification, and would change the formula for calculating the tax imposed for certain violations of the income tests discussed at “United States Federal Income Tax Considerations—Requirements for Qualification as a REIT—Income Tests.” In general, the changes would apply to taxable years beginning after the date the legislation is enacted. As of the date hereof, it is not possible to predict with any certainty whether the proposed legislation will be enacted in its current form.

We may incur excess inclusion income that would increase the tax liability of our stockholders.

In general, dividend income that a tax-exempt entity receives from us should not constitute unrelated business taxable income as defined in Section 512 of the Internal Revenue Code. If we realize excess inclusion income and allocate it to stockholders, this income cannot be offset by net operating losses. If the stockholder is a tax-exempt entity, then this income would be fully taxable as unrelated business taxable income under

Section 512 of the Internal Revenue Code. If the stockholder is foreign, it would be subject to U.S. federal income tax withholding on this income without reduction pursuant to any otherwise applicable income-tax treaty.

Excess inclusion income could result if we held a residual interest in a real estate mortgage investment conduit, or REMIC. Excess inclusion income also would be generated if we were to issue debt obligations with two or more maturities and the terms of the payments on these obligations bore a relationship to the payments that we received on our mortgage-backed securities securing those debt obligations. We generally structure our borrowing arrangements in a manner designed to avoid generating significant amounts of excess inclusion income. We do, however, enter into various repurchase agreements that have differing maturity dates and afford the lender the right to sell any pledged mortgage securities if we default on our obligations. The IRS may determine that these borrowings give rise to excess inclusion income that should be allocated among stockholders. Furthermore, some types of tax-exempt entities, including voluntary employee benefit associations and entities that have borrowed funds to acquire their shares of our common stock, may be required to treat a portion of or all of the dividends they may receive from us as unrelated business taxable income. Finally, we may invest in equity securities of other REITs and it is possible that we might receive excess inclusion income from those investments.

Risks Related to this Offering

We have not established a minimum distribution payment level and we cannot assure you of our ability to make distributions to our stockholders in the future.

We intend to make quarterly distributions to our stockholders in amounts such that we distribute all or substantially all of our taxable income in each year, subject to certain adjustments. This, along with other factors, should enable us to qualify for the tax benefits accorded to a REIT under the Internal Revenue Code. We have not established a minimum distribution payment level and our ability to make distributions might be harmed by the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our board of directors may deem relevant from time to time. We cannot assure you that we will have the ability to make distributions to our stockholders in the future.

Our ability to pay our declared cash distribution for the fourth quarter of 2004 depends upon our actual operating results for the quarter. If our actual results are below our expectations, we will need to sell assets or borrow funds to pay the distribution.

On November 24, 2003 our board of directors declared a cash distribution of $0.45 per share for the fourth quarter of 2003, payable on January 28, 2004 to stockholders of record on December 11, 2003. This offering will close after the distribution record date and, accordingly, purchasers of common stock in this offering will not receive the distribution.

This distribution declaration for the fourth quarter 2003 is irrevocable and is not contingent on our operating performance. If we do not generate sufficient cash flow from ongoing operations (including principal payments and interest payments on our mortgage-backed securities) to fund the distribution, we will need to sell mortgage-backed securities or borrow funds by entering into repurchase agreements or otherwise borrowing funds under our line of credit to pay the distribution. If we were to borrow funds on a regular basis to make distributions in excess of operating cash flow, it is likely that our results of operations and our stock price would be adversely affected.

If this distribution causes our aggregate distributions in fiscal year 2003 to exceed our earnings and profits for 2003 (as determined under the tax code), such excess should, for REIT qualification purposes, be treated as a distribution in 2004. In that case, our REIT-related distribution requirement for 2004 (and, potentially, the 2004 distributions that we would otherwise pay) would be reduced by the amount of such excess.

Restrictions on ownership of a controlling percentage of our capital stock might limit your opportunity to receive a premium on our stock.

For the purpose of preserving our REIT qualification and for other reasons, our charter prohibits direct or constructive ownership by any person of more than 9.8% of the lesser of the total number or value of the outstanding shares of our common stock or more than 9.8% of the outstanding shares of our preferred stock. The constructive ownership rules in our charter are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the outstanding stock by an individual or entity could cause that individual or entity to own constructively in excess of 9.8% of the outstanding stock, and thus be subject to the ownership limit in our charter. Any attempt to own or transfer shares of our common or preferred stock in excess of the ownership limit without the consent of our board of directors shall be void, and will result in the shares being transferred by operation of law to a charitable trust. These provisions might inhibit market activity and the resulting opportunity for our stockholders to receive a premium for their shares that might otherwise exist if any person were to attempt to assemble a block of shares of our stock in excess of the number of shares permitted under our charter and which may be in the best interests of our stockholders.

Certain provisions of Maryland law and our charter and bylaws could hinder, delay or prevent a change in control of our company.

Certain provisions of Maryland law, our charter and our bylaws have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change in control of our company. These provisions include the following:

•	Classified Board of Directors. Our board of directors is divided into three classes with staggered terms of office of three years each. The classification and staggered terms of office of our directors make it more difficult for a third party to gain control of our board of directors. At least two annual meetings of stockholders, instead of one, generally would be required to effect a change in a majority of the board of directors.

•	Removal of Directors. Under our charter, subject to the rights of one or more classes or series of preferred stock to elect one or more directors, a director may be removed only for cause and only by the affirmative vote of at least two-thirds of all votes entitled to be cast by our stockholders generally in the election of directors.

•	Number of Directors, Board Vacancies, Term of Office. Under certain amendments to our bylaws which will become effective at such time as a class of our equity securities is registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, (which will occur upon completion of our initial public offering), we have elected to be subject to certain provisions of Maryland law which vest in the board of directors the exclusive right to determine the number of directors and the exclusive right, by the affirmative vote of a majority of the remaining directors, to fill vacancies on the board even if the remaining directors do not constitute a quorum. These provisions of Maryland law, which are applicable even if other provisions of Maryland law or the charter or bylaws provide to the contrary, also provide that any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred, rather than the next annual meeting of stockholders as would otherwise be the case, and until his or her successor is elected and qualifies.

•	Limitation on Stockholder-Requested Special Meetings. Our bylaws provide that our stockholders have the right to call a special meeting only upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast by the stockholders at such meeting.

•	Advance Notice Provisions for Stockholder Nominations and Proposals. Our bylaws require advance written notice for stockholders to nominate persons for election as directors at, or to bring other business before, any meeting of stockholders. This bylaw provision limits the ability of stockholders to make nominations of persons for election as directors or to introduce other proposals unless we are notified in a timely manner prior to the meeting.

•	Exclusive Authority of our Board to Amend the Bylaws. Our bylaws provide that our board of directors has the exclusive power to adopt, alter or repeal any provision of the bylaws or to make new bylaws. Thus, our stockholders may not effect any changes to our bylaws.

•	Preferred Stock. Under our charter, our board of directors has authority to issue preferred stock from time to time in one or more series and to establish the terms, preferences and rights of any such series of preferred stock, all without approval of our stockholders.

•	Duties of Directors with Respect to Unsolicited Takeovers. Maryland law provides protection for Maryland corporations against unsolicited takeovers by limiting, among other things, the duties of the directors in unsolicited takeover situations. The duties of directors of Maryland corporations do not require them to (1) accept, recommend or respond to any proposal by a person seeking to acquire control of the corporation, (2) authorize the corporation to redeem any rights under, or modify or render inapplicable, any stockholders rights plan, (3) make a determination under the Maryland Business Combination Act or the Maryland Control Share Acquisition Act, or (4) act or fail to act solely because of the effect of the act or failure to act may have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to the stockholders in an acquisition. Moreover, under Maryland law the act of the directors of a Maryland corporation relating to or affecting an acquisition or potential acquisition of control is not subject to any higher duty or greater scrutiny than is applied to any other act of a director. Maryland law also contains a statutory presumption that an act of a director of a Maryland corporation satisfies the applicable standards of conduct for directors under Maryland law.

•	Ownership Limit. In order to preserve our status as a REIT under the Internal Revenue Code, our charter generally permits any single stockholder, or any group of affiliated stockholders, from beneficially owning more than 9.8% of our outstanding common or preferred stock unless our board of directors waives or modifies this ownership limit.

•	Maryland Business Combination Act. The Maryland Business Combination Act provides that unless exempted, a Maryland corporation may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, issuance of shares of stock and other specified transactions, with an “interested stockholder” or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder became an interested stockholder, and thereafter unless specified criteria are met. An interested stockholder is generally a person owning or controlling, directly or indirectly, 10% or more of the voting power of the outstanding stock of a Maryland corporation. Our board of directors has adopted a resolution exempting our company from this statute. However, our board of directors may repeal or modify this resolution in the future, in which case the provisions of the Maryland Business Combination Act will be applicable to business combinations between our company and other persons.

•

Maryland Control Share Acquisition Act. Maryland law provides that “control shares” of a corporation acquired in a “control share acquisition” shall have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible to be cast on the matter under the Maryland Control Share Acquisition Act. “Control shares” means shares of stock that, if aggregated with all other shares of stock previously acquired by the acquiror, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of the voting power: one-tenth or more but less than one-third, one-third or more but less than a majority or a majority or more of all voting power. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions. If voting rights of control shares acquired in a control share acquisition are not approved at a stockholders’ meeting, then subject to certain conditions and limitations, the issuer may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. Our bylaws contain a provision exempting acquisitions of our shares from the Maryland Control Share Acquisition Act. However, our board of directors may amend our bylaws in the future to repeal or modify this exemption, in which case any control shares of our company acquired in a control share acquisition will be subject to the Maryland Control Share Acquisition Act.

Future offerings of debt securities, which would be senior to our common stock upon liquidation, or equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of distributions, may harm the value of our common stock.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes and classes of preferred stock or common stock. Upon the liquidation of our company, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings by us may dilute the holdings of our existing stockholders or reduce the value of our common stock, or both. Our preferred stock, if issued, would have a preference on distributions that could limit our ability to make distributions to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

A regular trading market for our common stock might not develop, which would harm the liquidity and value of our common stock.

There is no established trading market for our common stock. Our common stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol “ LUM.” However, we cannot assure you that regular trading of our common stock will develop on that exchange or elsewhere or, if developed, that any such market will be sustained. Accordingly, we cannot assure you of:

•	the likelihood that a regular market for our common stock will develop;

•	the liquidity of any such market;

•	the ability of our stockholders to sell their shares of our common stock; or

•	the prices that our stockholders may obtain for their shares of our common stock.

Currently, shares of our common stock trade among qualified institutional buyers (i.e., institutional investors with at least $100 million invested in securities) and are eligible for resale in accordance with Rule 144A under the Securities Act of 1933, as amended, or the Securities Act.

The market price and trading volume of our common stock may be volatile following this offering.

Even if an active trading market develops for our common stock after this offering, the market price of our common stock may be highly volatile and be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the initial public offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our stock price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly operating results or distributions;

•	changes in our funds from operations or earnings estimates or publication of research reports about us or the real estate industry, although there can be no assurance that any research reports about us will be published;

•	increases in market interest rates that lead purchasers of our shares to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community; and

•	general market and economic conditions.

Broad market fluctuations could harm the market price of our common stock.

The stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performances. These broad market fluctuations could reduce the market price of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could harm the market price of our common stock.

Shares of our common stock eligible for future sale may harm our share price.

We cannot predict the effect, if any, of future sales of shares of our common stock, or the availability of shares for future sales, on the market price of our common stock. Sales of substantial amounts of these shares of our common stock, or the perception that these sales could occur, may harm prevailing market prices for our common stock. As of September 30, 2003, there were:

•	11,704,000 shares of outstanding common stock;

•	outstanding options to purchase 50,000 shares of our common stock at an exercise price of $15.00 per share;

•	an additional 950,000 shares of our common stock reserved for future awards and grants under our stock incentive plans.

On November 3, 2003, we issued 5,000 options, at an exercise price of $13.00 per share, to our full-time controller. Immediately following this offering, there will be a total of 945,000 shares of our common stock, or 1% of our current total authorized shares, reserved for future awards and grants under our stock incentive plans. We intend to file, shortly after the effectiveness of this offering, a registration statement on Form S-8 under the Securities Act covering all shares of our common stock reserved for issuance under the stock plans and subject to outstanding options under our stock incentive plans. Shares of our common stock issued upon exercise of options under the Form S-8 will be available for sale in the public market, subject to Rule 144 volume limitations applicable to affiliates and subject to the contractual restrictions described above.

We have filed a separate registration statement with the SEC that will permit the resale of all of the shares of our common stock held by our stockholders that are not included in this offering, other than 204,000 shares purchased in April 2003, and will use commercially reasonable efforts to cause that resale registration statement to be declared effective as promptly as is reasonably practicable. The holders of the shares of our common stock covered by that resale registration statement will be contractually restricted from selling their shares covered by the resale registration statement for 60 days following the date of this prospectus, unless they obtain the prior written consent of Friedman, Billings, Ramsey & Co., Inc. or another exception applies.

If any or all of the above holders sell a large number of securities in the public market, the sale could reduce the market price of our common stock and could impede our ability to raise future capital. In addition, we anticipate filing a registration statement with respect to the shares of our common stock issuable upon exercise of options issued under our stock incentive plans following this offering. In addition, the sale of these shares could impair our ability to raise capital through a sale of additional equity securities.

Changes in yields may harm the market price of our stock.

Our earnings are derived primarily from the expected positive spread between the yield on our assets and the cost of our borrowings. This spread will not necessarily be larger in high interest rate environments than in low interest rate environments and may also be negative. In addition, during periods of high interest rates, our net income, and therefore the amount of any distributions on our common stock, might be less attractive compared to alternative investments of equal or lower risk. Each of these factors could harm the market price of our common stock.

Terrorist attacks and other acts of violence or war may affect any market for our common stock, the industry in which we operate, our operations and our profitability.

Terrorist attacks may harm our results of operations and your investment. We cannot assure you that there will not be further terrorist attacks against the United States or U.S. businesses. These attacks or armed conflicts may impact the property underlying our mortgage-backed securities directly or indirectly, by undermining economic conditions in the United States. Losses resulting from terrorist events are generally uninsurable.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements. Forward looking statements are those which are not historical in nature. They can often be identified by their inclusion of words such as “will,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions. Any projection of revenues, earnings or losses, capital expenditures, distributions, capital structure or other financial terms is a forward-looking statement.

Our forward-looking statements are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to us. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us, that might cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Some of the important factors that could cause our actual results, performance or financial condition to differ materially from expectations are:

•	our limited operating history and Seneca’s lack of experience in managing a REIT;

•	your inability to review the assets that we will acquire with the net proceeds of this offering;

•	interest rate mismatches between our mortgage-backed securities and our borrowings used to fund such purchases;

•	changes in interest rates and mortgage prepayment rates;

•	effects of interest rate caps on our adjustable-rate mortgage-backed securities;

•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•	potential impacts of our leveraging policies on our net income and cash available for distribution;

•	our ability to invest up to 10% of our investment portfolio in lower-credit quality mortgage-backed securities which carry an increased likelihood of default or rating downgrade relative to investment-grade securities;

•	our board’s ability to change our operating policies and strategies without notice to you or stockholder approval;

•	Seneca’s motivation to recommend riskier investments in an effort to maximize its incentive compensation under the management agreement;

•	potential conflicts of interest arising out of our relationship with Seneca, on the one hand, and Seneca’s relation with other third parties, on the other hand; and

•	the other important factors described in this prospectus, including under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures about Market Risk.”

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the events described by our forward-looking events might not occur. We qualify any and all of our forward-looking statements by these cautionary factors. Please keep this cautionary note in mind as you read this prospectus.

This prospectus contains market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified their data.

USE OF PROCEEDS

We estimate that our net proceeds that we receive in this offering will be approximately $92.2 million, assuming a public offering price of $14.00 per share and after deducting the underwriting discount and estimated offering expenses of $850,000 payable by us. If the underwriters’ over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $110.8 million. We will not receive any proceeds from the sale of 2,353,331 shares being offered by the selling stockholders.

We intend to use the net proceeds of this offering received by us to expand our portfolio of mortgage-related assets, primarily U.S. agency and other highly-rated, single-family, adjustable-rate, hybrid adjustable-rate and fixed-rate mortgage-backed securities. We expect to pay market rates for brokerage fees and commissions when purchasing the securities. Until such assets can be identified and obtained, we intend to temporarily invest the balance of the proceeds of this offering in readily marketable interest-bearing assets consistent with our intention to qualify as a REIT. Offering proceeds will also be used to cover the expenses of this offering and our resale registration statement, and may be used to fund the base management fees and incentive compensation fees, if any, we pay Seneca, along with our reimbursement of out-of-pocket expenses incurred by Seneca under the management agreement or the cost-sharing agreement.

A tabular presentation of our estimated use of the net proceeds of this offering, which allocation may change and assumes that the underwriters’ over-allotment option is not exercised, is as follows:

Dollar Amount
(in millions)
Net offering proceeds	$92.2
Estimated amount of net proceeds used to acquire mortgage-related assets (including market-rate brokerage fees and commissions)	$92.2
Estimated amount of net proceeds used to pay cash component of management fees and expense reimbursements payable to Seneca	—

Each selling stockholder may withdraw its shares of common stock from this offering at any time up until 10 days prior to the effective date of the registration statement of which this prospectus is a part. If and to the extent that any selling stockholders so withdraw shares from the offering, the number of shares offered for the company’s account may increase so that the total offering size remains unchanged. In that event, we would receive the net proceeds from the sale of such additional primary shares and would use 100% of such additional net proceeds to acquire mortgage-related assets.

MARKET PRICE OF AND DISTRIBUTIONS ON OUR COMMON STOCK

Market Information

Prior to this offering, our common stock has not been listed or quoted on any national exchange or market system. However, certain of our stockholders have privately sold shares of our common stock using the PORTAL system. The following table sets forth, for the periods indicated, the high and low sale prices for our common stock as reported on The PORTAL Market of which we are aware since June 11, 2003, the date of our private placement:

	Common Stock
	High	Low
2003
Second Quarter (from June 11, 2003)	$15.35	$15.00
Third Quarter	$15.60	$15.00
Fourth Quarter (through November 24st)	$15.00	$13.00

As of September 30, 2003, we had 11,704,000 shares of common stock issued and outstanding which were held by 13 holders of record. The 13 holders of record include Cede & Co., which holds shares as nominee for The Depository Trust Company, which itself holds shares on behalf of over 400 beneficial owners of our common stock. Our common stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol “LUM.” While our common stock has been sold privately from time to time after the closing of the private placement, and certain of these trades have been reported on the PORTAL Market, this information is not complete since we only have access to the trades that are reported by our underwriters and not trades that are reported by any other broker-dealers. Moreover, broker-dealers are not obligated to report all trades to PORTAL.

Distribution Policy

The following table sets forth, for the periods indicated, the cash distributions declared per share of our common stock since June 11, 2003, the date of our private placement:

Cash Distributions Declared Per Share
2003
Second Quarter (from June 11, 2003)	$—
Third Quarter	$0.50
Fourth Quarter	$0.45

Our distributions declared to date are not necessarily indicative of distributions that we will declare in the future. We expect that future distributions will be based on our REIT taxable net income in future periods, which we cannot predict with any certainty. All distribution declarations are made at the discretion of our board of directors.

On October 1, 2003, we declared a cash distribution of $0.50 per share to our stockholders of record on October 21, 2003. We paid the distribution on November 17, 2003. All of the distribution is a taxable dividend, and none of the distribution is a return of capital. The distribution was funded with cash flow from our ongoing operations, including principal payments and interest payments on our mortgage-backed securities. As of September 30, 2003, interest receivable was $5.6 million and principal receivable was $3.6 million; total principal payments received in the three months ended September 30, 2003 were $96.7 million.

On November 24, 2003 our board of directors declared a cash distribution of $0.45 per share for the fourth quarter of 2003, payable on January 28, 2004 to stockholders of record on December 11, 2003. This offering will close subsequent to the distribution record date and, accordingly, purchasers of common stock in this offering will not receive the distribution. We expect that this distribution will be funded with cash flow from our ongoing operations, including principal payments and interest payments on our mortgage-backed securities; it will not be funded with any portion of the proceeds of this offering. As allowed by the tax code for a REIT’s fourth quarter distribution, this fourth quarter distribution will be deemed to be a dividend distribution made by us on December 31, 2003 (to the extent of earnings and profits) even though it will be paid in 2004. If this distribution causes our aggregate distributions in fiscal year 2003 to exceed our earnings and profits for 2003 (as determined under the tax code), such excess should, for REIT qualification purposes, be treated as a distribution in 2004. In that case, our REIT-related distribution requirement for 2004 (and, potentially, the 2004 distributions that we would otherwise pay) would be reduced by the amount of such excess.

The aggregate amount of our fourth quarter distribution payable on January 28, 2004 is $5.3 million. This distribution declaration is irrevocable and is not contingent on our operating performance. However, if and to the extent that we do not generate sufficient cash flow from ongoing operations (including principal payments and interest payments on our mortgage-backed securities) to fund the distribution, we will need to sell mortgage-backed securities or borrow funds by entering into repurchase agreements or otherwise borrowing funds under our line of credit to pay the distribution. We generally do not intend to declare distributions before our operating results for a period are better known. However, because this offering is scheduled to close late in the quarter, our board of directors determined that it would be inequitable to our current stockholders if new investors participated in the fourth quarter distribution and, accordingly, the board declared a distribution with a record date prior to this offering’s anticipated closing date.

We intend to distribute all or substantially all of our REIT taxable income (which does not ordinarily equate to net income as calculated in accordance with GAAP) to our stockholders in each year. We intend to make regular quarterly distributions to our stockholders to be paid out of funds readily available for such distributions. Our distribution policy is subject to revision at the discretion of our board of directors without notice to you or stockholder approval. We have not established a minimum distribution level and our ability to make distributions may be harmed for the reasons described under the caption “Risk Factors.” All distributions will be made by us at the discretion of our board of directors and will depend on our earnings and financial condition, maintenance of REIT status, applicable provisions of the Maryland general corporation law, or MGCL, and such other factors as our board of directors deems relevant.

In order to avoid corporate income and excise tax and to maintain our qualification as a REIT under the Internal Revenue Code, we must make distributions to our stockholders each year in an amount at least equal to:

•	90% of our REIT taxable income;

•	plus 90% of the excess of net income from foreclosure property over the tax imposed on such income by the Internal Revenue Code;

•	minus any excess non-cash income.

In general, our distributions will be applied toward these requirements only if paid in the taxable year to which they relate, or in the following taxable year if the distributions are declared before we timely file our tax return for that year, the distributions are paid on or before the first regular distribution payment following the declaration and we elect on our tax return to have a specified dollar amount of such distributions treated as if paid in the prior year. Distributions declared by us in October, November or December of one taxable year and payable to a stockholder of record on a specific date in such a month are treated as both paid by us and received by the stockholder during such taxable year, provided that the distribution is actually paid by us by January 31 of the following taxable year.

We anticipate that distributions generally will be taxable as ordinary income to our stockholders, although a portion of such distributions may be designated by us as capital gain or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital or capital gains.

We will seek to borrow between eight and 12 times the amount of our equity, and as of September 30, 2003 we had established 17 borrowing agreements with various investment banking firms and other lenders, nine of which were in use on September 30, 2003. Under the terms of such borrowing agreements, our lenders may impose restrictions upon the timing and amount of our distributions to our stockholders.

In the future, our board of directors may elect to adopt a dividend reinvestment plan.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2003:

•	on an actual basis;

•	on a pro forma basis to give effect to our cash distribution of $5.9 million declared on October 1, 2003, which was paid on November 17, 2003, and our cash distribution of $5.3 million declared on November 24, 2003, which is payable on January 28, 2003 to stockholders of record on December 11, 2003; and

•	on an as adjusted basis to give effect to the above pro forma adjustments and to our sale of 7,146,669 shares of our common stock in this offering, assuming a public offering price of $14.00 per share and after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us.

	At and as of September 30, 2003
	Actual	Pro forma	Pro forma as adjusted
	(in thousands, except share and per share amounts)
	(unaudited)
Stockholders’ equity:
Preferred stock, par value $0.001: 10,000,000 shares authorized; no shares issued and outstanding actual, pro forma or pro forma as adjusted	$—	$—	$—
Common stock, par value $0.001: 100,000,000 shares authorized; 11,704,000 shares issued and outstanding actual and pro forma; 18,850,669 shares issued and outstanding pro forma as adjusted	11.7	11.7	18.9
Additional paid in capital	159,716.9	159,716.9	251,896.0
Accumulated other comprehensive loss	(18,248.2)	(18,248.2)	(18,248.2)
Accumulated deficit	(2,029.4)	(13,148.2)	(13,148.3)

Total stockholders’ equity	$139,451.0	$128,332.2	$220,518.4

The table above excludes the following shares:

•	a total of 950,000 shares of our common stock available for awards under our two stock incentive plans as of September 30, 2003;

•	a total of 50,000 shares of our common stock issuable upon exercise of options outstanding as of September 30, 2003 at an exercise price of $15.00;

•	a currently indeterminate number of shares of our common stock that might become issuable in connection with Seneca’s incentive compensation under the management agreement; and

•	a currently indeterminate number of shares of our common stock that might become issuable in connection with the incentive bonus under Mr. Zyda’s employment agreement.

Subsequent to the date as of which information is presented in the table above:

•	we issued 5,000 options at an exercise price of $13.00 per share to our full-time controller on November 3, 2003; and

•	we will grant an option to the underwriters of this offering to purchase up to 1,425,000 shares of our common stock from us, solely to cover over-allotments.

DILUTION

Our net tangible book value as of September 30, 2003 was approximately $139.5 million, or $11.91 per share of our common stock. If you invest in our common stock, your interest will be diluted to the extent of the difference between the price you pay per share of our common stock and the net tangible book value per share of our common stock at the time of your purchase. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of our common stock issued and outstanding. After giving effect to the sale by us of the 7,146,669 shares of our common stock offered by us in this offering, assuming a public offering price of $14.00 per share and after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us, our net tangible book value as of September 30, 2003 would have been $231.6 million, or $12.29 per share of our common stock. This represents an immediate increase in the net tangible book value of $0.38 per share to our existing stockholders and an immediate and substantial dilution in net tangible book value of $1.71 per share to new investors. The following table illustrates this per share dilution:

Assumed public offering price per share		$14.00
Net tangible book value per share as of September 30, 2003	$11.91
Increase per share attributable to new investors	0.38

Net tangible book value per share after this offering		12.29

Dilution per share to new investors		$1.71

The following table summarizes the total number of shares of our common stock purchased from us, the total consideration paid to us (gross proceeds) and the average price per share paid by existing stockholders and by new investors, in each case based upon the number of shares of our common stock outstanding as of September 30, 2003, based on the assumed initial public offering price of $14.00 per share.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Shares purchased in April 2003(1)	204,000	1.1%	$204	0.0%	$0.001
Other existing stockholders	11,500,000	61.0	$172,072,097	63.2	14.96
New investors	7,146,669	37.9	$100,053,366	38.6	14.00

Total/Weighted average	18,850,669	100.0%	$272,125,667	100%	$14.44

(1)	161,160 of the shares purchased in April 2003 were purchased by affiliates of Seneca.

The sale of 2,353,331 shares in this offering by the selling stockholders will cause the number of shares held by existing stockholders to be reduced to 9,350,669 shares, or 49.6% of the total number of shares outstanding after this offering.

If the underwriters’ over-allotment option is exercised in full, after giving effect to the sale of 2,353,331 shares by the selling stockholders, the 9,350,669 shares of our common stock held by existing stockholders immediately after the offering would comprise 46.1% of the total number of shares of our common stock and the number of shares of our common stock held by new investors would increase to 10,925,000 shares, or 53.9% of the total number of shares of our common stock outstanding immediately after this offering. Each selling stockholder may withdraw its shares of common stock from this offering at any time up until 10 days prior to the effective date of the registration statement of which this prospectus is a part. If and to the extent that any selling stockholders so withdraw shares from this offering, the number of shares offered for the company’s account may increase so that the total offering size remains unchanged.

The foregoing discussion and tables are based upon the number of shares actually issued and outstanding as of September 30, 2003. As of such date, there were 50,000 options outstanding at an exercise price of $15.00 per share and there were a total of 950,000 shares available for future awards under our stock incentive plans. On November 3, 2003, we issued an additional 5,000 options at an exercise price of $13.00 per share.

BUSINESS

General

We were formed in April 2003 to invest primarily in U.S. agency and other highly-rated, single-family, adjustable-rate, hybrid adjustable-rate, and fixed-rate mortgage-backed securities, which we acquire in the secondary market. Our strategy is to acquire mortgage-related assets, finance these purchases in the capital markets and use leverage in order to provide an attractive return on stockholders’ equity. Through this strategy, we seek to earn income, which is generated from the spread between the yield on our earning assets and our costs, including the interest cost of the funds we borrow.

We commenced operations in June 2003, following the completion of a private placement of our common stock, in which we raised net proceeds of approximately $159.7 million. As of September 30, 2003, we had invested substantially all of the net proceeds from that offering, plus approximately $1.5 billion of borrowed funds, in a total of $1.6 billion of U.S. agency and other highly-rated, residential mortgage-backed securities.

Our investment portfolio primarily consists of adjustable-rate and hybrid adjustable-rate mortgage-backed securities:

•	Adjustable-rate mortgage-backed securities have interest rates that reset periodically, typically every six months or on an annual basis.

•	Hybrid adjustable-rate mortgage-backed securities have interest rates that are fixed for the first few years of the loan—typically three, five, seven or 10 years—and thereafter their interest rates reset periodically similar to adjustable-rate mortgage-backed securities.

As of September 30, 2003, approximately 12.3% of our investment portfolio was comprised of adjustable-rate mortgage-backed securities and approximately 84.3% was comprised of hybrid adjustable-rate mortgage-backed securities. As of September 30, 2003, the mortgages underlying our hybrid adjustable-rate mortgage-backed securities have fixed interest rates for an average of 49 months, and the average final maturities of those mortgages is 30 years. These mortgages are also subject to interest rate caps that limit the amount that the applicable interest rate can increase during any year, known as an annual cap, and through the maturity of the applicable security, known as a lifetime cap. As of September 30, 2003, the mortgages underlying our hybrid adjustable-rate mortgage-backed securities had average annual caps of 2.44% and average lifetime caps of 9.99%. As of September 30, 2003, all of the assets in our investment portfolio consisted of Category I investments, as defined under our current asset acquisition policy. Within this category, 67% of the securities in our investment portfolio were guaranteed by Fannie Mae, Freddie Mac or the Government National Mortgage Administration (commonly called Ginnie Mae) and the remaining 33% had AAA ratings from at least one nationally-recognized statistical rating agency. At September 30, 2003, the weighted average effective duration of the securities in our overall investment portfolio, assuming constant prepayment rates to the balloon or reset date, or the CPB duration, was 1.7 years. CPB attempts to predict the percentage of principal that will prepay over the next 12 months based on historical principal paydowns, assuming that the hybrid adjustable-rate mortgage-backed securities prepay in full at their next reset date.

We have acquired and will seek to acquire additional assets that will produce competitive returns, taking into consideration the amount and nature of the anticipated returns from the investment, our ability to pledge the investment for secured, collateralized borrowings and the costs associated with financing, managing, securitizing and reserving for these investments. As of the date of this prospectus, we have not identified any specific mortgage-backed securities that we intend to acquire with the net proceeds of this offering. We expect that all of the securities that we acquire will be Category I assets, as defined under our current asset acquisition policy, and most of the securities will be hybrid adjustable-rate mortgage-backed securities. As of June 30, 2003, the market for residential mortgage debt that had been securitized into mortgage-backed securities was approximately $4.0 trillion, approximately $3.2 trillion of which was agency-backed and, therefore, generally consistent with our investment guidelines. As of June 30, 2003, approximately $45.0 billion of the available mortgage-backed securities was held by REITs. Accordingly, we expect to be able to identify and acquire with the net proceeds of this offering a sufficient amount of mortgage-backed securities.

In general, our goal is to acquire various types of mortgage-backed securities and generate income based on the difference between the yield on our earning assets and our costs, including the cost of our borrowings. A common indicator of movements on long-term interest rates is the 10-year U.S. Treasury bond, and a common indicator of short-term interest rates is the three-month LIBOR, or London Interbank Offered Rate. Since the date of our initial private placement, long-term interest rates have risen and short-term interest rates have remained relatively stable, causing overall spreads to widen. Between June 30, 2003 and September 30, 2003 the yield on the 10-year U.S. Treasury bond increased 42 basis points from 3.52% to 3.94%, compared to a four basis point increase in the three-month LIBOR yield from 1.12% to 1.16%. During this period, the market value of our portfolio of mortgage-backed securities experienced a decline and, as a result, the net unrealized loss associated with our portfolio increased $13.6 million for the period from June 30, 2003 through September 30, 2003 but our interest income and interest expense associated with those securities remained relatively stable.

As of September 30, 2003 we had established 17 borrowing agreements with various investment banking firms and other lenders, nine of which were in use on September 30, 2003. These borrowing arrangements facilitated our purchase of our initial portfolio of securities and provide us with sufficient borrowing capacity to fully leverage the net proceeds of this offering. We generally seek to utilize leverage of eight to 12 times the amount of our equity to produce an attractive rate of return on stockholders’ equity. We actively manage the adjustment periods and the selection of the interest rate indices of our borrowings against the adjustment periods and the selection of indices on our mortgage-related assets in order to manage our liquidity and interest rate related risks. At September 30, 2003, we had outstanding approximately $1.5 billion of repurchase agreements with a weighted average current borrowing rate of 1.20%, $6.9 million of which matures within 30 days, $324.3 million of which matures within 90 and 180 days and $1.1 billion of which matures in greater than 180 days. We may choose to engage in various hedging activities designed to match more closely the terms of our assets and liabilities.

We expect to qualify and will elect to be taxed as a REIT under the Internal Revenue Code and, thus, will not generally be subject to federal taxes on our income to the extent that we distribute substantially all of our net income to our stockholders.

Investment Strategy

Our strategy is to invest primarily in U.S. agency and other highly-rated single-family adjustable-rate and fixed-rate mortgage-backed securities. We acquire these investments in the secondary market and seek to acquire assets that will produce competitive returns after considering the amount and nature of the anticipated returns from the investment, our ability to pledge the investment for secured, collateralized borrowings and the costs associated with financing, managing, securitizing and reserving for these investments. We do not construct our overall investment portfolio in order to express a directional expectation for interest rates or mortgage prepayment rates. Future interest rates and mortgage prepayment rates are very difficult to predict and, as a result, we seek to acquire mortgage-backed securities which we believe provide acceptable returns over a broad range of interest rate and prepayment scenarios. When purchasing new mortgage-backed securities for the portfolio, after we determine that we will be able to satisfy the minimum whole pool requirement, we take into account a number of characteristics, including, among others, origination year, originator, coupon, margin, periodic cap, life cap, time-to-reset, loan-to-value, geographic dispersion, price and the expected yield given all the characteristics and prepayment assumptions. After evaluating the specific pool characteristics, but before adding the pool to the portfolio, we also analyze the expected portfolio characteristics as if the purchase was completed. For a description of our asset acquisition policy, see “Our Operating Policies and Investment Policies—Asset Acquisition Policy.” We do not currently originate mortgage loans or provide other types of financing to the owners of real estate and we do not service any mortgage loans. However, in the future, we may elect to originate mortgage loans or other types of financing, and we may elect to service mortgage loans and other types of financing.

Financing Strategy

We expect to finance the acquisition of our mortgage-backed securities with short-term borrowings and term loans with a term of less than one year and, to a lesser extent, equity capital. After analyzing the then-applicable interest rate yield curves, we may finance with long-term borrowings from time to time. The amount of borrowing we employ depends on, among other factors, the amount of our equity capital. We expect to use leverage to attempt to increase potential returns to our stockholders. Pursuant to our capital and leverage policy, we seek to strike a balance between the under-utilization of leverage, which reduces potential returns to our stockholders, and the over-utilization of leverage, which increases risk by reducing our ability to meet our obligations to creditors during adverse market conditions.

We expect to borrow at short-term rates using repurchase agreements. Repurchase agreements are generally short-term in nature. We intend to actively manage the adjustment periods and the selection of the interest rate indices of our borrowings against the adjustment periods and the selection of indices on our mortgage-backed securities in order to limit our liquidity and interest rate related risks. We generally seek to diversify our exposure by entering into repurchase agreements with multiple lenders. In addition, we expect to enter into repurchase agreements only with institutions we believe are financially sound and which meet credit standards approved by our board of directors.

Industry Trends

We believe fundamental changes are occurring in the U.S. mortgage market, resulting in the shifting of investment capital and mortgage-related assets out of traditional lending and savings institutions and into new forms of mortgage banking and mortgage investment firms, including those that qualify as REITs under the Internal Revenue Code. We believe that traditional mortgage investment companies, such as banks, thrifts and insurance companies, provide less attractive investment structures for investing in mortgage-related assets because of the costs associated with regulation, infrastructure and corporate level taxation. As a REIT, we can generally pass through earnings to our stockholders without incurring an entity-level federal income tax, thereby allowing us to make higher distributions than institutions with similar investments that are subject to federal income tax on their earnings.

Additionally, with the development of highly competitive national mortgage markets (which we believe is partly due to the expansion of government sponsored enterprises such as Fannie Mae, Freddie Mac and Ginnie Mae), local and regional mortgage originators have lost market share to more efficient mortgage originators who compete nationally. The growth of the secondary mortgage market, including new securitization techniques, has also resulted in financing structures that can be utilized efficiently to fund leveraged mortgage portfolios and better manage interest rate risk.

The U.S. residential mortgage market has experienced considerable growth over the past 10 years, with total outstanding U.S. residential mortgage debt growing from approximately $3.0 trillion in 1992 to approximately $6.9 trillion as of June 30, 2003, according to the Federal Reserve. According to the same source, the total amount of U.S. residential mortgage debt securitized into mortgage-backed securities has grown from approximately $1.4 trillion in 1992 to approximately $4.0 trillion as of June 30, 2003, approximately $3.2 trillion of which was agency-backed and therefore generally consistent with our investment guidelines. As of June 30, 2003, approximately $45.0 billion of the available mortgage-backed securities was held by REITs.

Competition

When we invest in mortgage-backed securities and other investment assets, we compete with a variety of institutional investors, including other REITs, insurance companies, mutual funds, hedge funds, pension funds, investment banking firms, banks and other financial institutions that invest in the same types of assets. Many of these investors have greater financial resources and access to lower costs of capital than we do. The existence of these competitive entities, as well as the possibility of additional entities forming in the future, may increase the competition for the acquisition of mortgage-backed securities, resulting in higher prices and lower yields on assets.

Website Access to our Periodic SEC Reports

The Internet address of our corporate website is www.luminentcapital.com. We intend to make our periodic SEC reports (on Forms 10-K and 10-Q) and current reports (on Form 8-K), as well as the beneficial ownership reports filed by our directors, officers and 10% stockholders (on Forms 3, 4 and 5) available free of charge through our website as soon as reasonably practicable after they are filed electronically with the SEC. We may from time to time provide important disclosures to investors by posting them in the investor relations section of our website, as allowed by SEC rules. The information on our website is not a part of this prospectus.

Materials we file with the SEC may be read and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website at www.sec.gov that will contain our reports, proxy and information statements, and other information regarding our company that we will file electronically with the SEC.

Founders

Our company was founded in April 2003 by Gail P. Seneca, who serves as our chief executive officer and chairperson of our board of directors. In addition, Seneca Capital Management LLC indirectly participated in founding and organizing Luminent and, therefore, may be considered a “promoter” under the federal securities laws.

Employees

As of September 30, 2003, we had one full-time employee, Christopher Zyda, who is our senior vice president and chief financial officer. We also hired a full-time controller in November 2003. As described above, Seneca manages our day-to-day operations pursuant to a management agreement, subject to the direction and oversight of our board of directors.

Facilities

Our principal offices are located at 909 Montgomery Street, Suite 500, San Francisco, California 94133. We utilize up to approximately 1,500 square feet of space provided by Seneca at this location.

Legal Proceedings

We are not a party to any material legal proceedings.

OUR OPERATING POLICIES AND INVESTMENT POLICIES

Our Operating Policies and Programs

Our board has established the following four primary operating policies to implement our business strategies:

•	asset acquisition policy;

•	capital/liquidity and leverage policies;

•	credit risk management policy; and

•	asset/liability management policy.

Asset Acquisition Policy

Our asset acquisition policy provides guidelines for acquiring investments in order to maintain compliance with our overall investment strategy. In particular, we acquire a portfolio of investments that can be grouped into specific categories. Each category and our respective investment guidelines are as follows:

•	Category I—At least 75% of our total assets will generally be residential mortgage-related securities and short-term investments. Assets in this category are rated within one of the two highest rating categories by at least one nationally-recognized statistical rating organization, or will be obligations guaranteed by federal agencies or federally chartered agencies, such as Fannie Mae, Freddie Mac or Ginnie Mae.

•	Category II—At least 90% of our total assets will consist of Category I investments plus mortgage-related securities that are rated at least investment grade by at least one nationally- recognized statistical rating organization.

•	Category III—No more than 10% of our total assets may be of a type not meeting any of the above criteria. Among the types of assets generally assigned to this category are mortgage-related securities rated below investment grade and leveraged mortgage derivative securities, or shares of other REITs, or other investments.

We expect to acquire only those mortgage-related assets which we believe our manager has the necessary expertise to evaluate and manage, which we can readily finance, and which are consistent with our overall investment strategy and our asset acquisition policy. Generally, we expect to hold our mortgage-backed securities until maturity. Therefore, we generally do not seek to acquire assets with investment returns that are attractive only in a limited range of scenarios. Future interest rates and mortgage prepayment rates are very difficult to predict and, as a result, we seek to acquire mortgage-backed securities which we believe provide acceptable returns over a broad range of interest rate and prepayment scenarios.

We expect most of our acquisitions to consist of adjustable-rate mortgage-backed securities, hybrid adjustable-rate mortgage-backed securities and fixed-rate mortgage-backed securities. We anticipate that our investments in fixed-rate mortgage-backed securities will be focused in shorter-term mortgages, including balloon mortgages. We may, however, purchase longer-term fixed-rate mortgage-backed securities if we view the potential net returns as attractive or if the acquisition of such assets serves to reduce or diversify the overall risk profile of our portfolio.

The following table sets forth the material terms of the assets in our investment portfolio as of September 30, 2003:

Asset	% of Portfolio	Average Coupon	Average Months to Reset	Average Annual Caps	Average Lifetime Caps	Average Final Maturity
Adjustable-Rate Mortgage-Backed Securities	12.3%	3.91%	9	1.50%	9.65%	July 2033
Balloon Mortgage-Backed Securities	3.4%	3.93%	N/A	N/A	N/A	January 2008
Fixed-Rate Mortgage-Backed Securities	0.0%	N/A	N/A	N/A	N/A	N/A
Hybrid Adjustable-Rate Mortgage-Backed Securities	84.3%	4.04%	49	2.44%	9.99%	June 2033
Total/Average	100.0%	4.02%	44	2.32%	9.60%	August 2032

The weighted average annualized constant prepayment rate, or CPR, of the mortgage-backed securities in our investment portfolio for the month of September 30, 2003 was 28%. CPR attempts to predict the percentage of principal that will prepay over the next 12 months based on historical principal paydowns.

The CPR on our mortgage-backed securities for the month ended October 31, 2003, was 25%.

We seek to acquire assets that will enable us to be exempt from the Investment Company Act.

Capital/Liquidity and Leverage Policies

We employ a leverage strategy to increase our investment assets by borrowing against existing mortgage-backed securities and using the proceeds to acquire additional mortgage-backed securities. We generally seek to borrow between eight to 12 times the amount of our equity, although our borrowings may vary from time to time depending on market conditions and other factors deemed relevant by our manager and our board of directors. We believe that this leaves an adequate capital base to protect against interest rate environments in which our borrowing costs might exceed our interest income from mortgage-backed securities.

Depending on the different cost of borrowing funds at different maturities, we expect to vary the maturities of our borrowed funds to attempt to produce lower borrowing costs. In general, our borrowings are short-term. We actively manage, on an aggregate basis, both the interest-rate indices and interest-rate adjustment periods of our borrowings against the interest-rate indices and interest-rate adjustment periods related to our mortgage-backed securities.

We expect to continue to finance our mortgage-backed securities primarily at short-term borrowing rates through repurchase agreements and, to a lesser extent, our equity capital. We anticipate that, upon repayment of each borrowing under a repurchase agreement, we will use the collateral immediately for borrowing under a new repurchase agreement. In the future we may also employ borrowings under lines of credit, term loans and other collateralized financings that we may establish with approved institutional lenders and we may employ long-term borrowings.

As of September 30, 2003, we had entered into 17 borrowing agreements with various investment banking firms and other lenders, nine of which were in use on September 30, 2003. A repurchase agreement, although structured as a sale and repurchase obligation, acts as a financing under which we effectively pledge our mortgage-backed securities as collateral to secure a short-term loan. Generally, the other party to the agreement makes the loan in an amount equal to a percentage of the market value of the pledged collateral. At the maturity of the repurchase agreement, we are required to repay the loan and correspondingly receive back our collateral. While used as collateral, the mortgage-backed securities continue to pay principal and interest to us. In the event of our insolvency or bankruptcy, certain repurchase agreements may qualify for special treatment under the U.S. Federal Bankruptcy Code, the effect of which, among other things, would be to allow the creditor under the agreement to avoid the automatic stay provisions of the U.S. Federal Bankruptcy Code and to foreclose on the collateral agreement without delay. In the event of the insolvency or bankruptcy of the lender during the term of a repurchase agreement, the lender may be permitted, under applicable insolvency laws, to repudiate the contract, and our claim against the lender for damages may be treated simply as an unsecured creditor. In addition, if the lender is a broker or dealer subject to the Securities Investor Protection Act of 1970, or an insured depository institution subject to the Federal Deposit Insurance Act, our ability to exercise our rights to recover our securities under a repurchase agreement or to be compensated for any damages resulting from the lender’s insolvency may be further limited by those statutes. These claims would be subject to significant delay and, if and when received, may be substantially less than the damages we actually incur. As a result, we expect to enter into collateralized borrowings only with institutions that we believe are financially sound and which are rated investment grade by at least one nationally-recognized statistical rating organization.

Substantially all of our borrowing agreements require us to deposit additional collateral in the event the market value of existing collateral declines, which may require us to sell assets to reduce our borrowings. We have designed our liquidity management policy to maintain an adequate capital base sufficient to provide required liquidity to respond to the effects under our borrowing arrangements of interest rate movements and changes in the market value of our mortgage-backed securities, as described above. However, a major disruption in the repurchase or other market that we rely on for short-term borrowings would harm our results of operations unless we were able to arrange alternative sources of financing on comparable terms.

Credit Risk Management Policy

We expect to review credit risk associated with each of our potential investments. In addition, we may diversify our portfolio of mortgage-backed securities to avoid undue geographic, insurer, industry and certain other types of concentration risk. We may reduce risk from sellers and servicers by obtaining representations and warranties. Our manager monitors the overall portfolio risk in order to determine appropriate levels of provision for losses we may experience.

We generally determine, at the time of purchase, whether or not a mortgage-related asset complies with our credit risk management policy guidelines, based upon the most recent information utilized by us. Such compliance is not expected to be affected by events subsequent to such purchase, such as changes in characterization, value or rating of any specific mortgage-related assets or economic conditions or events generally affecting any mortgage-related assets of the type held by us.

Asset/Liability Management Policy

Interest Rate Risk Management. To the extent consistent with our election to qualify as a REIT, we expect to follow an interest rate risk management program intended to protect our portfolio of mortgage-backed securities and related debt against the effects of major interest rate changes. Specifically, our interest rate management program is formulated with the intent to offset, to some extent, the potential adverse effects resulting from rate adjustment limitations on our mortgage-backed securities and the differences between interest rate adjustment indices and interest rate adjustment periods of our adjustable-rate mortgage-backed securities and related borrowings.

Our interest rate risk management program encompasses a number of procedures, including the following:

•	monitoring and adjusting, if necessary, the interest rate sensitivity of our mortgage-backed securities compared with the interest rate sensitivities of our borrowings;

•	attempting to structure our borrowing agreements to have a range of different maturities and interest rate adjustment periods (although substantially all will be less than one year); and

•	actively managing, on an aggregate basis, the interest rate indices, interest rate adjustment periods, and gross reset margins of the mortgages underlying our mortgage-backed securities compared to the interest rate indices and adjustment periods of our borrowings.

As a result, we expect to be able to adjust the average maturity/adjustment period of our borrowings on an ongoing basis by changing the mix of maturities and interest rate adjustment periods as borrowings mature or are renewed. Through the use of these procedures, we attempt to reduce the risk of differences between interest rate adjustment periods of the mortgages underlying our adjustable-rate mortgage-backed securities and our related borrowings.

Depending on market conditions and the cost of the transactions, we may conduct hedging activities in connection with our portfolio management. If and when we engage in hedging activities, we intend to do so in a manner consistent with our election to qualify as a REIT. The goal of any hedging strategy we may adopt would be to lessen the effects of interest rate changes and to enable us to earn net interest income in periods of generally rising, as well as declining or static, interest rates. Specifically, if we implement a hedging program, it would likely be formulated with the intent to offset some of the potential adverse effects of changes in interest rate levels relative to the interest rates on the mortgage-backed securities held in our investment portfolio, as well as differences between the interest rate adjustment indices and maturity or reset periods related to our mortgage-backed securities and our borrowings.

Under the REIT rules of the Internal Revenue Code, some hedging activities produce income which is not qualifying income for purposes of the REIT gross income tests or create assets which are not qualifying assets for purposes of the REIT assets test. As a result, we may have to terminate certain hedging activities before the benefits of such activities are realized. In the case of excess hedging income, we would be required to pay a penalty tax for failure to satisfy certain REIT income tests under the Internal Revenue Code if the excess is due to reasonable cause and not willful neglect. In the case of having excess value in relation to mortgage-related assets, the penalty would result in our disqualification as a REIT. In addition, asset/liability management involves transaction costs that increase dramatically as the period covered by hedging protection increases and that may increase during periods of fluctuating interest rates.

Prepayment Risk Management. We also seek to lessen the effects of prepayment of mortgage loans underlying our securities at a faster or slower rate than anticipated. We expect to accomplish this by using a variety of techniques which include, without limitation, structuring a diversified portfolio with a variety of prepayment characteristics, investing in mortgage-backed securities, based on mortgage loans with prepayment prohibitions and penalties, investing in certain mortgage security structures that have prepayment protections, and purchasing mortgage-backed securities at a premium and at a discount. We intend to monitor prepayment risk through the periodic review of the impact of a variety of prepayment scenarios on our revenues, net earnings, distributions, cash flow and net balance sheet market value.

We believe that we have developed cost-effective asset/liability management policies to mitigate pre- payment risks. However, no strategy can completely insulate us from prepayment risks. Further, as noted above, certain of the U.S. federal income tax requirements that we must satisfy to qualify as a REIT limit our ability to fully hedge our prepayment risks. Therefore, we could be prevented from effectively hedging our interest rate and prepayment risks.

Description of Mortgage-Related Assets

Mortgage-Backed Securities

Pass-Through Certificates. We expect principally to invest in pass-through certificates, which are securities representing interests in pools of mortgage loans secured by residential real property in which payments of both interest and principal on the securities are generally made monthly. In effect, these securities pass through the monthly payments made by the individual borrowers on the mortgage loans that underlie the securities, net of fees paid to the issuer or guarantor of the securities. Pass-through certificates can be divided into various categories based on the characteristics of the underlying mortgages, such as the term or whether the interest rate is fixed or variable.

A key feature of most mortgage loans is the ability of the borrower to repay principal earlier than scheduled. This is called a prepayment. Prepayments can arise due to sale of the underlying property, refinancing, foreclosure, or other events. Prepayments result in a return of principal to pass-through certificate holders. This may result in a lower or higher rate of return upon reinvestment of principal. This is generally referred to as prepayment uncertainty. If a security purchased at a premium pre-pays at a higher than expected rate, then the value of the premium would be eroded at a faster than expected rate. Similarly, if a discount mortgage pre-pays at a lower than expected rate, the amortization towards par would be accumulated at a slower than expected rate. The possibility of these undesirable effects is sometimes referred to as “prepayment risk.”

In general, but not always, declining interest rates tend to increase prepayments, and rising interest rates tend to slow prepayments. Like other fixed-income securities, when interest rates rise, the value of mortgage-backed securities generally decline. The rate of prepayments on underlying mortgages will affect the price and volatility of mortgage-backed securities and may have the effect of shortening or extending the effective maturity of the security beyond what was anticipated at the time of purchase. If interest rates rise, our holdings of mortgage-backed securities may experience reduced returns if the borrowers of the underlying mortgages pay off their mortgages later than anticipated. This is generally referred to as extension risk.

Payment of limited amounts of principal and interest on some mortgage pass-through securities, although not the market value of the securities themselves, may be guaranteed by the full faith and credit of the federal government, including securities backed by Ginnie Mae, or by agencies or instrumentalities of the federal government, including Fannie Mae or Freddie Mac. Mortgage-backed securities created by non-governmental issuers, including commercial banks, savings and loan institutions, private mortgage insurance companies, mortgage bankers and other secondary market issuers, may be supported by various forms of insurance or guarantees, including individual loan, title, pool and hazard insurance and letters of credit, which may be issued by governmental entities, private insurers or the mortgage poolers.

The mortgage loans underlying pass-through certificates can generally be classified in the following four categories:

•	Adjustable-Rate Mortgages. Adjustable-rate mortgages, or ARMs, are those for which the borrower pays an interest rate that varies over the term of the loan. The interest rate usually resets based on market interest rates, although the adjustment of such an interest rate may be subject to certain limitations. Traditionally, interest rate resets occur at regular set intervals (for example, once per year). We will refer to such ARMs as “traditional” ARMs. Because the interest rates on ARMs fluctuate based on market conditions, ARMs tend to have interest rates that do not deviate from current market rates by a large amount. This in turn can mean that ARMs have less price sensitivity to interest rates. This may be attractive to some mortgage investors.

•	Fixed-Rate Mortgages. Fixed-rate mortgages are those where the borrower pays an interest rate that is constant throughout the term of the loan. Traditionally, most fixed-rate mortgages have an original term of 30 years. However, shorter terms (also referred to as final maturity dates) have become common in recent years. Because the interest rate on the loan never changes, even when market interest rates change, over time there can be a divergence between the interest rate on the loan and current market interest rates. This in turn can make a fixed-rate mortgage’s price sensitive to market fluctuations in interest rates. In general, the longer the remaining term on the mortgage loan, the greater the price sensitivity. One way to attempt to lower the price sensitivity of a portfolio of fixed-rate mortgages is to buy those with shorter remaining terms or maturities.

•

Hybrid Adjustable-Rate Mortgages. A recent development in the mortgage market has been the popularity of ARMs that do not reset at regular intervals. Many of these ARMs have a fixed-rate for the first few years of the loan—typically three, five, seven or 10 years—and thereafter reset periodically like a traditional ARM. Effectively such mortgages are hybrids, combining the features of a pure fixed-rate mortgage and a “traditional” ARM. Hybrid ARMs have a price sensitivity to interest rates similar to that of a fixed-rate mortgage during the period when the interest rate is fixed and similar to that of an

ARM when the interest rate is in its periodic reset stage. However, because many hybrid ARMs are structured with a relatively short initial time span during which the interest rate is fixed, even during that segment of its existence, the price sensitivity may be low. The ability of hybrid ARMs to exhibit low price sensitivity to interest rates can be attractive to some mortgage investors.

•	Balloon Maturity Mortgages. Balloon maturity mortgages are a type of fixed-rate mortgage. Thus, they have a static interest rate for the life of the loan. However the term of the loan is usually quite short and is less than the amortization schedule of the loan. Typically, this term or maturity is less than seven years. When the mortgage matures, the investor receives all of his principal back. This is effectively a price reset of the invested principal to par. As the balloon maturity mortgage approaches its maturity date, the price sensitivity of the mortgage declines. In fact, the price sensitivity for an agency balloon mortgage with a set maturity is actually lower than that for an agency hybrid ARM with the same time to interest rate reset. The ability of a balloon mortgage to have low price sensitivity to interest rates can be attractive for some mortgage investors.

Collateralized Mortgage Obligations. Collateralized mortgage obligations, or CMOs, are a type of mortgage-backed security. Interest and principal on a CMO are paid, in most cases, on a monthly basis. CMOs may be collateralized by whole mortgage loans, but are more typically collateralized by portfolios of mortgage pass-through securities guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. CMOs are structured into multiple classes, or tranches, with each class bearing a different stated maturity. Monthly payments of principal, including pre- payments, are first returned to investors holding the shortest maturity class; investors holding the longer maturity classes receive principal only after the first class has been retired.

Generally, fixed-rate mortgages are used to collateralize CMOs. However, the CMO tranches need not all have fixed-rate coupons. Some CMO tranches have floating rate coupons that adjust based on market interest rates, subject to some limitations. Such tranches, often called “CMO floaters,” can have relatively low price sensitivity. As is the case with traditional ARMs, hybrid ARMs and balloons, this low price sensitivity may be attractive to some mortgage investors.

Mortgage Derivative Securities. Although we do not have any intention to do so in the near term, we may acquire mortgage derivative securities in an amount not to exceed 10% of our total assets. Mortgage derivative securities allow the holder to receive interest only, principal only, or interest and principal in amounts that are disproportionate to those payable on the underlying mortgage loans. Payments on mortgage derivative securities can be highly sensitive to the rate of prepayments on the underlying mortgage loans. In the event of faster or slower than anticipated prepayments on these mortgage loans, the rates of return on interests in mortgage derivative securities representing the right to receive interest only or a disproportionately large amount of interest, or interest only derivatives, would be likely to decline or increase, respectively. Conversely, the rates of return on mortgage derivative securities representing the right to receive principal only or a disproportionate amount of principal, or principal only derivatives, would be likely to increase or decrease in the event of faster or slower prepayment speeds, respectively.

We may also invest in inverse floaters, a class of CMOs with a coupon rate that resets in the opposite direction from the market rate of interest to which it is indexed, including LIBOR or the 11th District Cost of Funds Index, or COFI. Any rise in the index rate, which can be caused by an increase in interest rates, causes a drop in the coupon rate of an inverse floater while any drop in the index rate causes an increase in the coupon of an inverse floater. An inverse floater may behave like a leveraged security since its interest rate usually varies by a magnitude much greater than the magnitude of the index rate of interest. The leverage-like characteristics inherent in inverse floaters are associated with greater volatility in their market prices.

We may also invest in other mortgage derivative securities that may be developed in the future.

Subordinated Interests.  We may also acquire subordinated interests, which are classes of mortgage-backed securities that are junior to other classes of the same series of mortgage-backed securities in the right to receive payments from the underlying mortgage loans. The subordination may be for all payment failures on the mortgage loans securing or underlying such series of mortgage securities. The subordination will not be limited to those resulting from particular types of risks, including those resulting from war, earthquake or flood, or the bankruptcy of a borrower. The subordination may be for the entire amount of the series of mortgage-related securities or may be limited in amount.

Mortgage Loans

We may acquire and accumulate mortgage loans (i.e., fixed-rate, ARMs, hybrid and balloon mortgage loans) as part of our investment strategy until a sufficient quantity has been accumulated for securitization into high-quality mortgage-backed securities in order to enhance their value and liquidity. Pursuant to our asset acquisition policies, the aggregate amount of any mortgage loans that we acquire and do not immediately securitize, together with our investments in other mortgage-related assets that are not Category I or Category II assets, will not constitute more than 10% of our total assets at any time. All mortgage loans, if any, will be acquired with the intention of securitizing them into high-credit quality mortgage securities. Despite our intentions, however, we may not be successful in securitizing these mortgage loans. To meet our investment criteria, mortgage loans acquired by us will generally conform to the underwriting guidelines established by Fannie Mae, Freddie Mac, Ginnie Mae or other credit insurers. Applicable banking laws generally require that an appraisal be obtained in connection with the original issuance of mortgage loans by the lending institution. We do not intend to obtain additional appraisals at the time of acquiring any mortgage loans.

Mortgage loans may be originated by or purchased from various suppliers of mortgage-related assets throughout the United States, including savings and loans associations, banks, mortgage bankers and other mortgage lenders. We may acquire mortgage loans directly from originators and from entities holding mortgage loans originated by others. Our board of directors has not established any limits upon the geographic concentration of mortgage loans that we may acquire. However, our asset acquisition policy will limit the amount and/or type of mortgage loans we may acquire.

Other Investments

We may acquire other investments that include equity and debt securities issued primarily by other mortgage-related finance companies, interests in mortgage-related collateralized bond obligations, other subordinated interests in pools of mortgage-related assets, commercial mortgage loans and securities, and residential mortgage loans other than high-credit quality mortgage loans. These investments are generally considered Category III investments under our asset acquisition policy and shall be limited to 10% of our total assets.

We also intend to operate in a manner that will not subject us to regulation under the Investment Company Act. Our board of directors has the authority to modify or waive our current operating policies and our strategies without prior notice to you and without stockholder approval.

Policies With Respect to Other Financing and Investment Activities

If our board of directors determines that additional funding is required, we may raise such funds through additional equity offerings, debt financing, retention of cash flow (subject to provisions in the Internal Revenue Code concerning taxability of undistributed REIT taxable income) or a combination of these methods.

In the event that our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration it deems appropriate.

Borrowings may be in the form of bank borrowings, secured or unsecured, and publicly or privately placed debt instruments, purchase money obligations to the sellers of assets, long-term, tax-exempt bonds or other publicly or privately placed debt instruments, financing from banks, institutional investors or other lenders, securitizations, including CBOs, any of which indebtedness may be unsecured or may be secured by mortgages or other interests in the assets. Such indebtedness may entail recourse to all or any part of our assets or may be limited to the particular assets to which the indebtedness relates.

We have authority to offer our common stock or other equity or debt securities in exchange for property and to repurchase or otherwise reacquire our shares or any other securities and may engage in such activities in the future.

Subject to the percentage of ownership limitations and gross income and asset tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities.

We may engage in the purchase and sale of investments. We do not underwrite the securities of other issuers.

Our board of directors may change any of these policies without prior notice to and without a vote of our stockholders.

SELECTED FINANCIAL DATA

The following summary financial data are derived from audited financial statements as of April 25, 2003 (inception) and June 30, 2003 and for the period from April 26, 2003 through June 30, 2003, and unaudited financial statements as of September 30, 2003, for the period April 26, 2003 through September 30, 2003 and for the three months ended September 30, 2003. The selected financial data should be read in conjunction with the more detailed information contained in the financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the period from April 26, 2003 through September 30, 2003	For the three months ended September 30, 2003	For the period from April 26, 2003 through June 30, 2003
Statement of Operations Data:
Revenues:
Net interest income:
Interest income	$11,449,975	$10,777,462	$672,513
Interest expense	4,492,077	4,327,390	164,687

Net interest income	6,957,898	6,450,072	507,826
Losses on sales of mortgage-backed securities	(7,830,566)	(7,830,566)
Expenses:
Management fee expense to related party	483,208	398,522	84,686
Salaries and benefits	40,508	40,508	—
Professional services	347,114	123,237	223,877
Board of directors expense	61,072	39,500	21,572
Insurance expense	163,066	127,617	35,449
Custody expense	48,858	46,038	2,820
Other general and administrative expenses	12,907	10,457	2,450

Total expenses	1,156,733	785,879	370,854

Net income/(loss)	$(2,029,401)	$(2,166,373)	$136,972

Basic and diluted earnings (loss) per share	$(0.25)	$(0.19)	$0.04

Weighted average number of shares outstanding, basic and diluted	8,232,481	11,704,000	3,393,394

	September 30, 2003	June 30, 2003	April 25, 2003 (inception)
Balance Sheet Data:
Mortgage-backed securities available for sale, at fair value	$108,885,768	$496,629,963	—
Mortgage-backed securities pledged as collateral, at fair value	1,496,209,632	1,217,326,202	—
Total mortgage-backed securities, at fair value	1,605,095,400	1,713,956,165	—
Total assets	1,831,081,815	1,719,447,359	$1,000
Repurchase agreements and margin debt	1,472,875,525	1,154,939,346	—
Unsettled security purchases	215,742,419	407,777,017	—
Total liabilities	1,691,630,834	1,564,199,247	796
Accumulated other comprehensive loss	(18,248,209)	(4,616,316)	—
Total stockholders’ equity	139,450,981	155,248,112	204
Book value per share	$11.91	$13.26	$0.001

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus.

General

We use our equity capital and borrowed funds to seek to generate income based on the difference between the yield on our mortgage-related assets and the cost of our borrowings. We intend to elect to be taxed as a REIT under the Internal Revenue Code. We will not generally be subject to federal taxes on our income to the extent that we distribute our taxable income to our stockholders and maintain our qualification as a REIT.

Critical Accounting Policies

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States, which are known as GAAP. These accounting principles require us to make some complex and subjective decisions and assessments. Our most critical accounting policies involve decisions and assessments which could significantly affect our reported assets and liabilities, as well as our reported revenues and expenses. We believe that all of the decisions and assessments upon which our financial statements are based were reasonable at the time made based upon information available to us at that time. Management has identified our most critical accounting policies to be the following:

Classifications of Investment Securities

Our investments in mortgage-backed securities are classified as available-for-sale securities, as discussed in Note 2 to the financial statements. Although all of our mortgage-backed securities are carried on the balance sheet at fair value, the classification of the securities as available-for-sale results in changes in fair value being recorded as adjustments to accumulated other comprehensive loss, which is a component of stockholders’ equity, rather than immediately through earnings. If available-for-sale securities were classified as trading securities, there could be substantially greater volatility in earnings from period-to-period.

Valuations of Mortgage-backed Securities

As noted above, all investment securities are carried on the balance sheet at fair value. Our mortgage-backed securities have fair values determined by management with reference to price estimates provided by dealers in the securities and independent pricing services. Because the price estimates may vary to some degree between sources, management must make certain judgments and assumptions about the appropriate price to use to calculate the fair values for financial reporting purposes. Different judgments and assumptions could result in different presentations of value.

When the fair value of an available-for-sale security is less than amortized cost, management considers whether there is an other-than-temporary impairment in the value of the security (for example, whether the security will be sold prior to the recovery of fair value). If, in management’s judgment, an other-than-temporary impairment exists, the cost basis of the security is written down to the then-current fair value, and the unrealized loss is transferred from accumulated other comprehensive loss as an immediate reduction of current earnings (as if the loss had been realized in the period of impairment). The determination of other-than-temporary impairment is a subjective process, and different judgments and assumptions could affect the timing of loss realization.

Interest Income Recognition

Interest income on our mortgage-backed securities is accrued based on the actual coupon rate and the outstanding principal amount of the underlying mortgages. Premiums and discounts are amortized or accreted into interest income over the lives of the securities using the effective yield method adjusted for the effects of estimated prepayments based on Statement of Financial Accounting Standards, or SFAS, No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases—an amendment of FASB Statements No. 13, 60, and 65 and a rescission of FASB Statement No. 17. If our estimate of prepayments is incorrect, we may be required to make an adjustment to the amortization or accretion of premiums and discounts that would have an impact on future income.

Accounting for Derivative Financial Instruments and Hedging Activities

As of September 30, 2003 we did not hold any derivative financial instruments. Our policies permit us to enter into interest rate swaps, caps and floors, Euro dollar futures and other derivative transactions to help us reduce our interest rate and prepayment risks. On November 21, 2003, we engaged in a short sale of Euro dollar futures contracts in order to hedge the impact of changes in interest rates on our liability costs. We sold short 375 Euro dollar futures contracts with a notional totaling $375 million. This position and any other similar positions that we may enter into will be accounted for at fair value based on SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted. Estimating the fair value of derivatives involves significant judgments by management.

Accounting for Stock Compensation

As of September 30, 2003, we had 50,000 outstanding stock options, and had issued no other forms of stock compensation. We intend to issue stock options in the future. There were no stock options outstanding at June 30, 2003. We may issue options and other stock-based compensation to Luminent employees and directors, and to Seneca employees. We intend to account for stock options issued to our own employees and directors using the fair value based methodology prescribed by SFAS No. 123, Accounting for Stock-Based Compensation. Stock options issued to Seneca employees will be recognized as expense over the vesting period based on their fair value. Estimating the fair value of stock options involves significant judgments by management.

Off-Balance Sheet Arrangements

Since inception, we have not maintained any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Further, we have not guaranteed any obligations of unconsolidated entities nor do we have any commitment or intent to provide additional funding to any such entities. Accordingly, we are not materially exposed to any market, credit, liquidity or financing risk that could arise if we had engaged in such relationships.

Management Incentive Compensation Expense

As discussed in Note 2 and Note 7 to the financial statements, the management agreement provides for the payment of incentive compensation to Seneca if our financial performance exceeds certain benchmarks. Incentive compensation is calculated on a cumulative, quarterly basis for GAAP purposes and on a stand-alone quarterly basis with an annual cumulative reconciliation calculation for incentive compensation payment purposes. During each quarter of the fiscal year, we will calculate the incentive compensation expense quarterly, on a cumulative basis, making any necessary adjustments for any expensed amounts that were recognized in previous quarters. As a result, if we experience poor quarterly performance in a particular quarter and this causes the cumulative incentive compensation expense for the current quarter to be lower than the cumulative incentive compensation for the prior quarter, we will record a negative incentive compensation expense in the current quarter. Although Seneca was entitled to receive incentive compensation under the management agreement for the period from June 30, 2003 through September 30, 2003, because of the net loss reported by Luminent for the period, Seneca voluntarily waived, on a one-time basis, its right to incentive compensation for the period. Since the manager waived its right to its incentive compensation for the period from June 30, 2003 through

September 30, 2003, no incentive compensation expense was recorded. For the fourth quarter of 2003, we will calculate the cumulative incentive compensation earned by Seneca in accordance with the terms of the management agreement, and then deduct the $613,247 of incentive compensation related to the third quarter of 2003 which Seneca waived on a one-time basis.

For the first, second and third quarters of each fiscal year, incentive compensation payments actually paid to Seneca are calculated based upon the net income and relevant performance thresholds solely for the applicable quarter, and a cumulative calculation is performed at the end of the fiscal year. As a result, during the first three quarters of each fiscal year there will be differences between incentive compensation expense, for GAAP purposes, and the incentive compensation amounts actually paid to Seneca. Any differences between these amounts will be reflected on the balance sheet as a receivable due from or payable due to Seneca. In addition, when each annual cumulative incentive compensation calculation and reconciliation is performed, Seneca may be required to return cash incentive compensation payments earlier received or shares of common stock earlier granted, as applicable, to it as part of its incentive compensation payments for the first three quarters of the fiscal year.

The cash portion of the incentive compensation is accrued and expensed during the period for which it is calculated and paid. We account for the restricted stock portion of the incentive compensation in accordance with SFAS No. 123, Accounting for Stock-based Compensation, and related interpretations, and EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

Fifty percent of Seneca’s incentive compensation will be paid in the form of our restricted common stock. This restricted stock will be paid or issued to Seneca on a quarterly basis pursuant to the terms of the management agreement. The number of shares of restricted stock issued to Seneca will be based on the fair market value of the shares at the time of issuance, less a discount determined by our board of directors to account for the transfer restrictions during the vesting period. During periods of lower stock prices, we will issue more restricted common stock to Seneca under the management agreement to pay for the same amount of incentive compensation earned in periods that had higher stock prices. Over the vesting period, any additional shares issued would have a dilutive effect on book value and earnings per share.

On the date of each restricted stock payment or issuance to Seneca under the management agreement, the fair market value of the common stock shall be recorded in the stockholders’ equity section of our balance sheet as common stock and additional paid-in capital. The corresponding portion of any restricted stock payment that is not expensed will be reflected in the stockholders’ equity section of our balance sheet as deferred manager compensation. Each quarter’s incentive compensation restricted stock payment or issuance to Seneca will be divided into three tranches. The first tranche will vest over a one-year period and be expensed over a five-quarter period, beginning in the quarter in which it was earned. The second tranche will vest over a two-year period and be expensed over a nine-quarter period beginning in the quarter in which it was earned. The third tranche will vest over a three-year period and be expensed over a thirteen-quarter period beginning in the quarter in which it was earned. As a result of this vesting schedule for the restricted stock issued to Seneca, we will incur incentive compensation expense in each of the periods following the issuance of the restricted stock over a three-year period. We will continue to incur incentive compensation expense related to each restricted stock payment, even in subsequent periods in which Seneca did not earn incentive compensation under the management agreement.

As the price of our common stock changes in future periods, the fair value of the unvested portions of shares paid to Seneca pursuant to the management agreement shall be marked-to-market, with corresponding entries on the balance sheet. The net effect of any mark-to-market adjustments to the value of the unvested portions of the restricted stock shall be expensed in future periods, on a ratable basis, according to the remaining vesting schedules of each respective tranche of restricted common stock. Accordingly, incentive compensation expense related to the portion of the incentive compensation paid to Seneca in each restricted stock payment or issuance may be higher or lower from one reporting period to the next, and may vary throughout the vesting period. For example, future incentive compensation expense related to previously issued but unvested restricted stock will be higher during periods of increasing stock prices, and lower during periods of decreasing stock prices. In addition, over the vesting period for each restricted stock payment or issuance, our stockholders’ equity will increase or decrease based upon the current market price of our stock. As a result, this will have the effect of increasing or decreasing our net worth, the factor used in calculating Seneca’s base management fee, and may increase or decrease the amount of base management fees in future periods.

Pursuant to the management agreement, it is possible for Seneca to earn incentive compensation each quarter and, as a result, receive a restricted stock payment each quarter. As Seneca is paid or issued multiple tranches of restricted common stock for incentive compensation, we will experience increasing management fee expense due to the cumulative impact of multiple tranches and vesting schedules of restricted stock payments, and the mark-to-market impact of the unvested portions of these payments. This will be true even in periods where there is little change in our income or stock price.

Financial Condition

All of our assets at September 30, 2003 and June 30, 2003 were acquired with the proceeds of our June 2003 private placement of 11,500,000 shares of our common stock and use of leverage. We received net proceeds after offering costs of approximately $159.7 million in that offering, which closed on June 11, 2003 and June 19, 2003.

Mortgage-Backed Securities

At September 30, 2003, we held $1.6 billion of mortgage-backed securities at fair value. The stated contractual final maturity of the mortgage loans underlying our portfolio of mortgage-backed securities ranges up to 30 years, however, the expected maturity is subject to change based on the prepayments of the underlying mortgage loans. The following table sets forth the maturity dates, by year, related to the assets that comprise our investment portfolio as of September 30, 2003:

Asset	Average Final Maturity
Adjustable-Rate Mortgage-Backed Securities	2033
Hybrid Adjustable-Rate Mortgage-Backed Securities	2033
Balloon Mortgage-Backed Securities	2008
Fixed-Rate Mortgage-Backed Securities	N/A

At June 30, 2003, we held $1.7 billion of mortgage-backed securities at fair value. The stated contractual final maturity of the mortgage loans underlying our portfolio of mortgage-backed securities ranges up to 30 years; the expected maturity is subject to change based on the prepayments of the underlying mortgage loans. The following table sets forth the maturity dates, by year, related to the assets that comprise our investment portfolio as of June 30, 2003:

Asset	Average Final Maturity
Adjustable-Rate Mortgage-Backed Securities	2033
Hybrid Adjustable-Rate Mortgage-Backed Securities	2033
Balloon Mortgage-Backed Securities	2008
Fixed-Rate Mortgage-Backed Securities	N/A

The following table summarizes our mortgage-backed securities classified as available-for-sale as of September 30, 2003, which are carried at their fair value:

	Adjustable-Rate Securities	Hybrid Adjustable- Rate Securities	Balloon Maturity Securities	Total Mortgage- Backed Securities
Amortized cost	$201,682,488	$1,365,703,644	$55,957,477	$1,623,343,609
Unrealized gains	—	27,977	—	27,977
Unrealized losses	(3,648,849)	(13,488,530)	(1,138,807)	(18,276,186)

Fair value	$198,033,639	$1,352,243,091	$54,818,670	$1,605,095,400

% of total	12.3%	84.3%	3.4%	100.0%

The following table summarizes our mortgage-backed securities classified as available-for-sale as of June 30, 2003, which are carried at their fair value:

	Adjustable-Rate Securities	Hybrid Adjustable- Rate Securities	Balloon Maturity Securities	Total Mortgage- Backed Securities
Amortized cost	$217,309,546	$1,445,208,490	$56,054,445	$1,718,572,481
Unrealized gains	37,243	192,924	—	230,167
Unrealized losses	(1,210,577)	(3,354,740)	(281,166)	(4,846,483)

Fair value	$216,136,212	$1,442,046,674	$55,773,279	$1,713,956,165

% of total	12.6%	84.1%	3.3%	100.0%

Actual maturities of the mortgage loans underlying our portfolio of mortgage-backed securities are generally shorter than stated contractual maturities. Actual maturities are affected by the contractual lives of the underlying mortgages, periodic payments of principal, and prepayments of principal. The following table summarizes our mortgage-backed securities on September 30, 2003 according to their estimated weighted average life classifications:

Weighted Average Life	Fair Value	Amortized Cost	Weighted Average Coupon
Less than one year	$266,633,320	$270,572,448	4.09%
Greater than one year and less than five years	1,338,462,080	1,352,771,161	4.01%
Greater than five years	—	—	—

Total	$1,605,095,400	$1,623,343,609	4.02%

The weighted average life of the mortgage-backed securities at September 30, 2003 in the table above is based upon data provided through a subscription-based financial information service provided by a major investment bank, assuming constant principal prepayment rates to the balloon or reset date for each security. At September 30, 2003, the portfolio was settled and had actual prepayment speed history. The prepayment model considers current yield, forward yield, steepness of the yield curve, current mortgage rates, mortgage rate of the outstanding loan, loan age, margin and volatility. This subscription service was acquired by us during the third quarter.

The following table summarizes our mortgage-backed securities on June 30, 2003 according to their estimated weighted average life classifications:

Weighted Average Life	Fair Value	Amortized Cost	Weighted Average Coupon
Less than one year	$—	$—	—
Greater than one year and less than five years	1,658,182,886	1,662,518,036	4.04%
Greater than five years	55,773,279	56,054,445	3.93%

Total	$1,713,956,165	$1,718,572,481	4.03%

The weighted average life of the mortgage-backed securities at June 30, 2003 in the table above was estimated using expected prepayment speeds for the pools, since the pools were new issues and did not have historical performance data available. For settled securities as of June 30, 2003, our manager used information and prepayment speeds available on a major financial information service to calculate the weighted average life.

The actual weighted average life of the mortgage-backed securities in our investment portfolio could be longer or shorter than the estimates in the tables above depending on the actual prepayment rates experienced over the life of the applicable securities and is sensitive to changes in both prepayment rates and interest rates. All averages are shown in years. Seneca did not conduct any separate estimate of prepayment rates or weighted average life of the mortgage-backed securities in our investment portfolio.

Equity Securities

Our investment policies allow us to acquire a limited amount of equity securities, including common and preferred shares issued by other real estate investment trusts. At September 30, 2003 or June 30, 2003, however, we did not hold any equity securities.

Unsettled Securities Sales and Purchases

At September 30, 2003, we had unsettled securities sales of $215.9 million and unsettled securities purchases of $215.7 million. These securities settled in October 2003 and resulted in a realized gain of $0.2 million during the quarter.

At June 30, 2003, we had unsettled securities purchases of $407.8 million.

Other Assets

We had other assets of $10.0 million at September 30, 2003. Other assets primarily consist of interest receivable of approximately $5.6 million, principal receivable of approximately $3.6 million and prepaid insurance of approximately $347,000. We had other assets of $5.5 million at June 30, 2003, which consisted primarily of interest receivable of approximately $5.0 million and prepaid insurance of $475,020.

Stockholders’ Equity

Stockholders’ equity at September 30, 2003 and June 30, 2003 was $139.5 million and $155.2 million, respectively, and includes $18.2 million and $4.6 million, respectively, of unrealized losses on mortgage-backed securities available for sale presented as accumulated other comprehensive loss.

Average stockholders’ equity for the quarter ended September 30, 2003 was $147.3 million. Due to the losses on sales of securities during such quarter, return on average equity was (1.47%) for the quarter ended September 30, 2003. If the net capital losses of $7.8 million for the quarter September 30, 2003 are excluded from this calculation, return on average equity was 3.84% for the quarter ended September 30, 2003, or 16.29% on an annualized, compound basis.

Our book value at September 30, 2003 was $139.5 million, or $11.91 per share, based on 11,704,000 shares outstanding on that date. As of September 30, 2003, excluding the $18.3 million accumulated other comprehensive loss related to the fair market value adjustment for our mortgage-backed securities, our book value was $157.7 million, or $13.47 per share. Management believes that this measure is useful to investors because book value unadjusted for temporary declines in the fair values of securities more closely represents the cost basis of our invested assets, net of our leverage, which is the basis for our net interest income and our distributions to stockholders under the tax code governing REIT distributions.

Our book value at November 18, 2003 was $134.1 million, or $11.45 per share, based on 11,704,000 shares outstanding on that date. As of November 18, 2003, the accumulated other comprehensive loss related to the fair market value adjustment for our mortgage-backed securities was $19.7 million. As of November 18, 2003, excluding the $19.7 million accumulated other comprehensive loss, our book value was $153.8 million, or $13.14 per share.

Hedging Instruments

There can be no assurance that our hedging activities will have the desired beneficial impact on our results of operations or financial condition. Moreover, no hedging activity can completely insulate us from the risks associated with changes in interest rates and prepayment rates.

Hedging involves risk and typically involves costs, including transaction costs. The costs of hedging increase dramatically as the period covered by the hedging increases and during periods of rising and volatile interest rates. We may increase our hedging activity and, thus, increase our hedging costs during such periods when interest rates are volatile or rising. We generally intend to hedge as much of the interest rate risk as our manager determines is in the best interest of our stockholders, after consideration of the cost of such hedging transactions and consistent with our desire to maintain our status as a REIT. Our policies do not contain specific requirements as to the percentages or amount of interest rate risk that Seneca, as our manager, is required to hedge.

At September 30, 2003 and June 30, 2003, we had not engaged in any hedging activities.

On November 21, 2003, we engaged in a short sale of Euro dollar futures contracts in order to hedge the impact of changes in interest rates on our liability costs. We sold short 375 Euro dollar futures contracts with a notional amount totaling $375 million. These contracts have been designated as cash flow hedges under Statement of Financial Accounting Standards, or SFAS, No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted, and therefore we have applied hedge accounting to these transactions. The futures contracts are valued at fair value with the resulting gain or loss associated with the effective portion of the hedge recognized in accumulated other comprehensive income until the quarter following contract expiration. The gain or loss associated with the ineffective portion will be recognized in earnings the current quarter when the effective measurement is made.

Liabilities

We have entered into repurchase agreements to finance some of our acquisitions of mortgage-backed securities. None of the counterparties to these agreements are affiliates of Seneca or us. These agreements are secured by our mortgage-backed securities and bear interest rates that have historically moved in close relationship to LIBOR. As of September 30, 2003 we had established 17 borrowing agreements with various investment banking firms and other lenders, nine of which were in use on September 30, 2003. At June 30, 2003 we had 10 borrowing agreements in use.

At September 30, 2003, we had outstanding approximately $1.5 billion of repurchase agreements with a weighted average current borrowing rate of 1.20%, $6.9 million of which matures within 30 days, $324.3 million of which matures between 90 and 180 days and $1.1 billion of which matures in greater than 180 days. It is our present intention to seek to renew these repurchase agreements as they mature under the then-applicable borrowing terms of the counterparties to our repurchase agreements. At June 30, 2003, we had outstanding approximately $1.2 billion of repurchase agreements with a weighted average current borrowing rate of 1.11%, $1.0 billion of which matures within 30 days and $135.1 million of which matures within 31 and 90 days. At September 30, 2003 and June 30, 2003, the repurchase agreements were secured by mortgage-backed securities with an estimated fair value of $1.5 billion and $1.2 billion, respectively, and had a weighted average maturity of 254 days and 13 days, respectively.

At September 30, 2003, the repurchase agreements had remaining maturities as summarized below:

	Overnight (1 day or less)	Between 2 and 30 days	Between 31 and 90 days	Greater than 90 days	Total
Agency-backed mortgage-backed securities:
Amortized cost of securities sold, including accrued interest	$7,154,544	—	—	$1,001,370,437	$1,008,524,982
Fair market value of securities sold, including accrued interest	$7,102,565	—	—	$990,000,433	$997,102,998
Repurchase agreement liabilities associated with these securities	$6,863,000	—	—	$965,019,525	$965,019,525
Average interest rate of repurchase agreement liabilities	1.24%	0.00%	0.00%	1.19%	1.19%
Non-agency-backed mortgage-backed securities:
Amortized cost of securities sold, including accrued interest	—	—	—	$509,724,746	$509,724,746
Fair market value of securities sold, including accrued interest	—	—	—	$504,366,717	$504,366,717
Repurchase agreement liabilities associated with these securities	—	—	—	$500,993,000	$500,993,000
Average interest rate of repurchase agreement liabilities	0.00%	0.00%	0.00%	1.23%	1.23%
Total:
Amortized cost of securities sold, including accrued interest	$7,154,544	—	—	$1,511,095,183	$1,518,249,727
Fair market value of securities sold, including accrued interest	$7,102,565	—	—	$1,494,367,150	$1,501,469,715
Repurchase agreement liabilities associated with these securities	$6,863,000	—	—	$1,466,012,525	$1,472,875,525
Average interest rate of repurchase agreement liabilities	1.24%	0.00%	0.00%	1.20%	1.20%

At September 30, 2003, the repurchase agreements had the following counterparties, amounts at risk and weighted average remaining maturities:

Repurchase Agreement Counterparties	Amount at Risk(1)	Weighted Average Maturity of Repurchase Agreements in Days
Bear Stearns & Co.	$3,235,655	309
Banc of America Securities LLC	1,846,299	118
Countrywide Securities Corporation	(1,215,481)	115
Credit Suisse First Boston LLC	9,394,339	223
Deutsche Bank Securities Inc.	3,968,415	238
J.P. Morgan Securities Inc.	600,216	269
Merrill Lynch Government Securities Inc./Merrill Lynch Pierce, Fenner & Smith Inc.	5,474,059	281
Salomon Smith Barney	(4,943,687)	264
UBS Securities LLC	8,266,350	324

Total	$26,626,165	254

(1)	Equal to the fair value of securities sold, plus accrued interest income, minus repurchase agreement liabilities, plus accrued interest expense.

At June 30, 2003, the repurchase agreements had remaining maturities as summarized below:

	Overnight (1 day or less)	Between 2 and 30 days	Between 31 and 90 days	Greater than 90 days	Total
Agency-backed mortgage-backed securities:
Amortized cost of securities sold, including accrued interest	$60,564	$802,122	—	—	$862,685
Fair market value of securities sold, including accrued interest	$60,381	$800,561	—	—	$860,942
Repurchase agreement liabilities associated with these securities	$58,000	$765,409	—	—	$823,409
Average interest rate of repurchase agreement liabilities	1.00%	1.09%	0.00%	0.00%	1.09%
Non-agency-backed mortgage-backed securities:
Amortized cost of securities sold, including accrued interest	—	$206,213	$143,685	—	$349,898
Fair market value of securities sold, including accrued interest	—	$205,026	$142,492	—	$347,518
Repurchase agreement liabilities associated with these securities	—	$192,148	$135,116	—	$327,264
Average interest rate of repurchase agreement liabilities	0.00%	1.16%	1.18%	0.00%	1.17%
Total:
Amortized cost of securities sold, including accrued interest	$60,564	$1,008,335	$143,685	—	$1,212,583
Fair market value of securities sold, including accrued interest	$60,381	$1,005,588	$142,492	—	$1,208,460
Repurchase agreement liabilities associated with these securities	$58,000	$957,557	$135,116	—	$1,150,673
Average interest rate of repurchase agreement liabilities	1.00%	1.11%	1.18%	0.00%	1.11%

At June 30, 2003, the repurchase agreements had the following counterparties, amounts at risk and weighted average remaining maturities:

Repurchase Agreement Counterparties	Amount at Risk(1)	Weighted Average Maturity of Repurchase Agreements in Days
Bear Stearns & Co.	$10,735,126	7
Banc of America Securities LLC	1,515,680	32
Countrywide Securities Corporation	2,462,063	30
Credit Suisse First Boston LLC	3,002,258	30
Freddie Mac	4,080,694	7
Goldman Sachs & Co.	4,346,100	7
Lehman Brothers Inc.	5,223,547	6
Merrill Lynch Government Securities Inc./Merrill Lynch Pierce, Fenner & Smith Inc.	5,067,802	7
Salomon Smith Barney	10,383,087	18
UBS Securities LLC	10,854,918	16

Total	$57,671,275	13

(1) Equal	to the fair value of securities sold, plus accrued interest income, minus repurchase agreement liabilities, plus accrued interest expense.

We had $218.8 million of other liabilities at September 30, 2003. Other liabilities consisted of $215.7 million of unsettled securities purchases, $0.8 million of accounts payable and accrued expenses, $0.3 million of a note payable related to our directors’ and officers’ insurance policy, $0.2 million of management fee payable and related party liability, and $1.9 million of accrued interest expense on repurchase agreements. All of the $215.7 million of unsettled securities purchases are related to “to be announced,” or “TBA,” bonds. The entire $215.7 million balance of unsettled securities purchases was settled in October 2003.

We have a credit line with Bear Stearns, as primary custodian, at an interest rate of federal funds plus 65 basis points, in the amount of $400 million at September 30, 2003. This credit line does not have a stated termination date. At September 30, 2003, there were no outstanding borrowings against this credit line.

We had $413.5 million of other liabilities at June 30, 2003. Other liabilities consisted of $407.8 million of unsettled security purchases, $4.3 million of margin debt, $847,783 of accounts payable and accrued expenses, $363,165 of a note payable related to the Company’s directors’ and officers’ insurance policy, $156,166 of management fee payable and related party liability, and $115,770 of accrued interest expense on repurchase agreements. Of the $407.8 million of unsettled security purchases, $370.5 million are related to “to be announced,” or “TBA,” bonds and the remaining $37.3 million were related to two securities issued by Fannie Mae. The entire $407.8 million balance of unsettled security purchases was settled by July 31, 2003. The $4.3 million of margin debt was provided by Bear Stearns, our primary custodian, at an interest rate of federal funds plus 65 basis points (1.65% on June 30, 2003), as part of a total credit line provided by our custodian in the amount of $400 million at June 30, 2003.

Results of Operations

Our company was organized on April 25, 2003 and we began substantive operations in mid-June, 2003, after completing a private placement of our common stock. We leveraged the proceeds from the private placement with short-term borrowings under repurchase agreements and other debt arrangements with our custodian bank to invest in a portfolio of mortgage-backed securities. Because of the short period of operations, our financial results for this period are not indicative of the results we expect during full quarterly or annual periods. We earned $136,972, or $0.04 per weighted average share (basic and diluted), for the period from April 26 through June 30, 2003.

The quarter ended September 30, 2003 was our first full quarter of operations. During that quarter we continued to leverage the net proceeds from our private placement with short-term borrowings under repurchase agreements in order to invest in mortgage-backed securities. Net loss for the quarter was $2.2 million, or $(0.19) per weighted average share (basic and diluted).

For the quarter ended September 30, 2003, interest income, net of premium amortization, was $10.8 million and was primarily earned from investments in mortgage-backed securities. Interest expense on short-term borrowings, primarily repurchase agreements, was $4.3 million. For the period from April 26, 2003 through June 30, 2003, interest income, net of premium amortization, was $672,513, and was primarily earned from investments in mortgage-backed securities during the latter half of June; interest expense on short-term borrowings was $164,687. For the month ended September 30, 2003, the yield on average earning assets, net of amortization of premium was 2.61% and the cost of funds on the average repurchase balance as of September 30, 2003 was 1.20%, resulting in an interest rate spread of 1.41%.

In the month ended October 31, 2003, we earned net interest income of $2.2 million, and net income of $1.9 million, or $0.16 per fully diluted share. For the month ended October 31, 2003, the yield on average earning assets, net of amortization of premium, was 2.84%, and the cost of funds on our average repurchase agreement liabilities at October 31, 2003 was 1.20%, resulting in an interest rate spread of 1.64%.

Net loss on sales of mortgage-backed securities for the quarter ended September 30, 2003 was $7.8 million. Between June 30, 2003 and mid-August, the U.S. bond markets experienced dramatic price and yield volatility. For example, between June 1, 2003 and September 30, 2003, the 10-year U.S. Treasury yield ranged from a low of 3.11% on June 13, 2003 to a high of 4.60% on September 2, 2003, an increase of approximately 48%. This increase in interest rates caused the overall market value of our portfolio to decrease and our leverage (defined as our total debt divided by stockholders’ equity) to increase beyond management’s desired range. To reduce leverage, we sold securities in mid-August totaling $130.7 million and realized a loss of $2.3 million. In an attempt to protect our portfolio from further increases in interest rates, we sold short $200 million of TBA mortgage securities. Interest rates subsequently declined, and we closed out this short position in the month of September for a total realized loss of $5.7 million. There were no gains or losses on sales of securities for the period from April 26 through June 30, 2003.

The unsettled securities sales of $215.9 million and unsettled securities purchases of $215.7 million at September 30, 2003 represent three simultaneous purchase and sale transactions recorded during the quarter that resulted in a realized gain on sale of $0.2 million. These transactions settled in October 2003.

Operating expenses for the quarter ended September 30, 2003 were $785,879. Base management fees to Seneca under the management agreement, which were $398,522 for the quarter, are based on a percentage of our average net worth. “Average net worth” for these purposes is calculated on a monthly basis and equals the difference between the aggregate book value of our consolidated assets prior to accumulated depreciation and other non-cash items, including the fair market value adjustment on mortgage-backed securities, minus the aggregate book value of our consolidated liabilities. Professional services expenses for the quarter of $123,237 include both legal and accounting services provided to us. We expect relatively higher levels of professional services expenses to continue during our stabilization period as a public company. The insurance expense for the quarter of $127,617 represents a three-month amortization of prepaid directors’ and officers’ insurance. Custody expense of $46,038 for the three months ended September 30, 2003 includes the services provided by our primary custodian, Bear Stearns. These expenses may vary based on levels of activity within the portfolio.

Other operating expenses were high in proportion to gross interest income and expense and to net interest income for the period from April 26 through June 30, 2003 as compared to expectations for full periods of operations. Professional services expenses of $223,877 were proportionately high because of the costs of start-up activities involved in forming our company, which are expensed when incurred. Base management fees to Seneca, which were $84,686 for the period, are based on a percentage of our average net worth. “Average net worth” for these purposes is calculated on a monthly basis and equals the difference between the aggregate book value of our consolidated assets prior to accumulated depreciation and other non-cash items, including the fair market value adjustment on mortgage-backed securities, minus the aggregate book value of our consolidated liabilities. The base management fees for the period from April 26 through June 30, 2003 were prorated for a portion of the quarter following the completion of the June 2003 private placement. To varying degrees, other operating expenses were also disproportionate to net interest income compared to a normal full period’s results.

We did not accrue or pay incentive compensation to Seneca for the quarter ended September 30, 2003 or the period from April 26, 2003 to June 30, 2003. Although Seneca was entitled to receive incentive compensation under the management agreement for the period from June 30, 2003 through September 30, 2003, Seneca waived its right to incentive compensation for this period. Incentive compensation is earned by Seneca when REIT taxable net income (before deducting incentive compensation, net operating losses and certain other items) relative to the average net invested assets for the period, as defined in the management agreement, exceeds the “threshold return” taxable income that would have produced an annualized return on equity equal to the sum of the 10-year U.S. Treasury rate plus 2.0% for the same period. Although we reported a net loss for the period from June 30, 2003 through September 30, 2003 of $2.2 million, REIT taxable net income (before deducting incentive compensation, net operating losses and certain other items) for the same period was $6.0 million. As a result, REIT taxable net income for incentive compensation purposes was greater than the “threshold return” taxable income of $2.9 million and, therefore, an incentive fee of $613,247 was earned by Seneca under the management agreement. Seneca waived its right to this incentive compensation on a one-time basis only. We do not expect Seneca to waive incentive compensation in the future.

REIT taxable net income is calculated according to the requirements of the Internal Revenue Code, rather than GAAP. The following table reconciles GAAP net losses to REIT taxable net income for the periods indicated:

	For the three months ended September 30, 2003	For the period from April 26, 2003 through September 30, 2003
GAAP net loss	$(2,166,373)	$(2,029,401)
Adjustments to GAAP net loss:
Addback of organizational costs expensed during the period	—	162,577
Amortization of organizational costs for tax purposes	(8,130)	(9,846)
Addback of net capital losses in the period	7,830,566	7,830,566
Addback of stock compensation expense for unvested options	1,135	1,135

Net adjustments to GAAP net loss	7,823,571	7,984,432

REIT taxable net income	$5,657,198	$5,955,031

We believe that the presentation of our REIT taxable net income is useful to investors because it is directly related to the distributions we are required to make in order to retain our REIT status and to the calculations of the incentive compensation payable to Seneca (before deducting incentive compensation, net operating losses and certain other items). There are limitations associated with REIT taxable net income. For example, this measure does not reflect net capital losses during the period and, thus, by itself is an incomplete measure of our financial performance over any period. As a result, our REIT taxable net income should be considered in addition to, and not as a substitute for, our GAAP-based net loss as a measure of our financial performance.

Because of the timing of our initial investment of portfolio assets (investment activities began on June 11, 2003, the first security purchase settled on June 16, 2003, and $407.8 million of securities had yet to settle as of June 30, 2003), interest income for the period from April 26 through June 30, 2003 was substantially lower than would be expected for a typical full period, both in an absolute sense and also relative to the average net invested assets for the period. However, for incentive compensation purposes, the calculation for “threshold return” taxable income is based on average net invested assets for the period with no adjustments made to account for such timing differences. As a result, REIT taxable net income (before deducting incentive compensation, net operating losses and certain other items) for the period from April 26, 2003 through June 30, 2003, was $297,833 and was less than the “threshold return” taxable income of $426,368 and, therefore, no incentive fee was earned by Seneca or paid by us.

We did not sell any mortgage-backed securities during the period from April 26 through June 30, 2003. Although we generally intend to hold our investment securities to maturity, Seneca may determine at some time before they mature that it is in our interest to sell them and purchase securities with other characteristics. In that event, our earnings will be affected by realized gains or losses. Because of rising interest rates during the initial investment period, our portfolio of mortgage-backed securities experienced a net decline in fair value during the period. A net unrealized loss of $4.6 million on our mortgage-backed securities portfolio is included in other comprehensive income (see statement of stockholders’ equity) for the period.

Because of rising interest rates during the quarter ended September 30, 2003, our portfolio of mortgage-backed securities experienced an additional decline in fair value during the period. An incremental increase in net unrealized loss of $13.6 million, for a total of $18.2 million, on our mortgage-backed securities portfolio is included in accumulated other comprehensive loss for the quarter.

Contractual Obligations and Commitments

As of September 30, 2003 and June 30, 2003, we had no long-term contractual obligations or commitments.

Liquidity and Capital Resources

Our primary source of funds as of September 30, 2003 and June 30, 2003 consisted of repurchase agreements totaling $1.5 billion and $1.2 billion, respectively, with a weighted average current borrowing rate of 1.20% and 1.11%, respectively. We expect to continue to borrow funds in the form of repurchase agreements. At September 30, 2003, we had borrowing arrangements with nine investment banking firms and at June 30, 2003, we had borrowing arrangements with 10 investment banking firms. Increases in short-term interest rates could negatively impact the valuation of our mortgage-related assets, which could limit our borrowing ability or cause our lenders to initiate margin calls. We have a credit line provided by our primary custodian in the amount of $400 million at an interest rate of federal funds plus 65 basis points. There is no stated maturity on this credit line. At September 30, 2003, there were no outstanding borrowings against this credit line. The $4.3 million of margin debt on June 30, 2003 was provided by our primary custodian at an interest rate of federal funds plus 65 basis points (1.65% on June 30, 2003), as part of a total credit line provided by the custodian in the amount of $400 million as of June 30, 2003.

For liquidity, we will also rely on the cash flow from operations, primarily monthly principal and interest payments to be received on our mortgage-backed securities, as well as any primary securities offerings authorized by our board of directors. On October 1, 2003, we declared a cash distribution of $0.50 per share to our stockholders of record on October 21, 2003. We paid the distribution on November 17, 2003. All of the distribution is a taxable dividend, and none of the distribution is a return of capital. The distribution was funded with cash flow from our ongoing operations, including principal payments and interest payments on our mortgage-backed securities. As of September 30, 2003, interest receivable was $5.6 million and principal receivable was $3.6 million, and total principal payments received in the three months ended September 30, 2003 were $96.7 million. On November 24, 2003, we declared a cash distribution of $0.45 per share to our stockholders of record on December 11, 2003. We will pay the distribution on January 28, 2004. We expect to fund this distribution with cash flow from our ongoing operations, including principal payments and interest payments on our mortgage-backed securities. To the extent such cash flow may be insufficient to fund the distribution, we will need to sell mortgage-backed securities or borrow funds (by entering into repurchase agreements or otherwise borrowing funds under our line of credit) to pay the distribution.

We believe that equity capital, combined with the cash flow from operations and the utilization of borrowings, will be sufficient to enable us to meet anticipated liquidity requirements. However, an increase in prepayment rates substantially above our expectations could cause a liquidity shortfall. If our cash resources are at any time insufficient to satisfy our liquidity requirements, we may be required to liquidate mortgage-backed securities or sell debt or additional equity securities. If required, the sale of mortgage-backed securities at prices lower than the carrying value of such assets would result in losses and reduced income.

We may in the future increase our capital resources by making additional offerings of equity and debt securities, including classes of preferred stock, common stock, commercial paper, medium-term notes, collateralized mortgage obligations and senior or subordinated notes. All debt securities, other borrowings, and classes of preferred stock will be senior to the common stock in a liquidation of our company. Additional equity offerings may be dilutive to stockholders’ equity or reduce the market price of our common stock, or both. We are currently seeking to raise net proceeds of approximately $92.2 million in this offering. We are unable to estimate the amount, timing or nature of any additional offerings as they will depend upon market conditions and other factors.

Inflation

Virtually all of our assets and liabilities are financial in nature. As a result, interest rates and other factors influence our performance far more so than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Our financial statements are prepared in accordance with accounting principles generally accepted in the United States and our distributions are determined by our board of directors based primarily by our net income as calculated for tax purposes; in each case, our activities and balance sheet are measured with reference to historical cost and or fair market value without considering inflation.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our primary component of market risk is interest rate risk, as described below. While we do not seek to avoid risk completely, we do seek to assume risk that can be quantified from historical experience, to actively manage that risk, to earn sufficient compensation to justify taking those risks and to maintain capital levels consistent with the risk we undertake.

Interest Rate Risk

We are subject to interest rate risk in connection with our investments in fixed-rate, adjustable-rate and hybrid adjustable-rate mortgage-backed securities and our related debt obligations, which are generally repurchase agreements of limited duration that are periodically refinanced at current market rates.

Effect on Net Interest Income

We fund our investments in some long-term fixed-rate and hybrid adjustable-rate mortgage-backed securities with short-term borrowings under repurchase agreements. During periods of rising interest rates, the borrowing costs associated with those fixed-rate and hybrid-adjustable rate mortgage-backed securities tend to increase while the income earned on such fixed-rate mortgage-backed securities and hybrid adjustable-rate mortgage-backed securities (during the fixed-rate component of such securities) may remain substantially unchanged. This results in a narrowing of the net interest spread between the related assets and borrowings and may even result in losses. We may enter into derivative transactions seeking to mitigate the negative impact of a rising interest rate environment. Hedging techniques will be based, in part, on assumed levels of prepayments of our fixed-rate and hybrid adjustable-rate mortgage-backed securities. If prepayments are slower or faster than assumed, the life of the mortgage-backed securities will be longer or shorter which would reduce the effectiveness of any hedging techniques we may utilize and may result in losses on such transactions. Hedging techniques involving the use of derivative securities are highly complex and may produce volatile returns. Our hedging activity will also be limited by the asset and sources-of-income requirements applicable to us as a REIT.

Extension Risk

We invest in fixed-rate and hybrid adjustable-rate mortgage-backed securities. Hybrid adjustable-rate mortgage-backed securities have interest rates that are fixed for the first few years of the loan—typically three, five, seven or 10 years—and thereafter their interest rates reset periodically on the same basis as adjustable-rate mortgage-backed securities. As of September 30, 2003, approximately 84.3% of our investment portfolio was comprised of hybrid adjustable-rate mortgage-backed securities. We compute the projected weighted average life of our fixed-rate and hybrid adjustable-rate mortgage-backed securities based on the market’s assumptions regarding the rate at which the borrowers will pre-pay the underlying mortgages. In general, when a fixed-rate or hybrid adjustable-rate mortgage-backed security is acquired with borrowings, we may, but are not required to, enter into an interest rate swap agreement or other hedging instrument that effectively fixes our borrowing costs for a period close to the anticipated average life of the fixed-rate portion of the related mortgage-backed security. This strategy is designed to protect us from rising interest rates because the borrowing costs are fixed for the duration of the fixed-rate portion of the related mortgage-backed security. However, if prepayment rates decrease in a rising interest rate environment, the life of the fixed-rate portion of the related mortgage-backed security could extend beyond the term of the swap agreement or other hedging instrument. This situation could negatively impact us as borrowing costs would no longer be fixed after the end of the hedging instrument while the income earned on the fixed-rate or hybrid adjustable-rate mortgage-backed security would remain fixed. This situation may also cause the market value of our fixed-rate and hybrid adjustable-rate mortgage-backed securities to decline with little or no offsetting gain from the related hedging transactions. In extreme situations, we may be forced to sell assets and incur losses to maintain adequate liquidity.

Adjustable-Rate and Hybrid Adjustable-Rate Mortgage-Backed Security Interest Rate Cap Risk

We also invest in adjustable-rate and hybrid adjustable-rate mortgage-backed securities which are based on mortgages that are typically subject to periodic and lifetime interest rate caps and floors, which limit the amount by which an adjustable-rate or hybrid adjustable-rate mortgage-backed security’s interest yield may change during any given period. However, our borrowing costs pursuant to our repurchase agreements will not be subject to similar restrictions. Hence, in a period of increasing interest rates, interest rate costs on our borrowings could increase without limitation by caps, while the interest-rate yields on our adjustable-rate and hybrid adjustable-rate mortgage-backed securities would effectively be limited by caps. This problem will be magnified to the extent we acquire adjustable-rate and hybrid adjustable-rate mortgage-backed securities that are not based on mortgages which are fully-indexed. Further, the underlying mortgages may be subject to periodic payment caps that result in some portion of the interest being deferred and added to the principal outstanding. This could result in our receipt of less cash income on our adjustable-rate and hybrid adjustable-rate mortgage-backed securities than we need in order to pay the interest cost on our related borrowings. These factors could lower our net interest income or cause a net loss during periods of rising interest rates, which would negatively impact our financial condition, cash flows and results of operations.

Interest Rate Mismatch Risk

We intend to fund a substantial portion of our acquisitions of adjustable-rate and hybrid adjustable-rate mortgage-backed securities with borrowings that have interest rates based on indices and repricing terms similar to, but of somewhat shorter maturities than, the interest rate indices and repricing terms of the mortgage-backed securities. Thus, we anticipate that in most cases the interest rate indices and repricing terms of our mortgage assets and our funding sources will not be identical, thereby creating an interest rate mismatch between assets and liabilities. Therefore, our cost of funds would likely rise or fall more quickly than would our earnings rate on assets. During periods of changing interest rates, such interest rate mismatches could negatively impact our financial condition, cash flows and results of operations.

Prepayment Risk

Prepayment rates for existing mortgage-backed securities generally increase when prevailing interest rates fall below the market rate existing when the underlying mortgages were originated. In addition, prepayment rates on adjustable-rate and hybrid adjustable-rate mortgage-backed securities generally increase when the difference between long-term and short-term interest rates declines or becomes negative. Prepayments of mortgage-backed securities could harm our results of operations in several ways. Some adjustable-rate mortgages underlying our adjustable-rate mortgage-backed securities may bear initial “teaser” interest rates that are lower than their “fully-indexed” rates, which refers to the applicable index rates plus a margin. In the event that such an adjustable-rate mortgage is prepaid prior to or soon after the time of adjustment to a fully-indexed rate, the holder of the related mortgage-backed security would have held such security while it was less profitable and lost the opportunity to receive interest at the fully-indexed rate over the expected life of the adjustable-rate mortgage-backed security. Although we currently do not own any adjustable-rate mortgage-backed securities with “teaser” rates, we may obtain some in the future which would expose us to this prepayment risk. Additionally, we currently own mortgage-backed securities that were purchased at a premium. The prepayment of such mortgage-backed securities at a rate faster than anticipated would result in a write-off of any remaining capitalized premium amount and a consequent reduction of our net interest income by such amount. Finally, in the event that we are unable to acquire new mortgage-backed securities to replace the prepaid mortgage-backed securities, our financial condition, cash flow and results of operations could be harmed.

Effect on Fair Value

Another component of interest rate risk is the effect changes in interest rates will have on the market value of our assets. We face the risk that the market value of our assets will increase or decrease at different rates than that of our liabilities, including our hedging instruments.

We primarily assess our interest rate risk by estimating the duration of our assets and the duration of our liabilities. Duration essentially measures the market price volatility of financial instruments as interest rates change. We generally calculate duration using various financial models and empirical data and different models and methodologies can produce different duration numbers for the same securities.

The following sensitivity analysis table shows the estimated impact on the fair value of our interest rate-sensitive investments and repurchase agreement liabilities, at September 30, 2003, assuming rates instantaneously fall 100 basis points, rise 100 basis points and rise 200 basis points (dollars are in millions):

	Interest Rates Fall 100 Basis Points	Unchanged	Interest Rates Rise 100 Basis Points	Interest Rates Rise 200 Basis Points
Adjustable-Rate Mortgage-Backed Securities
Fair value	$199.7	$198.0	$197.7	$196.5
Change in fair value	$1.6	—	$(0.4)	$(1.6)
Change as a percent of fair value	0.8%	—	(0.2)%	(0.8)%
Hybrid Adjustable-Rate Mortgage-Backed Securities
Fair value	$1,375.5	$1,352.2	$1,326.8	$1,299.9
Change in fair value	$23.2	—	$(25.5)	$(52.4)
Change as a percent of fair value	1.7%	—	(1.9)%	(3.9)%
Balloon Mortgage-Backed Securities
Fair value	$56.9	$54.8	$53.4	$51.5
Change in fair value	$2.0	—	$(1.5)	$(3.4)
Change as a percent of fair value	3.7%	—	(2.7)%	(6.1)%
Total Mortgage-Backed Securities
Fair value	$1,632.0	$1,605.1	$1,577.8	$1,547.9
Change in fair value	$26.9	—	$(27.3)	$(57.3)
Change as a percent of fair value	1.7%	—	(1.7)%	(3.6)%
Repurchase Agreements (1)
Fair value	$1,472.9	$1,472.9	$1,472.9	$1,472.9
Change in fair value	—	—	—	—
Change as a percent of fair value	—	—	—	—

(1)	The fair value of the repurchase agreements would not change materially due to the short-term nature of these instruments.

It is important to note that the impact of changing interest rates on fair value can change significantly when interest rates change beyond 100 basis points from current levels. Therefore, the volatility in the fair value of our assets could increase significantly when interest rates change beyond 100 basis points. In addition, other factors impact the fair value of our interest rate-sensitive investments and hedging instruments, such as the shape of the yield curve, market expectations as to future interest rate changes and other market conditions. Accordingly, in the event of changes in actual interest rates, the change in the fair value of our assets would likely differ from that shown above, and such difference might be material and adverse to our stockholders.

Risk Management

To the extent consistent with maintaining our REIT status, we seek to manage our interest rate risk exposure to protect our portfolio of mortgage-backed securities and related debt against the effects of major interest rate changes. We generally seek to manage our interest rate risk by:

•	monitoring and adjusting, if necessary, the reset index and interest rate related to our mortgage-backed securities and our borrowings;

•	attempting to structure our borrowing agreements to have a range of different maturities, terms, amortizations and interest rate adjustment periods;

•	using derivatives, financial futures, swaps, options, caps, floors and forward sales, to adjust the interest rate sensitivity of our mortgage-backed securities and our borrowings; and

•	actively managing, on an aggregate basis, the interest rate indices, interest rate adjustment periods, and gross reset margins of our mortgage-backed securities and the interest rate indices and adjustment periods of our borrowings.

CONFLICTS OF INTERESTS; CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In evaluating mortgage-related assets for investment and in other operating strategies, an undue emphasis by Seneca on the maximization of income at the expense of other criteria, such as preservation of capital, in order to earn higher incentive compensation for Seneca under the management agreement could result in an increased risk to the value of our portfolio. Any changes in our investment and operating policies are required to be approved by our board of directors. See “The Manager—The Management Agreement.”

Two of our directors and four of our executive officers, including our chairman of the board, chief executive officer and president, are affiliated with Seneca. We, on the one hand, and Seneca and its affiliates, on the other hand, may in the future enter into a number of relationships other than those governed by the management agreement, some of which may give rise to conflicts of interest between us and Seneca or its affiliates. For instance, we have entered into a cost-sharing agreement with Seneca regarding overhead items such as space, utilities and other administrative services. See “The Manager—The Cost-Sharing Agreement.” In addition, the market in which we seek to purchase mortgage-related assets is characterized by rapid evolution of products and services and, thus, there may in the future be relationships between us and Seneca and its affiliates in addition to those described herein. Under the management agreement, the prior approval of a majority of our independent directors is required for each affiliate transaction between Seneca or its affiliates and us; provided, however, that a majority of the independent directors may approve guidelines for affiliate transactions that would permit most affiliate transactions to be closed without prior board approval in each instance. In addition, Seneca will be required to provide to our board on a quarterly basis a report of such transactions, including evidence sufficient to allow our board of directors to determine whether the terms of such transactions are fair.

Seneca has informed us that it expects to continue to, or may in the future, purchase and manage mortgage-related assets and other real estate-related assets for third-party accounts. In addition, Seneca and its affiliates may from time to time purchase mortgage-related assets for their own account. Seneca and its affiliates will have no obligation to make any particular investment opportunities available to us; provided, however, that if Seneca intends to invest in residential mortgage-backed securities entirely for its own account (as distinct from its clients’ accounts), it is required to present the opportunity to us first. As a result, there may be a conflict of interest between the operations of Seneca and its affiliates, on the one hand, and our company, on the other hand, in the acquisition and disposition of mortgage-related assets. We also expect that we may acquire mortgage-related assets from Seneca’s affiliates. In addition, we may, but have no current plans to, invest as a co-participant with affiliates of Seneca in investments originated or acquired by such affiliates. If under our guidelines such investments are subject to review by our independent directors, it is anticipated that they will rely primarily on information provided by Seneca. Such conflicts may result in decisions and/or allocations of mortgage-related assets by Seneca that are not in our best interests.

Many investments appropriate for us will also be appropriate for accounts of other clients that Seneca advises. Pursuant to the terms of the management agreement, Seneca will allocate investment and disposition opportunities in accordance with policies and procedures Seneca considers fair and equitable, including, without limitation, such considerations as investment objectives, restrictions and time horizon, availability of cash and the amount of existing holdings. However, situations may arise in which the investment activities of Seneca or the other accounts may disadvantage us, such as the inability of the market to fully absorb orders for the purchase or sale of particular securities placed by Seneca for us and its other accounts at prices and in quantities which would be obtained if the orders were being placed only for us. Seneca may aggregate orders with orders for its other accounts. Such aggregation of orders might not always be to our benefit with regard to the price or quantity executed.

For so long as Seneca is our exclusive manager pursuant to the management agreement, absent approval by a majority of our independent directors, Seneca has agreed not to sponsor any other mortgage REIT that invests primarily in high-quality, residential mortgage-backed securities.

THE M ANAGER

General

Established in 1989, Seneca Capital Management LLC is a registered investment adviser under the Investment Advisers Act. Seneca currently engages in investment management as its sole business and manages fixed-income and equity assets for pension and profit sharing plans, financial institutions such as banking and insurance companies and mutual funds for retail and institutional investors. Seneca’s address is 909 Montgomery Street, Suite 500, San Francisco, California 94133.

A majority of the outstanding equity interests of Seneca are owned by Phoenix Investment Partners, Ltd. Phoenix Investment is a wholly-owned subsidiary of The Phoenix Companies, Inc. (NYSE:PNX). Our board of directors consists of seven members, five of whom are unaffiliated with Seneca or Phoenix. Neither this prospectus nor this offering are endorsed or guaranteed in any way by Seneca or Phoenix.

The Management Agreement

Services and Duties of the Manager

We entered into a management agreement with Seneca on June 11, 2003, the initial closing date of our private offering of common stock. Pursuant to the management agreement, Seneca, as our sole manager, generally implements our business strategy, is responsible for our day-to-day operations and performs services and activities relating to our assets and operations in accordance with the terms of the management agreement. Ms. Seneca and Messrs. Gutierrez, Chow and Grande currently perform the duties of Seneca pursuant to the management agreement on behalf of Seneca. However, Seneca may elect to have others undertake some or all of those duties at any time and in its sole discretion. Seneca is primarily involved in three activities:

•	Asset Management—Seneca advises us with respect to, and arranges for and manages the acquisition, financing, management and disposition of, our investments.

•	Liability Management—Seneca evaluates the credit risk and prepayment risk of our investments and arranges appropriate borrowing and hedging strategies.

•	Capital Management—Seneca coordinates our capital raising activities.

Subject at all times to the direction and oversight of our board of directors, Seneca performs the following services and other activities in accordance with the terms of the management agreement and, to the extent directed by our board of directors, performs similar services and other activities for any subsidiary of our company:

•	serving as our consultant with respect to the formulation of investment criteria and the preparation of policy guidelines by our board of directors;

•	assisting us in developing criteria for mortgage-related purchase commitments that are consistent with our long-term investment objectives and making available to us Seneca’s knowledge and experience with respect to mortgage-related assets;

•	representing us in connection with the purchase, sale and commitment to purchase or sell mortgage-related assets that meet in all material respects our investment criteria, and managing our portfolio of mortgage-related assets;

•	advising us and negotiating our agreements with third-party lenders for borrowings by us;

•	making available to us statistical and economic research and analysis regarding our activities and the services performed for us by Seneca;

•

monitoring and providing to our board of directors from time to time price information and other data obtained from certain nationally-recognized dealers that maintain markets in mortgage-related assets identified by our board of directors from time to time, and providing data and advice to our board of directors in connection with the identification of such dealers;

•	investing or reinvesting any of our money in accordance with our policies and procedures;

•	providing the executive and administrative personnel, office space and services required in rendering services to us, in accordance with and subject to the terms of the management agreement;

•	administering our day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by Seneca and our board of directors, including the collection of our revenues and the payment of our debts and obligations from our accounts, and the maintenance of appropriate computer systems to perform such administrative functions;

•	advising our board of directors in connection with policy decisions;

•	evaluating and recommending hedging strategies to our board of directors and, upon approval by our board of directors, engaging in hedging activities on our behalf consistent with our status as a REIT;

•	supervising our compliance with the REIT provisions of the Internal Revenue Code and our maintenance of our status as a REIT;

•	qualifying and causing us to qualify to do business in all applicable jurisdictions and obtaining and maintaining all appropriate licenses;

•	assisting us to retain qualified accountants and tax experts to assist in developing and monitoring appropriate accounting procedures and testing systems and to conduct quarterly compliance reviews as our board of directors may deem necessary or advisable;

•	assisting us in our compliance with all federal (including the Sarbanes-Oxley Act of 2002), state and local regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports, documents and filings, if any, required under the Exchange Act or other federal or state laws;

•	assisting us in our compliance with federal, state and local tax filings and reports and generally enabling us to maintain our status as a REIT, including soliciting stockholders, as defined below, for required information to the extent provided in the REIT provisions of the Internal Revenue Code;

•	assisting us in our maintenance of an exemption from the Investment Company Act and monitoring our compliance with the requirements for maintaining an exemption from the Investment Company Act;

•	coordinating and managing the operations of any joint venture or co-investment interests held by us and conducting all matters with the joint venture or co-investment collaborators;

•	advising us as to our capital structure and capital raising activities;

•	handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations, subject to the approval of our board of directors;

•	engaging and supervising, on behalf of us and at our expense, the following, without limitation: independent contractors to provide investment banking services, leasing services, mortgage brokerage services, securities brokerage services, other financial services, and such other services as may be deemed by Seneca or our board of directors to be necessary or advisable from time to time; and

•	so long as Seneca does not incur additional costs or expenses, performing such other services as may be required from time to time for management and other activities relating to our assets as our board of directors shall reasonably request or Seneca shall deem appropriate under the particular circumstances.

Seneca, in its sole discretion, may elect to cause these services to be provided by third parties, including affiliates of Seneca, in certain cases at our expense, provided that the payment to any affiliate of Seneca by us is subject to the approval of our independent directors (or in accordance with a policy adopted by those board members).

Seneca is required to manage our business affairs in general conformity with the policies approved by our board of directors and consistent with our manager’s duties under the management agreement. Seneca is required to prepare regular reports for our board of directors that will review our acquisitions of assets, portfolio composition and characteristics, credit quality, performance and compliance with our investment policies and policies that will enable us to maintain our qualification as a REIT and prevent us from being deemed an investment company.

From time to time, our board of directors will assess whether we should be internally managed. This assessment will be based on a number of factors deemed relevant by our board of directors, including our ability to attract and retain full-time employees and the costs and expenses related to becoming internally managed.

Term

The management agreement was entered into on June 11, 2003 and remains in effect until terminated.

Terminations by us for Cause.    Our directors who are not affiliated with Seneca have the right to terminate the management agreement for cause, by a two-thirds vote, at any time. “Cause” means a reasonable, good faith determination that Seneca was grossly negligent, acted with reckless disregard or engaged in willful misconduct or active fraud while discharging its material duties under the management agreement. The unaffiliated directors’ determination that cause exists must be based on findings of fact disclosed to Seneca. If their good faith determination that cause exists is based primarily on a finding of criminal activity or active fraud, we may terminate the management agreement immediately. If their good faith determination that cause exists is based primarily on findings other than criminal activity or fraud, we must give Seneca written notice disclosing the findings of the unaffiliated directors and allow Seneca a reasonable opportunity to cure the problem. If after 60 days the unaffiliated directors determine that cause continues to exist, then the unaffiliated directors may terminate the management agreement immediately by a two-thirds vote. We will not have an obligation to pay Seneca a termination fee if we terminate the management agreement for cause; however, we will be obligated to pay Seneca all unpaid costs and expenses reimbursable under the management agreement.

Terminations without Cause.    From and after June 11, 2004, Seneca has the right to terminate the management agreement for any reason by giving at least 60 days’ prior written notice to our board of directors. We will not be obligated to pay Seneca any termination fee in that case (unless Seneca’s termination is within 90 days of a change of control, as described below), however, we will be obligated to pay Seneca all unpaid fees and expenses reimbursable under the management agreement.

Similarly, from and after June 11, 2004, our directors who are not affiliated with Seneca have the right to terminate the management agreement without cause, by a two-thirds vote, by giving at least 60 days’ prior written notice to Seneca. If we terminate the management agreement without cause, we will be required to pay Seneca all unpaid fees and expenses reimbursable under the management agreement plus a termination fee. The termination fee differs, depending upon the circumstances of the termination as follows:

•	If we terminate the management agreement without cause in connection with a decision to manage our portfolio internally, rather than by an external manager, the amount of the termination fee shall be equal to the amount of the highest annual base fee and the highest annual incentive compensation, for a particular year, earned by Seneca during any of the three years (or on an annualized basis if a lesser period) preceding the effective date of the termination, plus accelerated vesting on the equity component of all incentive compensation.

•	If we terminate the management agreement without cause for any other reason, the amount of the termination fee shall be equal to two times the amount of the highest annual base fee and the highest annual incentive compensation, for a particular year, earned by Seneca during any of the three years (or on an annualized basis if a lesser period) preceding the effective date of the termination, plus all deferred payments, including accelerated vesting on the equity component of all incentive compensation.

Terminations by Seneca upon a Change of Control.    Subject to exceptions specified in the management agreement, Seneca has the right to deliver a notice of termination of the management agreement within 90 days of a change of control. A change of control is deemed to occur on:

•	the date of (a) any sale, lease, assignment, transfer or other conveyance of all or substantially all of the Company’s assets; (b) any consolidation or merger involving our company in which all of the stockholders of our company immediately prior to the transaction, considered collectively, do not immediately following the transaction own shares of the surviving entity constituting at least a majority of the voting power of the surviving entity; (c) any capital reclassification or other recapitalization of our company in which any person or group that owned thirty percent or more of our voting power falls below that threshold or in which any person or group that owned less than thirty percent of our voting power rises above that ceiling; or (d) any liquidation, dissolution or winding up of our company; or

•	the first date on which fewer than two of our directors are persons whose nomination to the board was supported by Seneca. Currently, the board seats of Ms. Seneca and Mr. Gutierrez are supported by Seneca. Seneca has informed us that it will generally support the nomination of persons employed by, or affiliated with, Seneca. We intend to disclose in our proxy statements regarding the election of directors whether a candidate’s nomination is supported by Seneca.

Any notice of termination by Seneca following a change of control will be effective no less than 60 days after its date of delivery. If Seneca terminates the management agreement following a change of control, we will be required to pay Seneca all unpaid fees and expenses reimbursable under the management agreement, and the same termination fee as would be payable if we terminated the management agreement without cause (namely, two times the highest annual base fee and the highest annual incentive compensation, for a particular year, earned by Seneca during any one of the three years preceding termination, plus all deferred payments, including accelerated vesting on the equity component of all incentive compensation).

Management Compensation and Expenses

The following table presents a summary of certain compensation, fees and other benefits (including reimbursement of certain out-of-pocket expenses paid by Seneca to third parties pursuant to the management agreement) that Seneca may earn or receive from us pursuant to the terms of the management agreement and the cost-sharing agreement.

Type	Description and Method of Computation	Amount
Base management fee	1% per annum of the first $300 million of our average net worth during each fiscal year, plus 0.8% per annum of our average net worth in excess of $300 million during such fiscal year, as described in more detail below.	$949,252(1)

Incentive compensation	A specified percentage of our REIT taxable net income, (before deducting incentive compensation, net operating losses and certain other items), in excess of a threshold amount of net income, as described in more detail below.	Determinable based upon REIT taxable net income (before deducting incentive compensation, net operating losses and certain other items.(2)

Out-of-pocket expense reimbursements	Reimbursement of actual out-of-pocket expenses incurred in connection with our administration on an on-going basis.	Determinable based upon actual out-of-pocket expenses.(3)

Type	Description and Method of Computation	Amount
Reimbursement of overhead expenses	Reimbursement of actual costs attributable to our use of services rendered by Seneca pursuant to the cost-sharing agreement. Our portion of such costs is allocated to us as determined by Seneca, subject to reasonable approval of a majority of our independent directors.	Determinable based upon actual overhead expenses attributed to us.(4)

Termination fee	Fee payable only upon termination by us without cause or by Seneca upon change of control. Actual amount of fee depends upon the circumstances of the termination.(5)	Determinable based upon amount of management fees actually paid to Seneca during the then three most recent years at time of termination.

(1)	Amount represents estimated maximum base management fee for 2003. This is based on an average net worth of $148.1 million for fiscal year 2003, and assuming (a) net proceeds in the private placement of $159.7 million on June 11, 2003 and immediate leverage of 12 times our equity as of such date, (b) net proceeds in this offering of $92.2 million on September 30, 2003 and immediate leverage of 12 times our equity as of such date, and (c) quarterly distributions to our stockholders in an amount equal to our earnings during each fiscal quarter in 2003 on the last day of each such quarter. Actual base management fees payable to Seneca and distributions payable to our stockholders for fiscal year 2003 may be greater or less than these estimated amounts. In addition, because the amount of leverage (defined as our total debt divided by stockholder’s equity) on our equity which we generally seek to obtain is between eight and 12 times, our actual leverage may be greater or less than the 12 times leverage assumed in the above calculations, which may cause the base compensation under the management agreement to be greater or less than the estimated amounts. Our borrowings as of September 30, 2003 were 10.6 times the amount of our equity. We accrued an aggregate of $84,686 to Seneca in respect of quarterly base management fees for the three months ended June 30, 2003, and have accrued base management fees of $398,522 for the three months ended September 30, 2003.
(2)	Due to the uncertainty surrounding 10-year U.S. Treasury yields and net interest margin, it is not possible to calculate a reasonable estimate of the maximum incentive compensation for 2003. However, during the quarter ended September 30, 2003, Seneca earned incentive compensation of $613,247 and voluntarily waived that compensation on a one-time basis due to the net loss we suffered during that same period.
(3)	Aggregate out-of-pocket expenses in the amount of $1.2 million payable to Seneca and/or its affiliates under the management agreement were accrued from inception through September 30, 2003 and $972,960 of this amount was paid to Seneca under the management agreement from inception through September 30, 2003.
(4)	Expenses of $1,993 have been accrued for payment to Seneca under the cost-sharing agreement from inception through September 30, 2003. As of such date, none has been paid.
(5)	If we terminate the management agreement without cause in connection with a decision to manage our portfolio internally, we will be obligated to pay to Seneca a fee equal to the highest amount of management fees incurred in a particular year during the then three most recent years. Alternatively, if we terminate the management agreement without cause for any other reason, we will be obligated to pay Seneca an amount equal to two times the highest amount of management fees incurred in a particular year during the then three most recent years.

Base Management Fee.    The base management fee is equal to 1% of the first $300 million of our average net worth during each fiscal year, plus 0.8% of our average net worth in excess of $300 million during such fiscal year. Our average net worth will be calculated as the difference between the aggregate amortized book value of the consolidated assets of us and our subsidiaries, before reserves for depreciation or bad debt or other similar non-cash items, less the aggregate book value of our debt, computed by taking the average of such net values at the end of each month during the applicable period. The base management fee will be paid quarterly.

The base management fee is intended to compensate Seneca for its costs in providing management services to us. Seneca is expected to use the proceeds from its base management fee and incentive compensation in part to pay compensation to its officers and employees who have no right to receive cash compensation directly from us, even though some of them also are our officers.

Incentive Compensation.    Except as otherwise approved by our board of directors, the management agreement provides that one-half of Seneca’s incentive compensation payable quarterly shall be paid in cash and one-half shall be paid in shares of our common stock. The common stock portion of the incentive compensation arising under the management agreement will be subject to a three-year vesting schedule with one third of such stock vesting on each anniversary of the issuance of such stock. The vesting schedule of the common stock may be subject to acceleration in the event of, among other things, a termination by us without cause or in the event of a change of control of Luminent. The number of shares to be received by Seneca will be based on the fair market value of these shares, less a discount determined by our board of directors at the time of issuance to account for transfer restrictions during the vesting period. We have agreed to register the issuance or resale of these shares of our common stock. We have also granted Seneca the right to include these shares in any registration statements we might file in connection with any future public offerings, subject only to the right of the underwriters of those offerings to reduce the total number of secondary shares included in those offerings (with such reductions to be proportionately allocated among selling stockholders participating in those offerings). Seneca will be entitled to receive incentive compensation for each fiscal quarter (or lesser portion thereof) in an amount equal to the tiered percentage of the difference between our net income (which is our taxable income (including net capital gains, if any, but excluding net capital losses, if any) before deducting incentive compensation, net operating losses arising from prior periods, and items permitted by the Internal Revenue Code when calculating taxable income for a REIT) for such fiscal quarter (or lesser portion thereof), and the threshold return for such fiscal quarter (or lesser portion thereof). The “tiered percentage” for this calculation is the weighted average of the following percentages based on our average net invested assets for the period: (1) 20% for the first $400 million of average net invested assets; and (2) 10% of our average net invested assets in excess of $400 million. “Threshold return” means the amount of net income for the period that would produce an annualized return on our average net invested assets equal to the 10-year U.S. Treasury rate for such fiscal quarter plus 2.0%. The “average net invested assets” shall mean for any period the arithmetic average of the aggregate of the net proceeds from offerings of our equity securities (after deducting underwriting discounts and commissions and other costs and expenses related thereto), computed by taking the average of such values at the end of each week during the applicable period. Incentive compensation shall be paid quarterly. However, if at the end of a particular fiscal year or upon any termination of the management agreement the aggregate of the incentive compensation received by Seneca during that fiscal year (or lesser portion thereof) exceeds the tiered percentage of the difference of our net income for that fiscal year (or lesser portion thereof) less the threshold return for such year (or lesser portion thereof), then Seneca will pay us such amount at the time of such reconciliation at the end of the applicable fiscal year. Any such payments by Seneca will not exceed the amount of the incentive compensation previously paid to Seneca under the management agreement for that fiscal year (or lesser portion thereof) and will be made only to the extent of the reconciliation amount for that fiscal year (or lesser portion thereof), half of which shall be in cash and the balance of which shall be in stock. If Seneca is required to return stock as aforesaid, then Seneca will first return the shares of stock that it received last as incentive compensation at the actual price of such shares as of their original issuance in each case.

Expense reimbursements.    Seneca may engage its affiliates and other third parties to conduct due diligence with respect to potential investments and to provide certain other services. Under the management agreement, Seneca may be entitled to reimbursement for the fees and expenses of those third parties, some of which may be affiliates of Seneca. Accordingly, a portion of the out-of-pocket expenses may be paid to affiliates of Seneca in such capacities.

We rely on the personnel (other than our chief financial officer) and resources of Seneca to conduct our operations. We reimburse Seneca for Seneca’s costs and expenses for the items described below and for the fees and expenses of certain third parties (which may include affiliates of Seneca) engaged to perform professional services (including legal and accounting) for us, and to perform due diligence tasks on assets purchased or considered for purchase by us and to perform certain other activities. Further, we reimburse Seneca for any expenses incurred in contracting with third parties for the master or special servicing of assets we acquire. Accordingly, a portion of the out-of-pocket expenses may be paid to Seneca’s affiliates in such capacities. The contracting for such engagements is conducted on commercially reasonable terms. We have also entered into a cost-sharing agreement with Seneca regarding certain overhead items such as space, utilities and other administrative services. Such arrangements may also be made using an income-sharing arrangement such as a joint venture. Expense reimbursement may be made as frequently as monthly.

Subject to the limitations set forth below, we pay all of our operating expenses except those specifically required to be borne by Seneca under the management agreement. The operating expenses required to be borne by Seneca include:

•	most costs and expenses of its officers and employees;

•	the costs of any salaries of any of our officers or directors who are affiliated with Seneca;

•	all internal and overhead expenses of Seneca, except for our pro-rata portion of overhead to the extent that our employees who are not also employed by Seneca use Seneca’s facilities, and

•	fees and expenses of third parties that are engaged by Seneca to perform services for us but for which Seneca is specifically not entitled to reimbursement under the management agreement, except that our board of directors may approve reimbursement to Seneca of our pro rata portion of the salaries, bonuses, health insurance, retirement benefits and similar employment costs for the time spent on our operations and administration other than for the provision of investment advisory services.

The expenses that we pay include (but are not necessarily limited to):

•	issuance and transaction costs associated with the acquisition, disposition and financing of investments;

•	legal, independent accounting and auditing fees and expenses;

•	the compensation and expenses of our independent directors;

•	the costs of printing and mailing proxies and reports to stockholders;

•	costs incurred by employees of Seneca for travel on behalf of us;

•	costs associated with any computer software or hardware that is used solely for us;

•	costs to obtain liability insurance to indemnify our directors and officers, Seneca and its employees and directors;

•	the compensation and expenses of our custodian and transfer agent;

•	all expenses incurred in connection with due diligence;

•	the accumulation of mortgage-related assets;

•	the raising of capital and incurrence of debt;

•	the acquisition of assets;

•	interest expenses;

•	taxes and license fees;

•	non-cash costs;

•	litigation;

•	the base and incentive management fee; and

•	extraordinary or non-recurring expenses.

Services for which we bear the expenses may be provided to us by affiliates of Seneca if Seneca believes such services are of comparable or superior quality to those provided by third parties and can be provided at comparable cost. Seneca is required under the management agreement to provide an annual report to our board of directors with respect to the engagement of third parties and fees and expenses paid to such third parties, and our board of directors will periodically review such engagements and our expense levels, the division of expenses between Seneca and us and reimbursements of expenses advanced by Seneca.

Seneca is permitted to incur expenses on our behalf that are consistent with a budget that may, in the future, be approved by our board of directors, as amended from time to time, are consistent with the terms of the management agreement or are at the direction of our board. Nevertheless, Seneca must obtain the approval of our board for any expense item exceeding $100,000 in the aggregate, except as otherwise provided for in our budget. Our board of directors may modify this threshold from time to time in its discretion.

Stock Option Grants

We are not obligated to grant any options to Seneca or any of its employees. However, under our 2003 outside advisors plan we are authorized, from time to time in the discretion of the compensation committee of our board of directors, to grant options to purchase shares of our common stock to Seneca and/or its directors, officers, and key employees.

Conflicts of Interest

We are subject to conflicts of interest involving Seneca and its affiliates because, among other reasons:

•	the incentive compensation, which is based on our income, may create an incentive for Seneca to recommend investments with greater income potential, which may be relatively more risky than would be the case if its compensation from us did not include an incentive-based component;

•	Seneca and its affiliates are permitted to purchase mortgage-backed securities for their own account and to advise accounts of other clients, and many investment opportunities appropriate for us also will be appropriate for these accounts; and

•	two of our directors and all but one of our executive officers are managers or employees of, or otherwise affiliated with, Seneca.

For a more detailed discussion, see “Conflicts of Interest; Certain Relationships and Related Transactions.”

The management agreement does not limit or restrict the right of Seneca or any of its affiliates from engaging in any business or rendering services of any kind to any other person, including the purchase of, or rendering advice to others purchasing, mortgage-related assets that meet our policies and criteria. However, Seneca has agreed that for as long as Seneca is our exclusive manager pursuant to the management agreement, it will not sponsor any other mortgage REIT that invests primarily in high-quality, residential mortgage-backed securities, without first obtaining the approval of a majority of our independent directors.

Limits of Responsibility

Pursuant to the management agreement, Seneca has not assumed any responsibility other than to undertake the services called for thereunder and is not responsible for any decision by our board of directors to follow or not to follow its advice or recommendations. Seneca, its managers and employees will not be liable to us, any issuer of mortgage-backed securities, any of our subsidiaries, the independent directors, our stockholders or any subsidiary’s stockholders for acts performed in accordance with and pursuant to the management agreement, unless our independent directors have made a reasonable, good faith determination based on findings of fact which are disclosed to Seneca that Seneca was grossly negligent, acted with reckless disregard, or engaged in willful misconduct or active fraud while discharging its material duties under the management agreement. We cannot assure you that we would be able to recover any damages for claims we may have against Seneca. Although certain managers and employees of Seneca are also our officers and directors and, therefore, have fiduciary duties to us and our stockholders in that capacity, Seneca and the managers and employees of Seneca, in their capacities as such, have no fiduciary duties to us.

We have agreed to indemnify Seneca and its directors, officers, employees and affiliates with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from any acts or omissions of Seneca or its employees made in the performance of Seneca’s duties under the management agreement, but excluding acts or omissions for which our independent directors have made a reasonable, good faith determination based on findings of fact which are disclosed to Seneca that Seneca was grossly negligent, acted with reckless disregard, or engaged in willful misconduct or active fraud while discharging its material duties under the management agreement. The management agreement does not limit or restrict the right of Seneca or any of its officers, directors, employees or affiliates from engaging in any business or rendering services of any kind to any other person, including the purchase of, or rendering advice to others purchasing, mortgage-related assets that meet our policies and criteria.

The Cost-Sharing Agreement

We have entered into a cost-sharing agreement with Seneca regarding overhead items such as space, utilities and other administrative services. Pursuant to the cost-sharing agreement, Seneca has agreed to provide, and we have agreed to reimburse Seneca for the costs of, the use of up to 1,500 square feet of space at Seneca’s principal offices and utilities, furniture, furnishings and equipment (including computer equipment), telephone, telegraph and fax services, mail services, and other administrative services utilized by our officers and employees that are not affiliated with Seneca. In addition, Seneca has agreed to provide coverage for our officers and employees under Seneca’s group insurance, general liability and workers’ compensation plans. We are obligated to pay the actual costs attributable to our use of the services rendered by Seneca under the cost-sharing agreement, which shall be determined by Seneca and which determination is subject to the reasonable approval of a majority of our independent directors. Our independent directors may approve a set of guidelines for the determination and reimbursement of costs to Seneca under the cost-sharing agreement in order to permit such determination and reimbursement to occur without prior approval by our independent directors in each instance. The cost-sharing agreement will terminate upon the termination of the management agreement in accordance with its terms. Expenses of $1,993 have been accrued for payment to Seneca under the cost-sharing agreement from inception through September 30, 2003. As of that date, none has been paid.

MANAGEMENT OF THE COMPANY

Our Directors and Executive Officers

The following table provides information regarding our directors and executive officers:

Name	Age	Position	Board Class	Board Term Expires
Inside Directors
Gail P. Seneca, Ph.D.	50	Chairman of the Board and Chief Executive Officer	II	2005
Albert J. Gutierrez, CFA	41	President and Director	I	2004
Independent Directors
Bruce A. Miller, CPA	61	Lead Independent Director(1)(2)	III	2006
Robert B. Goldstein	63	Independent Director(1)(2)(3)	II	2005
John McMahan	66	Independent Director(1)(2)(3)	I	2004
Donald H. Putnam	52	Independent Director(3)	III	2006
Joseph E. Whitters, CPA	45	Independent Director(1)	I	2004
Executive Officers Who Are Not Directors
Christopher J. Zyda	41	Senior Vice President and Chief Financial Officer
Andrew S. Chow, CFA	40	Senior Vice President
Troy A. Grande, CFA	40	Senior Vice President

(1)	Member of Audit Committee.
(2)	Member of Compensation Committee.
(3)	Member of Governance and Nominating Committee.

Employee and Non-Employee Officers

We employ a full-time chief financial officer, Christopher J. Zyda, whose primary responsibilities include monitoring Seneca’s performance under the management agreement.

We do not employ any of our officers other than Mr. Zyda. Our other executive officers—Ms. Seneca, Mr. Gutierrez, Mr. Chow and Mr. Grande—are employees and/or officers of Seneca and are compensated by Seneca. In their capacity as officers of our company, these non-employee officers perform only ministerial functions, such as executing contracts and filing reports with regulatory agencies. In their capacity as officers and employees of Seneca, they are expected to fulfill Seneca’s duties to us under the management agreement. (However, we have no control over which persons Seneca assigns to our account.) In their capacity as officers and employees of Seneca, such persons do not have fiduciary obligations to us or our stockholders.

Business Experience of our Directors and Executive Officers

Set forth below is a brief account of the business experience and education of our directors and executive officers.

Gail P. Seneca, Ph.D. Ms. Seneca is our chief executive officer and chairman of our board of directors. Ms. Seneca is also the chief investment officer and managing partner of Seneca Capital Management LLC. Prior to founding Seneca Capital Management LLC in 1989, Ms. Seneca served as senior vice president of the Asset Management Division of Wells Fargo Bank from 1987 to 1989, where she managed assets in excess of $10 billion. Before Wells Fargo, Ms. Seneca was a chief investment strategist and head of fixed income for Chase Lincoln First Bank from 1983 to 1987. She began her career in investments in the savings and loan industry. Ms. Seneca attended New York University where she earned B.A., M.A. and Ph.D degrees.

Albert J. Gutierrez, CFA. Mr. Gutierrez is our president and a member of our board of directors. Mr. Gutierrez is also the fixed-income chief investment officer for Seneca, which he joined as a principal in 2002. Prior to joining Seneca, Mr. Gutierrez was employed at American General Investment Management as executive vice president from 2000 to 2001. At American General, Mr. Gutierrez was head of portfolio management, trading and investment systems where he was responsible for approximately $75 billion in client assets. From 1988 to 2000, Mr. Gutierrez was employed by Conseco Capital Management as a senior vice president in charge of fixed-income research and trading as well as insurance asset portfolio management. Mr. Gutierrez’ broad portfolio management experience includes total-rate-of-return mandates in all fixed-income sectors, collateralized debt obligations, and specialized and structured mandates. Prior to joining Conseco Capital Management, Mr. Gutierrez held successive roles on Wall Street in credit research, systems design and trading. Mr. Gutierrez holds a B.S. degree in Economics from the Wharton School, University of Pennsylvania, and is a CFA charter holder.

Bruce A. Miller, CPA. Mr. Miller is our lead independent director. Mr. Miller is the retired managing partner of the E&Y Kenneth Leventhal Real Estate Group, San Francisco, where he served from 1980 to 1999. Mr. Miller is a certified public accountant and affiliated with the American Institute of Certified Public Accountants. Mr. Miller is the chairman of the board of Limbic Systems, Inc., president of the board of The San Francisco Food Bank and is a director of AMB Institutional Alliance REIT I, Inc., Great Circle Water (Technologies), Inc., California Center for Land Recycling, and Whitney Cressman Limited. Mr. Miller is on the Advisory Board of Hunting Gate Capital, LLC. Mr. Miller earned a B.A. degree from Drexel University and an M.B.A. degree from New York University.

Robert B. Goldstein. Mr. Goldstein is an independent director on our board. Mr. Goldstein is chairman of the board of directors of Bay View Capital Corporation. Mr. Goldstein has served as a director of Bay View Capital Corporation since 2001, and formerly served as its president and chief executive officer. Previously, Mr. Goldstein served as president of the Jefferson Division of Hudson United Bank in Philadelphia since 2000, when Hudson United acquired Jeff Banks Inc., and was president of Jeff Banks Inc. from 1998 to 2000. Mr. Goldstein was chairman and chief executive officer of Regent Bancshares Corp. and Regent National Bank, Philadelphia, Pennsylvania, from 1997 to 1998, and from 1993 to 1996 he served as president and chief executive officer of Lafayette American Bank in Connecticut. Mr. Goldstein holds a B.B.A. degree from Texas Christian University, from which he graduated magna cum laude, and also served for seven years on the faculty of Southern Methodist University’s Graduate School of Banking.

John McMahan. Mr. McMahan is an independent director on our board. Mr. McMahan is also chairman of the board of directors of BRE Properties, Inc. Mr. McMahan has served as a director of BRE Properties since 1995. He has been executive director for The Center for Real Estate Enterprise Management since 2000, and managing principal of The McMahan Group, real estate management consultants, since 1996. Previously, Mr. McMahan founded and served as chief executive officer of McMahan Real Estate Advisors from 1980 through 1990. In 1990, Mr. McMahan’s firm merged with a subsidiary of Mellon Bank to form Mellon/McMahan Real Estate Advisors Inc., a real estate pension fund advisory firm of which Mr. McMahan was the chief executive officer from 1990 until 1994. Subsequent to the merger, Mellon/McMahan Real Estate Advisors Inc. became the 16th largest real estate pension fund advisor in the U.S. with approximately $2.2 billion under management. Mr. McMahan taught real estate at the Stanford Graduate School of Business for 17 years and at the Haas School of Business, University of California, Berkeley for five years. Mr. McMahan holds a B.A. degree from the University of Southern California and an M.B.A. degree from Harvard University.

Donald H. Putnam. Mr. Putnam is an independent director on our board. Mr. Putnam is the chief executive officer and a managing director of Putnam Lovell NBF Securities Inc., an investment banking firm that advises the financial services community, which he co-founded in 1987. From 1980 to 1986, Mr. Putnam held various senior positions, at SEI Investments Inc., an investment advisory firm to mutual funds with assets under management of over $15.0 billion. Prior to joining SEI, Mr. Putnam was a senior consultant at Catallatics Corporation, a financial services company, where he devised new products and strategies for banking clients.

From 1973 to 1978, Mr. Putnam held various positions in the trust and investment group of Bankers Trust Company. Mr. Putnam’s education includes undergraduate and graduate work at New York University and undergraduate studies in mathematics and literature at Franklin Pierce College.

Joseph E. Whitters, CPA. Mr. Whitters is an independent director on our board. Mr. Whitters joined First Health Group Corp., a managed health care company, as its controller in October 1986 and has served as its vice president, finance since August 1987 and its chief financial officer since March 1988. From 1984 through 1986, he served as controller of United HealthCare Corp. (which subsequently changed its name to UnitedHealth Group, Inc.), a diversified medical services company. From 1983 to 1984, he served as manager of accounting and taxation for Overland Express, a publicly-traded trucking company. From 1980 to 1983, he was a senior manager for tax matters at Peat Marwick, a public accounting firm. Mr. Whitters serves on the board of Omnicell, a public medication-dispensing technology company and is the chairman of its audit committee. Mr. Whitters holds a B.A. degree in accounting from Luther College in Decorah, Iowa.

Christopher J. Zyda. Mr. Zyda is our senior vice president and chief financial officer. Prior to joining Luminent in August 2003, Mr. Zyda was employed at eBay, Inc. from 2001 to 2003, where he served as vice president, financial planning and analysis. Prior to eBay, Mr. Zyda was employed at Amazon.com, Inc. from 1998 to 2001, where he held the positions of assistant treasurer, then treasurer, and eventually vice president and chief financial officer international. Prior to Amazon.com, Mr. Zyda was employed at The Walt Disney Company from 1989 to 1998, where he held several positions within the corporate treasury group, culminating as director, investments with responsibility for over $4 billion of investment assets. Mr. Zyda earned a B.A. degree in English Literature from the University of California Los Angeles, and an M.B.A. degree from the Anderson School at UCLA.

Andrew S. Chow, CFA. Mr. Chow is a senior vice president of Luminent. Mr. Chow is also a fixed-income portfolio manager for Seneca, which he joined in 2002. Before joining Seneca, Mr. Chow had been the portfolio manager since 2000 for a convertible securities mutual fund at ING Pilgrim which invested in both investment-grade and high-yield securities. Prior to that time, Mr. Chow was employed for nine years at Conseco Capital Management where he was the portfolio manager for a highly ranked convertible securities mutual fund. Additionally, he was responsible for trading and managing a multi-billion dollar matched options book at Conseco. In previous roles at Conseco, Mr. Chow was a fixed-income portfolio manager and a mortgage-backed securities trader. From 1988 to 1991, Mr. Chow was employed at Washington Square Advisors where he was the manager of quantitative research and also had responsibility for trading derivatives and foreign exchange and mortgage-backed securities. Prior to that time, Mr. Chow was a floor trader at the Minneapolis Grain Exchange. Mr. Chow holds a B.A. degree in Economics from the University of California, Berkeley and an M.B.A. degree from Carnegie Mellon. Mr. Chow is also a CFA charter holder.

Troy A. Grande, CFA. Mr. Grande is a senior vice president of Luminent. Mr. Grande is also a fixed-income portfolio manager for Seneca, which he joined in 2002 Before joining Seneca, Mr. Grande held staff and line positions at Fremont General Corporation, where he served as assistant treasurer, director of investments and chief financial officer. In these positions, he managed and traded a multi-billion dollar fixed-income portfolio, evaluated and recommended capital structure mix and was a member of the asset/liability committee for their $2 billion thrift and loan subsidiary. Mr. Grande has extensive experience in portfolio management of mortgage-backed securities, investment-grade corporate bonds, government securities, bank loans and structured debt. Mr. Grande also served as the chief financial officer at a financial services division and at two private companies. Mr. Grande holds a B.A. degree in Economics from Southern Methodist University and an M.B.A. degree from the University of San Francisco. Mr. Grande is also a CFA charter holder.

Board of Directors

We currently have a seven-member board of directors. Under our bylaws, the number of directors may be increased or decreased by the board, but may not be fewer than the minimum number required by the MGCL

(which is currently one) nor more than 15. Any vacancy on our board of directors, whether resulting from the removal of a director or from an increase in the size of the board, may be filled only by a vote of our directors. Two of our directors are affiliated with Seneca and five of our directors are independent, as defined in our bylaws.

As defined by our bylaws, the term “independent director” refers to a director who is neither:

•	an officer or employee of our company; nor

•	an officer, director, employee, partner, trustee or 10% owner of Seneca or of any person controlling, controlled by or under common control with Seneca.

Our bylaws require that a majority of the members of our board of directors must at all times be independent directors, unless independent directors comprise less than a majority as a result of a board vacancy. Our bylaws also provide that all of the members of our audit committee, our compensation committee and our governance and nominating committee must be independent directors.

As required by rules of the New York Stock Exchange, or the NYSE, our board considered the independence of each of our directors under the NYSE’s standard of independence. Our board affirmatively determined that Messrs. Miller, McMahan, Goldstein, Putnam and Whitters have no material relationship with our company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company) and are thus independent under the NYSE’s standard, as well as under our bylaws’ similar standard.

Our directors are divided into three classes serving staggered three-year terms. As a result, every year one class, including approximately one-third of our total number of directors, will stand for election (or re-election) by our stockholders. Directors hold office until their successors are elected and qualified or they resign or are removed. All officers serve at the discretion of our board of directors.

Currently two classes of directors contain one affiliated director each while the third class contains only independent directors.

•	Mr. Gutierrez, Mr. McMahan and Mr. Whitters are Class I directors and hold office for a term expiring at the annual meeting of stockholders in 2004;

•	Ms. Seneca and Mr. Goldstein are Class II directors and hold office for a term expiring at the annual meeting of stockholders in 2005; and

•	Mr. Miller and Mr. Putnam are Class III directors. The term of office of the Class III directors expires at the annual meeting of stockholders in 2006. However, since Mr. Putnam was elected by the board of directors to fill a vacancy on the board created by an increase in the number of directors, Mr. Putnam will hold office until the annual meeting of stockholders in 2004 when he may be elected by the stockholders as a Class III director to serve for the remaining term of the Class III directors expiring at the annual meeting of stockholders in 2006.

Compensation of Directors

We pay each of our non-officer directors an annual fee of $30,000 for service on our board (pro-rated for partial periods), plus a meeting fee of $1,000 for each formally called board or committee meeting the non-officer directors attend at which a quorum is present. We reimburse all of our directors for the expenses they incur in connection with attending board and committee meetings. We may, from time to time, in the discretion of the compensation committee of our board of directors, grant options to purchase shares of our common stock to our directors under our stock incentive plans described below. We do not currently compensate our officer-directors for their service as directors (or for their service as officers).

Indemnification

Our charter and bylaws provide for the indemnification of our directors and officers to the fullest extent permitted by Maryland law. Our other employees and agents may be indemnified to such extent as is authorized by our board of directors or our bylaws. Maryland law generally permits indemnification of directors, officers, employees and agents against certain judgments, penalties, fines, settlements and reasonable expenses that any such person actually incurs in connection with any proceeding to which such person may be made a party by reason of serving in such positions, unless it is established that:

•	an act or omission of the director, officer, employee or agent was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	such person actually received an improper personal benefit in money, property or services; or

•	in the case of criminal proceedings, such person had reasonable cause to believe that the act or omission was unlawful.

Our charter provides that the personal liability of any of our directors or officers to us or our stockholders for money damages is limited to the fullest extent allowed by the statutory or decisional law of the State of Maryland, as amended or interpreted. As more fully described below under the caption “Certain Provisions of Maryland Law and of our Charter and Bylaws,” Maryland law authorizes the limitation of liability of directors and officers to corporations and their stockholders for money damages, except:

•	to the extent that it is proved that the person actually received an improper personal benefit; or

•	to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated.

We have also entered into indemnity agreements with each of our directors and executive officers, as well as our manager and its officers, directors, employees and some of its affiliates. The form of indemnity agreement is included as an exhibit to the registration statement of which this prospectus is a part. The indemnity agreements require, among other things, that we indemnify such persons to the fullest extent permitted by law, and advance to such persons all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by such persons seeking to enforce their rights under the indemnification agreements, and may cover our directors and executive officers under our directors’ and officers’ liability insurance. Although the form of indemnity agreement offers substantially the same scope of coverage afforded our directors and officers by law, it provides greater assurance to our directors and officers and such other persons that indemnification will be available because, as a contract, it may not be modified unilaterally in the future by our board of directors or the stockholders to eliminate the rights it provides.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Board Committees and Meetings

Our board has established an audit committee, a compensation committee and a governance and nominating committee. Other committees may be established by our board of directors from time to time.

Audit Committee

Our audit committee is composed of four directors: Bruce A. Miller, CPA (chairman), John McMahan, Robert B. Goldstein and Joseph E. Whitters, CPA. Our board of directors has determined that all members of the audit committee satisfy the new independence requirements of the New York Stock Exchange. Our board has also determined that:

•	Messrs. Miller, Goldstein and Whitters qualify as “audit committee financial experts,” as defined by the SEC, and

•	all members of the audit committee are “financially literate,” within the meaning of NYSE rules, and “independent,” under the strict audit committee independence standards of the SEC.

Our audit committee operates pursuant to a written charter adopted by the board, which is included as an exhibit to the registration statement of which this prospectus is a part. Among other things, the audit committee charter calls upon the audit committee to:

•	oversee the accounting and financial reporting processes and compliance with legal and regulatory requirements on behalf of our board of directors and report the results of its activities to the board;

•	be directly and solely responsible for the appointment, retention, compensation, oversight, evaluation and, when appropriate, the termination and replacement of our independent auditors;

•	review the annual engagement proposal and qualifications of our independent auditors;

•	prepare an annual report as required by applicable SEC disclosure rules;

•	review the integrity, adequacy and effectiveness of our internal controls and financial disclosure process;

•	review and approve all related party transactions, including all transactions with Seneca; and

•	manage our relationship with Seneca under the management agreement.

Compensation Committee

The members of our compensation committee are Robert B. Goldstein (chairman), John McMahan and Bruce A. Miller, CPA. Our board of directors has determined that all of the compensation committee members qualify as:

•	“independent directors” under the NYSE independence standards;

•	“non-employee directors” under Exchange Act rule 16b-3; and

•	“outside directors” under Internal Revenue Code section 162(m).

Our compensation committee has been delegated the authority by our board of directors to administer all of our equity incentive plans, to determine the chief executive officer’s salary and bonus, if any, and to make salary and bonus recommendations to our board regarding all other employees, including our chief financial officer. Our compensation committee operates pursuant to a written charter adopted by the board, which is included as an exhibit to the registration statement of which this prospectus is a part. Among other things, the compensation committee charter calls upon the compensation committee to:

•	develop the overall compensation policies and the corporate goals and objectives, if any, relevant to the chief executive officer’s compensation from our company;

•	evaluate the chief executive officer’s performance in light of those goals and objectives, if any;

•	be directly and solely responsible for establishing the chief executive officer’s compensation level, if any, based on this evaluation;

•	make recommendations to the board regarding the compensation of officers junior to the chief executive officer, incentive-compensation plans and equity-based plans; and

•	produce an annual report on executive compensation for inclusion in our proxy statement.

Because we do not currently compensate any of our officers other than our chief financial officer, and because our chief financial officer’s base and bonus compensation levels are largely established by his employment agreement (as described below) which has been approved by the compensation committee, we do not expect our compensation committee to be very active in the foreseeable future.

Governance and Nominating Committee

Our governance and nominating committee has been formed to establish and implement our corporate governance practices and to nominate individuals for election to the board of directors. The members of our governance and nominating committee are John McMahan (chairman), Robert B. Goldstein and Donald H. Putnam. As of the date of this prospectus, Albert J. Gutierrez resigned as a member of this committee. As a result of his resignation, the committee is now composed entirely of independent directors as required by NYSE rules.

Our governance and nominating committee operates pursuant to a written charter adopted by the board, which is included as an exhibit to the registration statement of which this prospectus is a part. Among other things, the committee charter calls upon the governance and nominating committee to:

•	develop criteria for selecting new directors and to identify individuals qualified to become board members and members of the various committees of the board;

•	select, or to recommend that the board select, the director nominees for the each annual meeting of stockholders and the committee nominees; and

•	develop and recommend to the board a set of corporate governance principles applicable to the corporation.

Corporate Governance

Lead Independent Director

On the recommendation of the governance and nominating committee, our independent directors meet in regularly scheduled executive sessions without management. Our board of directors has established the position of lead independent director and our independent directors have elected Mr. Miller to serve in that position. In his role as lead independent director, Mr. Miller’s responsibilities will include:

•	scheduling and chairing meetings of the independent directors, and setting their agendas;

•	facilitating communications between the independent directors and management; and

•	acting as a point of contact for persons who wish to communicate with the independent directors.

Anyone wishing to communicate with the independent directors may write to Mr. Miller through our corporate secretary, Peter T. Healy, Esq., O’Melveny & Myers LLP, 275 Battery Street, Suite 2600, San Francisco, California, 94111-3344.

Code of Business Conduct and Ethics

Our board of directors has established a code of business conduct and ethics, which is included as an exhibit to the registration statement of which this prospectus is a part. Among other matters, the code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Waivers to the code of business conduct and ethics may be granted only by the governance and nominating committee of the board. In the event that the committee grants any waivers of the elements listed above to any of our officers, we expect to announce the waiver within five business days on the corporate governance section of our corporate website at www.luminentcapital.com. The information on that website is not a part of this prospectus.

Public Availability of Corporate Governance Documents

Our key corporate governance documents, including our code of business conduct and the charters of our audit committee, compensation committee and governance and nominating committee are:

•	available on our corporate website;

•	available in print to any stockholder who requests them from our corporate secretary; and

•	filed as exhibits to the registration statement of which this prospectus is a part.

Compensation of Executive Officers

We have a full-time chief financial officer, Christopher J. Zyda, who is employed by us. All of our other executive officers are employed by Seneca and are compensated by Seneca. We do not separately compensate our officers, other than Mr. Zyda, for their service as officers, nor do we reimburse Seneca for any portion of our officers’ compensation from Seneca, other than through the general fees we pay to Seneca under the management agreement (which are described under the caption “The Manager—The Management Agreement—Compensation and Expenses”). In the future, our board or the compensation committee may decide to pay annual compensation or bonuses and/or long-term compensation awards to one or more of our non-employee officers for their services as officers. We may from time to time, in the discretion of the compensation committee of our board of directors, grant options to purchase shares of our common stock to one or more of our other officers pursuant to our stock incentive plans.

The following table summarizes the compensation we have awarded or paid to our chief executive officer and to our other four executive officers since our inception. As mentioned above, we currently do not separately compensate our executive officers other than Mr. Zyda. We refer to the persons identified in the following table as our named executive officers.

		Summary Compensation Table

		Annual Compensation				Long-Term Compensation(2)
Name and Position	Year to date	Salary(1)		Bonus(2)	Other	Stock Awards	Option Awards		Dividend Equivalent Rights	All Other Compensation to Date
Gail P. Seneca, Chairman of the Board and Chief Executive Officer	2003	—		—	—	—	—		—	—
Albert J. Gutierrez, President	2003	—		—	—	—	—		—	—
Christopher J. Zyda, Senior Vice President and Chief Financial Officer	2003	$200,000	(3)	(4)	—	(4)	50,000	(5)	—	—
Andrew S. Chow, Senior Vice President	2003	—		—	—	—	—		—	—
Troy A. Grande, Senior Vice President	2003	—		—	—	—	—		—	—

(1)	Amounts presented as salary for 2003 are annualized amounts based on salary levels in effect on the date of this prospectus.
(2)	Amounts presented as bonus awards, stock awards, stock option awards and dividend equivalent right, or DER, awards for 2003 are amounts actually awarded by our compensation committee through the date of this prospectus. Our compensation committee has not determined the amount of discretionary bonus, if any, that Mr. Zyda or any other officer will receive for 2003. Similarly, our compensation committee has the right to issue additional stock awards, stock options and DERs to our officers at any time. Future awards may be granted for 2003 even though they do not appear in the table above.
(3)	Mr. Zyda’s employment by us commenced on August 4, 2003. We currently pay Mr. Zyda a salary at the annualized rate shown above. Mr. Zyda’s salary rate resets on the first day of each calendar month based upon our net worth on the final day of the preceding month as described under “—Employment Agreement with Christopher Zyda,” below.
(4)	Mr. Zyda is entitled to a quarterly incentive bonus in the amount of 5% of the incentive compensation payable to Seneca for such quarter. One half of each incentive bonus to Mr. Zyda will be payable in cash and the other half will be payable in stock, as a restricted stock award under our 2003 stock incentive plan. See “—Employment Agreement with Christopher Zyda,” below.
(5)	On August 4, 2003, we granted Mr. Zyda options to purchase 50,000 shares of our common stock at an exercise price of $15.00 per share. These options vest in three equal annual installments beginning on the first anniversary of the date of grant and expire 10 years after the date of grant.

Option Grants

The following table describes the stock options we have granted to our named executive officers in 2003 (through September 30, 2003). The table also includes the potential realizable value of these grants over the 10-year term of the options, based on assumed rates of stock-price appreciation of 5% and 10%, compounded annually, from the stated exercise price. These assumed rates of stock-price appreciation have been selected in accordance with the rules of the SEC and do not represent an estimate of our future stock price. We face the risk that our actual stock price will not appreciate over the option terms at the assumed rates of 5% and 10%, or at all. Unless the market price of the shares underlying each option increases above the exercise price over the option term, the named executive officer will not realize any value from the option grant. None of our named executive officers has exercised any options to purchase our common stock.

Option Grants to date in 2003

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted to date 2003	Percent of Total Options Granted to date in 2003	Exercise Price	Expiration Date	5%	10%
Christopher J. Zyda	50,000	91%	$15.00	Aug. 4, 2013	$471,671	$1,195,307

Our compensation committee has the right to issue additional stock options at any time. Accordingly, future awards may be granted in 2003 even though they do not appear in the table above.

Employment Agreement with Christopher Zyda

We have no employees other than Mr. Zyda and our corporate controller. We employ Mr. Zyda as our senior vice president and chief financial officer pursuant to an employment agreement, which has been approved by our compensation committee.

Base Salary.    Mr. Zyda’s base salary rate resets on the first day of each month based upon our net worth on the final day of the preceding month. For purposes of Mr. Zyda’s employment agreement, our net worth is calculated in the same manner as under our management agreement with Seneca. As of September 30, 2003, our net worth was approximately $139.5 million. Mr. Zyda’s base salary is calculated as follows:

•	if our net worth is less than $500 million at the end of any calendar month, Mr. Zyda’s base salary for the following month is 1/12th of $200,000;

•	if our net worth is equal to or greater than $500 million, but less than $1.0 billion, at the end of any calendar month, Mr. Zyda’s base salary for the following month is 1/12th of $250,000;

•	if our net worth is equal to or greater than $1.0 billion, but less than $1.5 billion, at the end of any calendar month, Mr. Zyda’s base salary for the following month is 1/12th of $300,000; and

•	if our net worth is equal to or greater than $1.5 billion at the end of any calendar month, Mr. Zyda’s base salary for the following month is 1/12th of $500,000.

Incentive Bonus.    Mr. Zyda is entitled to quarterly incentive bonus payments under his employment agreement in an amount equal to 5% of Seneca’s incentive compensation for the quarter. Incentive bonuses are payable to Mr. Zyda whenever Seneca or any successor manager receives (and has an unqualified right to retain) any incentive compensation under the management agreement. Seneca’s right to incentive compensation is described under the caption “The Manager—The Management Agreement—Management Compensation and Expenses.” The incentive bonus payable by us to Mr. Zyda is in addition to the incentive compensation payable by us to Seneca.

One half of each incentive bonus is payable to Mr. Zyda in cash and the other half is payable in stock, in the form of a restricted stock award under our 2003 stock incentive plan. One-third of each such restricted stock award will vest on each of the first three anniversaries of the date of issuance, subject to Mr. Zyda’s continued employment with us. Mr. Zyda will not be entitled to any incentive bonus that becomes payable after the termination of his employment. Mr. Zyda is not entitled to any incentive bonus in connection with any termination fee payable to Seneca.

Stock Options.    On August 4, 2003, we granted Mr. Zyda options to purchase 50,000 shares of our common stock under our 2003 stock incentive plan at an exercise price of $15.00 per share. These options vest in three equal annual installments beginning on the first anniversary of the date of grant and expire 10 years after the date of grant.

Termination.    Mr. Zyda’s employment period is for one year, with automatic one-year renewals unless terminated earlier pursuant to the employment agreement. Mr. Zyda may resign for any reason upon 30 days’ prior written notice. We may terminate Mr. Zyda’s employment at any time. However, if we terminate his employment prior to the end of the employment period without good cause, or if Mr. Zyda resigns with good reason, we are required to pay him a severance benefit equal to his annualized base salary in effect immediately prior to the termination, payable within 60 days following the date of termination.

•	Mr. Zyda will have good reason to resign if we materially breach the employment agreement, if we significantly diminish his aggregate responsibilities, or if we relocate our executive offices more than 50 miles outside of San Francisco, California, among other reasons, but only if we fail to correct such reasons within 10 days of a written complaint from Mr. Zyda.

•	We will have good cause to terminate Mr. Zyda’s employment if our board reasonably determines in good faith that Mr. Zyda acted negligently in the performance of his material duties, was deliberately dishonest, intentionally injured our company or its reputation, or breached any fiduciary duty or any provision of his employment agreement, among other actions specified in the employment agreement.

Non-Competition and Anti-Solicitation.    The employment agreement provides that Mr. Zyda may not aid any of our competitors during the employment period and may not solicit any managerial employee or business contact of our company or of Seneca during the employment period or for two years afterwards.

Binding Arbitration.    Any dispute arising under the employment agreement is subject to binding arbitration.

Stock Incentive Plans

We have adopted a 2003 stock incentive plan and a 2003 outside advisors stock incentive plan. The 2003 stock incentive plan provides for the grant of the following types of awards:

•	incentive stock options, or ISOs, that meet the requirements of Section 422 of the Internal Revenue Code;

•	non-qualified stock options;

•	stock appreciation rights (payable in cash or stock);

•	restricted stock;

•	stock units (payable in cash or stock) and other stock-based awards; and

•	dividend equivalent rights, or DERs (payable in cash or stock).

The 2003 outside advisors plan provides for the grant of the same types of awards as the 2003 stock incentive plan, except that ISOs may be granted only under the 2003 stock incentive plan. The purpose of our 2003 stock incentive plan is to provide a means of performance-based compensation to attract and retain qualified personnel. The purpose of the 2003 outside advisors plan is to provide an incentive to others whose job performance affects us.

Awards may be granted under our 2003 stock incentive plan to any of our officers and key employees, if any, as well as to our directors and certain consultants and advisors. ISOs, however, may be granted under the 2003 stock incentive plan only to our officers and key employees, if any. Awards may be granted under the 2003 outside advisors plan to Seneca and its directors, officers, and key employees.

Initially, 1,000,000 shares of our common stock in the aggregate will be issuable upon exercise of awards granted under our 2003 stock incentive plan and our 2003 outside advisors plan. Generally, shares of our common stock issued in respect of awards granted under our 2003 stock incentive plan will reduce, on a one-for-one basis, the number of shares remaining available under our 2003 outside advisors plan and vice versa.

If an option or other award granted under either of our stock incentive plans expires or terminates, the shares subject to any portion of the award that expires or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Awards that are paid or settled in cash will not count against the share limits of the plans. Unless previously terminated by our board of directors, no new award may be granted under the 2003 stock incentive plan or under the 2003 outside advisors plan after the tenth anniversary of the date that such plan was initially approved by our board of directors. No award may be granted under either of our stock incentive plans to any person who, assuming exercise of all options and payment of all awards held by such person, would own or be deemed to own more than 9.8% of the outstanding shares of our common stock.

Each of our stock incentive plans is administered by our board of directors or a committee of the board. Initially, the plans will be administered by the compensation committee of our board of directors, which is comprised entirely of independent directors. Awards granted under our stock incentive plans will become exercisable or payable, as the case may be, in accordance with the terms of the grant made by the compensation committee. The compensation committee has discretionary authority to determine the type(s) of awards to be granted, the number of shares subject to each award, the purchase or exercise price of each award or the shares of stock subject to the award, and when and in what increments shares of our common stock covered by each award may be purchased. If awards are to be granted to the independent directors, then our full board of directors will approve such grants.

Each award must terminate or be paid no more than 10 years from the date it is granted. Awards may be granted on terms providing that they will be exercisable or payable in whole or in part at any time or times during their respective terms, or only in specified percentages at stated time periods or intervals during the term of the award.

Our compensation committee may permit the holder of an option or other award to pay the exercise or purchase price of that award or the purchase price of the shares of stock underlying the award:

•	in cash;

•	by surrender of shares of our common stock having a market value equal to the aggregate purchase or exercise price of the shares to be purchased;

•	by cancellation of indebtedness owed by us to the award holder;

•	by a full-recourse promissory note executed by the award holder; or

•	by any combination of the foregoing or other legal consideration.

The terms of the promissory note may be changed from time to time by our board of directors or the compensation committee to comply with applicable regulations or other relevant pronouncements of the IRS or the SEC.

Our board of directors may, without materially and adversely affecting any outstanding awards, from time to time revise or amend our stock incentive plans, and may suspend or discontinue them at any time. Stockholder approval for any such amendment or revision will not be required except to the extent stockholder approval is required as a matter of law.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax considerations regarding our qualification and taxation as a REIT and the material U.S. federal income tax consequences resulting from the acquisition, ownership and disposition of our common stock. The following discussion is not exhaustive of all possible tax considerations. This summary neither gives a detailed discussion of any state, local or foreign tax considerations nor discusses all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or to particular types of stockholders which are subject to special tax rules, such as insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations or partnerships, and persons who are not citizens or residents of the United States, stockholders that hold our stock as a hedge, part of a straddle, conversion transaction or other arrangement involving more than one position, or stockholders whose functional currency is not the U.S. dollar. This discussion assumes that you will hold our common stock as a “capital asset,” generally property held for investment, under the Internal Revenue Code.

O’Melveny & Myers LLP has reviewed the discussion set forth below and is of the opinion that the statements made in this discussion, to the extent such statements summarize the material U.S. federal income tax consequences of the beneficial ownership of stock, are correct in all material respects. The opinion of O’Melveny & Myers LLP has been filed as an exhibit to this prospectus. O’Melveny & Myers LLP’s opinion is based on various assumptions, is subjection to limitations, and is not binding on the Internal Revenue Service or any court. The Internal Revenue Service may challenge the opinion of O’Melveny & Myers LLP, and such a challenge could be successful.

This discussion and the opinions of O’Melveny & Myers LLP discussed herein are based on current law. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF STOCK IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSIDERATIONS OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND THE POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

General

We intend to make an election to be taxed as a REIT under the Internal Revenue Code commencing with our taxable year ending December 31, 2003. In connection with this offering, we have received the opinion of our legal counsel, O’Melveny & Myers LLP, that commencing with our taxable year ending December 31, 2003, we will be organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that this opinion is not binding on the IRS or any court. In addition, the opinion of our counsel is based on various assumptions and is conditioned upon certain representations made by us and by Seneca as to factual matters, including factual representations concerning our business and assets as set forth in this prospectus, and assumes that the actions described in this prospectus are completed in a timely fashion.

Our qualification and taxation as a REIT depend on our ability to meet, through actual annual operating results, distribution levels, diversity of stock ownership, and the various other qualification tests imposed under the Internal Revenue Code discussed below, the results of which will not be reviewed by O’Melveny & Myers LLP. No assurance can be given that our actual results for any particular taxable year will satisfy these requirements. See “—Failure to Qualify as a REIT.” In addition, qualification as a REIT depends on future transactions and events that cannot be known at this time.

So long as we qualify for taxation as a REIT, we generally will be permitted a deduction for dividends we pay to our stockholders. As a result, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when this income is distributed. We will be required to pay U.S. federal income tax, however, as follows:

•	we will be required to pay tax at regular corporate rates on any undistributed “REIT taxable income,” including undistributed net capital gain;

•	we may be required to pay the “alternative minimum tax” on our items of tax preference; and

•	if we have (1) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (2) other non-qualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property acquired through foreclosure or after a default on a loan secured by the property or on a lease of the property.

We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction.

If we fail to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a tax equal to:

•	the greater of (1) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test described below, and (2) the amount by which 90% of our gross income exceeds the amount qualifying under the 95% gross income test described below, multiplied by,

•	a fraction intended to reflect our profitability.

We will be required to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we fail to distribute during each calendar year at least the sum of:

•	85% of our real estate investment trust ordinary income for the year;

•	95% of our real estate investment trust capital gain net income for the year; and

•	any undistributed taxable income from prior periods.

This distribution requirement is in addition to, and different from the distribution requirements discussed below in the section entitled “—Distributions Generally.”

If we acquire any asset from a corporation which is or has been taxed as a C corporation under the Internal Revenue Code in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the 10-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of:

•	the fair market value of the asset, over

•	our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset.

A C corporation is generally defined as a corporation required to pay full corporate-level tax. The results described in this paragraph with respect to the recognition of gain will apply unless we make an election under Treasury regulation Section 1.337(d)-7(c) to cause the C corporation to recognize all of the gain inherent in the property at the time of acquisition of the asset.

Finally, we could be subject to an excise tax if our dealings with any taxable REIT subsidiaries are not at arm’s length.

Requirements for Qualification as a REIT

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(i)	that is managed by one or more trustees or directors;

(ii)	that issues transferable shares or transferable certificates to evidence beneficial ownership;

(iii)	that would be taxable as a domestic corporation but for Sections 856 through 859 of the Internal Revenue Code;

(iv)	that is not a financial institution or an insurance company within the meaning of the Internal Revenue Code;

(v)	that is beneficially owned by 100 or more persons;

(vi)	not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year; and

(vii)	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Internal Revenue Code provides that all of the first four conditions stated above must be met during the entire taxable year and that the fifth condition must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The fifth and sixth conditions do not apply until after the first taxable year for which an election is made to be taxed as a REIT.

Stock Ownership Tests

Our stock must be beneficially held by at least 100 persons, the “100 stockholder rule,” and no more than 50% of the value of our stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of the taxable year, the “5/50 rule.” In determining whether five or fewer individuals hold our shares, certain attribution rules of the Internal Revenue Code apply. For purposes of the 5/50 rule, pension trusts and other specific tax-exempt entities generally are treated as individuals, except that certain tax-qualified pension funds are not considered individuals and beneficiaries of such trusts are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of the 5/50 rule. Our charter imposes repurchase provisions and transfer restrictions to avoid having more than 50% of the value of our stock being held by five or fewer individuals. These stock ownership requirements must be satisfied in each taxable year other than the first taxable year for which an election is made to be taxed as a REIT. We are required to solicit information from certain of our record stockholders to verify actual stock ownership levels, and our charter provides for restrictions regarding the transfer of our stock in order to aid in meeting the stock ownership requirements. We will be treated as satisfying the 5/50 rule if we comply with the demand letter and record keeping requirements discussed below, and if we do not know, and by exercising reasonable diligence would not have known, whether we failed to satisfy the 5/50 rule. We anticipate that we will satisfy the stock ownership tests immediately following the offering, and will use reasonable efforts to monitor our stock ownership in order to ensure continued compliance with these tests. If we were to fail either of the stock ownership tests, we would generally be disqualified from REIT status.

To monitor our compliance with the stock ownership tests, we are required to maintain records regarding the actual ownership of our shares of stock. To do so, we are required to demand written statements each year from the record holders of certain percentages of our shares of stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include our dividends in gross income). A REIT with 2,000 or more record stockholders must demand statements from record holders of 5% or more of its shares, one with fewer than 2,000, but more than 200, record stockholders must demand statements from record holders of 1 % or more of the shares, while a REIT with 200 or fewer record stockholders must demand statements from record holders of 0.5% or more of the shares. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. A stockholder who fails or refuses to comply with the demand must submit a statement with his tax return disclosing the actual ownership of the shares of stock and certain other information.

Income Tests

We must satisfy two gross income requirements annually to maintain our qualification as a REIT:

•	under the “75% gross income test,” we must derive at least 75% of our gross income, excluding gross income from prohibited transactions, from specified real estate sources, including rental income, interest on obligations secured by mortgages on real property or on interests in real property, gain from the disposition of “qualified real estate assets,” i.e., interests in real property, mortgages secured by real property or interests in real property, and some other assets, and income from certain types of temporary investments; and

•	under the “95% gross income test,” we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from (1) the sources of income that satisfy the 75% gross income test, (2) dividends, interest and gain from the sale or disposition of stock or securities, including some interest rate swap and cap agreements, options, futures and forward contracts entered into to hedge variable rate debt incurred to acquire qualified real estate assets, or (iii) any combination of the foregoing.

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary (in general, a 100% owned corporate subsidiary of a REIT).

Any amount includable in our gross income with respect to a regular or residual interest in a REMIC generally also is treated as interest on an obligation secured by a mortgage on real property. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as receiving directly our proportionate share of the income of the REMIC. In addition, if we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date we became committed to make or purchase the mortgage loan, a portion of the interest income, equal to (1) such highest principal amount minus such value, divided by (2) such highest principal amount, generally will not be qualifying income for purposes of the 75% gross income test. Interest income received with respect to non-REMIC pay-through bonds and pass-through debt instruments, such as collateralized mortgage obligations or CMOs, however, will not be qualifying income for this purpose.

Interest earned by a REIT ordinarily does not qualify as income meeting the 75% or 95% gross income tests if the determination of all or some of the amount of interest depends in any way on the income or profits of any person. Interest will not be disqualified from meeting such tests, however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under the Internal Revenue Code. Generally, we may avail ourselves of the relief provisions if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our U.S. federal income tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

If we are entitled to avail ourselves of the relief provisions, we will maintain our qualification as a REIT but will be subject to certain penalty taxes as described above. We may not, however, be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT.

Asset Tests

At the close of each quarter of our taxable year, we must satisfy four tests relating to the nature and diversification of our assets:

•	at least 75% of the value of our total assets must be represented by qualified real estate assets, cash, cash items and government securities;

•	not more than 25% of our total assets may be represented by securities, other than those securities included in the 75% asset test;

•	of the investments included in the 25% asset class, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we generally may not own more than 10% by vote or value of any one issuer’s outstanding securities, in each case except with respect to stock of any taxable REIT subsidiaries; and

•	the value of the securities we own in any taxable REIT subsidiaries may not exceed 20% of the value of our total assets.

Qualified real estate assets include interests in mortgages on real property to the extent the principal balance of a mortgage does not exceed the fair market value of the associated real property, regular or residual interests in a REMIC (except that, if less than 95% of the assets of a REMIC consists of “real estate assets” (determined as if we held such assets), we will be treated as holding directly our proportionate share of the assets of such REMIC), and shares of other REITs. Non-REMIC CMOs, however, do not qualify as qualified real estate assets for this purpose.

A “taxable REIT subsidiary” is any corporation in which we own stock and as to which we and such corporation jointly elect to treat such corporation as a taxable REIT subsidiary. For purposes of the asset tests, we will be deemed to own a proportionate share of the assets of any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which we own an interest, which share is determined by reference to our capital interest in the entity, and will be deemed to own the assets owned by any qualified REIT subsidiary and any other entity that is disregarded for U.S. federal income tax purposes.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. For this purpose, an increase in our capital interest in any partnership or limited liability company in which we own an interest will be treated as an acquisition of a portion of the securities or other property owned by that partnership or limited liability company.

We may at some point securitize mortgage loans and/or mortgage-backed securities. If we were to securitize mortgage-related assets ourselves on a regular basis (other than through the issuance of non-REMIC CMOs), there is a substantial risk that the securities could be “dealer property” and that all of the profits from such sales would be subject to tax at the rate of 100% as income from prohibited transactions. Accordingly, where we intend to sell the securities created by that process, we expect that we will engage in the securitization through one or more taxable REIT subsidiaries, which will not be subject to this 100% tax. We also may securitize such mortgage-related assets through the issuance of non-REMIC CMOs, whereby we retain an equity interest in the mortgage-backed assets used as collateral in the securitization transaction. The issuance of any such instruments could result in a portion of our assets being classified as a taxable mortgage pool, which would be treated as a separate corporation for U.S. federal income tax purposes, which in turn could jeopardize our status as a REIT. We intend to structure our securitizations in a manner that would not result in the creation of taxable mortgage pool.

Annual Distribution Requirements

To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income,” and

•	90% of our after tax net income, if any, from foreclosure property, minus

•	the excess of the sum of specified items of our non-cash income items over 5% of REIT taxable income, as described below.

For purposes of these distribution requirements, our “REIT taxable income” is computed without regard to the dividends paid deduction and net capital gain. In addition, for purposes of this test, the specified items of non-cash income include income attributable to leveled stepped rents, certain original issue discount, certain like-kind exchanges that are later determined to be taxable and income from cancellation of indebtedness. In addition, if we disposed of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation and we did not elect to recognize gain currently in connection with the acquisition of such asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognize on a disposition of the asset within the 10 year period following our acquisition of such asset, to the extent that such gain does not exceed the excess of:

•	the fair market value of the asset on the date we acquired the asset, over

•	our adjusted basis in the asset on the date we acquired the asset.

Only distributions that qualify for the “dividends paid deduction” available to REITs under the Internal Revenue Code are counted in determining whether the distribution requirements are satisfied. We must make these distributions in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for that year, paid on or before the first regular dividend payment following the declaration and we elect on our tax return to have a specified dollar amount of such distributions treated as if paid in the prior year. For these and other purposes, dividends declared by us in October, November or December of one taxable year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder during such taxable year, provided that the dividend is actually paid by us by January 31 of the following taxable year.

In addition, dividends distributed by us must not be preferential. If a dividend is preferential, it will not qualify for the dividends paid deduction. To avoid being preferential, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class.

To the extent that we do not distribute all of our net capital gain, or we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be required to pay tax on this undistributed income at regular ordinary and capital gain corporate tax rates. Furthermore, if we fail to distribute during each calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of the January immediately following such year) at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain income for such year, and (3) any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. We intend to make timely distributions sufficient to satisfy the annual distribution requirements.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to its stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Although we may be able to avoid being taxed on amounts distributed as deficiency dividends, we will be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify as a REIT

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, we will be required to pay taxes, including any applicable alternative minimum tax, on our taxable income in that taxable year and all subsequent taxable years at regular corporate rates. Distributions to our stockholders in any year in which we fail to qualify as a REIT will not be deductible by us and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to our stockholders will be taxable at ordinary income rates to the extent of our current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year in which we lose our qualification.

Taxation of Taxable United States Stockholders

For purposes of the discussion in this prospectus, the term “United States stockholder” means a beneficial holder of our stock that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States (as determined for U.S. federal income tax purposes);

•	a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless Treasury regulations provide otherwise;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

Distributions Generally

Distributions out of our current or accumulated earnings and profits, other than capital gain dividends, will be taxable to United States stockholders as ordinary dividends. Such REIT dividends generally are ineligible for the new reduced 15% tax rate for dividends received by individuals, trusts and estates. However, such rate will apply to the extent that we make distributions attributable to amounts, if any, we receive as dividends from non-REIT corporations or to the extent that we make distributions attributable to income that was subject to tax at the REIT level. Provided that we qualify as a REIT, dividends paid by us will not be eligible for the dividends received deduction generally available to United States stockholders that are corporations. To the extent that we make distributions in excess of current and accumulated earnings and profits, the distributions will be treated as a tax-free return of capital to each United States stockholder, and will reduce the adjusted tax basis that each United States stockholder has in our stock by the amount of the distribution, but not below zero. Distributions in excess of a United States stockholder’s adjusted tax basis in its stock will be taxable as capital gain, and will be taxable as long-term capital gain if the stock has been held for more than one year. The calculation of the amount of distributions that are applied against or exceed adjusted tax basis are made on a share-by-share basis. To the extent that we make distributions, if any, that are attributable to excess inclusion income, such amounts may not be offset by net operating losses of a United States stockholder. If we declare a dividend in October, November, or December of any calendar year which is payable to stockholders of record on a specified date in such a month and actually pay the dividend during January of the following calendar year, the dividend is deemed to be paid by us and received by the stockholder on December 31st of the year preceding the year of payment. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Distributions

Distributions designated by us as capital gain dividends will be taxable to United States stockholders as capital gain income. We can designate distributions as capital gain dividends to the extent of our net capital gain for the taxable year of the distribution. For tax years prior to 2009, this capital gain income will generally be taxable to non-corporate United States stockholders at a 15% or 25% rate based on the characteristics of the asset we sold that produced the gain. United States stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.

Retention of Net Capital Gains

We may elect to retain, rather than distribute as a capital gain dividend, our net capital gains. If we were to make this election, we would pay tax on such retained capital gains. In such a case, our stockholders would generally:

•	include their proportionate share of our undistributed net capital gains in their taxable income;

•	receive a credit for their proportionate share of the tax paid by us in respect of such net capital gain; and

•	increase the adjusted basis of their stock by the difference between the amount of their share of our undistributed net capital gain and their share of the tax paid by us.

Passive Activity Losses, Investment Interest Limitations and Other Considerations of Holding Our Stock

Distributions we make, undistributed net capital gain includible in income and gains arising from the sale or exchange of our stock by a United States stockholder will not be treated as passive activity income. As a result, United States stockholders will not be able to apply any “passive losses” against income or gains relating to our stock. Distributions by us, to the extent they do not constitute a return of capital, and undistributed net capital gain includible in our stockholders’ income, generally will be treated as investment income for purposes of computing the investment interest limitation under the Internal Revenue Code, provided the proper election is made.

If we, or a portion of our assets, were to be treated as a taxable mortgage pool, or if we were to acquire REMIC residual interests, our stockholders (other than certain thrift institutions) may not be permitted to offset certain portions of the dividend income they derive from our shares with their current deductions or net operating loss carryovers or carrybacks. The portion of a stockholder’s dividends that will be subject to this limitation will equal the allocable share of our “excess inclusion income.”

Dispositions of Stock

A United States stockholder that sells or disposes of our stock will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash or the fair market value of any property the stockholder receives on the sale or other disposition and the stockholder’s adjusted tax basis in the stock. This gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the stockholder has held the stock for more than one year. However, any loss recognized by a United States stockholder upon the sale or other disposition of our stock that the stockholder has held for six months or less will be treated as long-term capital loss to the extent the stockholder received distributions from us which were required to be treated as long-term capital gains. For tax years prior to 2009, capital gain of an individual United States stockholder is generally taxed at a maximum rate of 15% where the property is held for more than one year. The deductibility of capital loss is limited.

Information Reporting and Backup Withholding

We report to our United States stockholders and the IRS the amount of dividends paid during each calendar year, along with the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid and redemption proceeds unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number or social security number, certifying as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A United States stockholder that does not provide. us with its correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. A United States stockholder can meet this requirement by providing us with a correct, properly completed and executed copy of IRS Form W-9 or a substantially similar form. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability, if any, and otherwise be refundable, provided the proper forms are filed on a timely basis. In addition, we may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status. The backup withholding tax rate currently is 28%.

Taxation of Tax-Exempt Stockholders

The IRS has ruled that amounts distributed as a dividend by a REIT will be treated as a dividend by the recipient and excluded from the calculation of unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Internal Revenue Code, i.e., property the acquisition or holding of which is or is treated as financed through a borrowing by the tax-exempt United States stockholder, the stock is not otherwise used in an unrelated trade or business, and we do not hold an asset that gives rise to “excess inclusion” income, as defined in Section 860E of the Internal Revenue Code, dividend income on our stock and income from the sale of our stock should not be unrelated business taxable income to a tax-exempt stockholder. However, if we were to hold residual interests in a REMIC, or if we or a pool of our assets were to be treated as a taxable mortgage pool, a portion of the dividends paid to a tax-exempt stockholder may be subject to tax as unrelated business taxable income. Although we do not believe that we, or any portion of our assets, will be treated as a taxable mortgage pool, we cannot assure you that that the IRS might not successfully maintain that such a taxable mortgage pool exists.

For tax-exempt stockholders that are social clubs, voluntary employees’ beneficiary associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in our stock will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our stock. Any prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a substantial portion of the dividends received with respect to our stock may constitute unrelated business taxable income, or UBTI, if we are treated as a “pension-held REIT” and you are a pension trust which:

•	is described in Section 401(a) of the Internal Revenue Code; and

•	holds more than 10%, by value, of our equity interests.

Tax-exempt pension funds that are described in Section 401 (a) of the Internal Revenue Code and exempt from tax under Section 501(a) of the Internal Revenue Code are referred to below as “qualified trusts.”

A REIT is a “pension-held REIT” if:

•	it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by a qualified trust shall be treated, for purposes of the 5/50 rule, described above, as owned by the beneficiaries of the trust, rather than by the trust itself; and

•	either at least one qualified trust holds more than 25%, by value, of the interests in the REIT, or one or more qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, holds in the aggregate more than 50%, by value, of the interests in the REIT.

The percentage of any REIT dividends treated as unrelated business taxable income under these rules is equal to the ratio of:

•	the unrelated business taxable income earned by the REIT, less directly related expenses, treating the REIT as if it were a qualified trust and therefore subject to tax on unrelated business taxable income, to

•	the total gross income, less directly related expenses, of the REIT.

A de minimis exception applies where this percentage is less than 5% for any year. As a result of the limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a pension-held REIT.

Taxation of Non-United States Stockholders

The rules governing U.S. federal income taxation of non-United States stockholders are complex and no attempt will be made herein to provide more than a summary of these rules. “Non-United States stockholders” mean beneficial owners of shares of our stock that are not United States stockholders (as such term is defined in the discussion above under the heading entitled “Taxation of Taxable United States Stockholders”).

PROSPECTIVE NON-U.S. STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE IMPACT OF FOREIGN, FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN OUR STOCK AND OF OUR ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING ANY REPORTING REQUIREMENTS.

Distributions to non-United States stockholders that are not attributable to gain from our sale or exchange of U.S. real property interests and that are not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions will generally be subject to a withholding tax equal to 30% of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from an investment in our stock is treated as effectively connected with the non-United States stockholder’s conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-United States stockholder), the non-United States stockholder generally will be subject to federal income tax at graduated rates in the same manner as United States stockholders are taxed with respect to those distributions, and also may be subject to the 30% branch profits tax in the case of a non-United States stockholder that is a corporation, unless a treaty reduces or eliminates these taxes. We expect to withhold-tax at the rate of 30% on the gross amount of any distributions made to a non-United States stockholder unless:

•	a lower treaty rate applies and any required form, for example IRS Form W-8BEN, evidencing eligibility for that reduced rate is filed by the non-United States stockholder with us; or

•	the non-United States stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

Any portion of the dividends paid to non-United States stockholders that is treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate.

Distributions in excess of our current and accumulated earnings and profits that are not treated as attributable to the gain from our disposition of a U.S. real property interest will not be taxable to non-United States stockholders to the extent that these distributions do not exceed the adjusted basis of the stockholder’s stock, but rather will reduce the adjusted basis of that stock. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a non-United States stockholder’s stock, these distributions will give rise to tax liability if the non-United States stockholder would otherwise be subject to tax on any gain from the sale or disposition of its stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution may be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are creditable against U.S. tax liability, if any, or refundable by the IRS to the extent the distribution is subsequently determined to be in excess of our current and accumulated earnings and profits and the proper forms are filed with the IRS by the stockholder on a timely basis. We are also required to withhold 10% of any distribution in excess of our current and accumulated earnings and profits if our stock is a U.S. real property interest because we are not a domestically controlled REIT, as discussed below. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, any portion of a distribution not subject to withholding at a rate of 30% may be subject to withholding at a rate of 10%.

Distributions attributable to our capital gains which are not attributable to gain from the sale or exchange of a U.S. real property interest generally will not be subject to income taxation, unless (1) investment in our stock is effectively connected with the non-United States stockholder’s U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-United States stockholder), in which case the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to such gain (and a corporate non-United States stockholder may also be subject to the 30% branch profits tax), or (2) the non-United States stockholder is a non-resident alien individual who is present in the U.S. for 183 days or more during the taxable year and certain other conditions are satisfied, in which case the non-resident alien individual will be subject to a 30% tax on the individual’s capital gains.

For any year in which we qualify as a REIT, distributions that are attributable to gain from the sale or exchange of a U.S. real property interest, which includes some interests in real property, but generally does not include an interest solely as a creditor in mortgage loans or mortgage-backed securities, will be taxed to a non- United States stockholder under the provisions of the Foreign Investment in Real Property Tax Act, or FIRPTA. Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a non-United States stockholder as if that gain were effectively connected with the stockholder’s conduct of a U.S. trade or business. Non-United States stockholders thus would be taxed at the normal capital gain rates applicable to United States stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a non-U.S. corporate stockholder. We are required to withhold 35% of any distribution paid to a non-United States stockholder that we designate (or, if greater, the amount that we could designate) as a capital gains dividend. The amount withheld is creditable against the non-United States stockholder’s FIRPTA tax liability, provided the proper forms are filed on a timely basis.

Gains recognized by a non-United States stockholder upon a sale of our stock generally will not be taxed under FIRPTA if we are a domestically controlled REIT, which is a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-United States stockholders. Because our stock is publicly traded/widely held, we cannot assure our investors that we are or will remain a domestically controlled REIT. Even if we are not a domestically controlled REIT, however, a non-United States stockholder that owns, actually or constructively, 5 % or less of our stock throughout a specified testing period will not recognize taxable gain on the sale of our stock under FIRPTA if our shares are traded on an established securities market.

If gain from the sale of the stock were subject to taxation under FIRPTA, the non-United States stockholder would be subject to the same treatment as United States stockholders with respect to that gain, subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations. In addition, the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gains not subject to FIRPTA will be taxable to a non-United States stockholder if the non-United States stockholder’s investment in the stock is effectively connected with a trade or business in the U.S. (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-United States stockholder), in which case the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to that gain; or the non-United States stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Information Reporting and Backup Withholding for Non-United States Stockholders

If the proceeds of a disposition of our stock are paid by or through a U.S. office of a broker-dealer, the payment is generally subject to information reporting and to backup withholding (currently at a rate of 28%) unless the disposing non-United States stockholder certifies as to his name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a foreign office of a foreign broker-dealer. If the proceeds from a disposition of our stock are paid to or through a foreign office of a U.S. broker-dealer or a non-U.S. office of a foreign broker-dealer that is (1) a “controlled foreign corporation” for U.S. federal income tax purposes, (2) a foreign person 50% or more of whose gross income from all sources for a three-year period was effectively connected with a U.S. trade or business, (3) a foreign partnership with one or more partners who are U.S. persons and who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (4) a foreign partnership engaged in the conduct of a trade or business in the U.S., then (a) backup withholding will not apply unless the broker-dealer has actual knowledge that the owner is not a foreign stockholder, and (b) information reporting will not apply if the non-United States stockholder satisfies certification requirements regarding its status as a foreign stockholder. Other information reporting rules apply to non-United States stockholders, and prospective non-United States stockholders should consult their own tax advisors regarding these requirements.

New Legislation and Possible Legislative or Other Action Affecting Tax Consequences

Recently enacted legislation reduced the maximum tax rate of non-corporate taxpayers for capital gains generally from 20% to 15% (for taxable years ending on or after May 6, 2003 and before January 1, 2009) and for dividends payable to non-corporate taxpayers generally from 38.6% to 15% (for taxable years beginning after December 31, 2002 and before January 1, 2009). As discussed above at “—Taxation of Taxable United States Stockholders—Distributions Generally,” dividends paid by REITs are generally not eligible for the new 15% federal income tax rate, with certain exceptions. Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable treatment of regular corporate dividends could cause investors who are individuals to consider stocks of other corporations that pay dividends as more attractive relative to stocks of REITs. It is not possible to predict whether this change in perceived relative value will occur, or what the effect will be on the market price of our stock.

You should recognize that the present U.S. federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could affect the tax consequences of an investment in us.

In particular, legislation was recently introduced in both the United States House of Representatives and the United States Senate that would amend certain rules relating to REITs. Among other changes, the proposed legislation would provide the Internal Revenue Service with the ability to impose monetary penalties, rather than a loss of REIT status, for reasonable cause violations of certain tests relating to REIT qualification. The proposed legislation would also change the formula for calculating the tax imposed for certain violations of the 75% and 95% gross income tests discussed above at “—Requirements for Qualification as a REIT—Income Tests.” In general, the changes would apply to taxable years beginning after the date the legislation is enacted. As of the date hereof, this legislation has not been enacted into law, and it is not possible to predict with any certainty whether the proposed legislation will be enacted in its current form.

State, Local and Foreign Taxation

We may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which we transact business or make investments, and our stockholders may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which they reside. Our state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. In addition, a stockholder’s state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. Consequently, prospective investors should consult their tax advisors regarding the effect of state, local and foreign tax laws on an investment in our stock.

DESCRIPTION OF CAPITAL STOCK

The following summary highlights the material information about our capital stock. You should refer to our charter and our bylaws for a full description. Copies of our charter and our bylaws are filed as exhibits to the registration statement of which this prospectus is a part. You can also obtain copies of our charter and our bylaws and every other exhibit to our registration statement. Please see “Where You Can Find More Information about Luminent Mortgage Capital” on page 123 below.

General

Our charter provides that we may issue up to 100,000,000 shares of our common stock, $0.001 par value per share, and 10,000,000 shares of our preferred stock, $0.001 par value per share. As of September 30, 2003, we had 11,704,000 shares of our common stock issued and outstanding and no shares of our preferred stock issued and outstanding. As of September 30, 2003, the number of record holders of our common stock was 13. The 13 holders of record include Cede & Co., which holds shares on behalf of The Depository Trust Company, which itself holds shares on behalf of in excess of 400 beneficial owners of our common stock. Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations.

Common Stock

All shares of our common stock offered hereby will be duly authorized and, upon receipt by us of the full consideration therefore, will be validly issued, fully paid and non-assessable. Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock if, as and when authorized and declared by our board of directors out of assets legally available therefor and to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of stock and the terms of any other class or series of our stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of our stock, the holders of such shares of our common stock possess the exclusive voting power. There is no cumulative voting in the election of our directors, which means that the holders of a majority of the outstanding shares of our common stock elect all of the directors then standing for election and the holders of the remaining shares are not able to elect any of our directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, or redemption and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our charter regarding the restrictions on ownership transfer of stock, shares of our common stock have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not fewer than a majority of all of the votes entitled to be cast by the stockholders on the matter) is set forth in the corporation’s charter. Our charter provides that any such action shall be effective and valid if taken or authorized by our stockholders by the affirmative vote of a majority of all the votes entitled to be cast on the matter, except that amendments to the provisions of our charter relating to the removal of directors must be approved by our stockholders by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter.

Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of our stock, to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Preferred Stock

Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series of preferred stock previously authorized by our board of directors. Prior to issuance of shares of each class or series of preferred stock, our board is required by the MGCL and our charter to fix the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, our board could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control that might involve a premium price for holders of our common stock or otherwise be in their best interest. As of the closing of the offering, no shares of our preferred stock will be outstanding and we have no present plans to issue any preferred stock.

Power to Issue Additional Shares of Our Common Stock and Preferred Stock

We believe that the power of our board of directors to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as our common stock, are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Transfer Restrictions

Our charter, subject to certain exceptions, contains certain restrictions on the number of shares of our stock that a person may own. Our charter contains a stock ownership limit which will prohibit any person from acquiring or holding, directly or indirectly, shares of stock in excess of 9.8% of the lesser of the total number or value of any class of our stock. Our board of directors, in its sole discretion, may exempt a person from the stock ownership limit. However, our board of directors may not grant such an exemption to any person whose ownership, direct or indirect, of in excess of 9.8% of the lesser of the number or value of the outstanding shares of our stock would result in us being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in us failing to qualify as a REIT. The person seeking an exemption must represent to the satisfaction of our board of directors that it will not violate the aforementioned restriction. The person also must agree that any violation or attempted violation of any of the foregoing restriction will result in the automatic transfer of the shares of stock causing such violation to the trust (as defined below). Our board of directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to our board of directors in its sole discretion, in order to determine or ensure our status as a REIT.

Our charter further prohibits:

•	any person from beneficially or constructively owning shares of our stock that would result in us being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our stock if such transfer would result in shares of our stock being owned by fewer than 100 persons.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of our stock that resulted in a transfer of shares to the trust in the manner described below, will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on us.

If any transfer of shares of our stock occurs which, if effective, would result in any person beneficially or constructively owning shares of our stock in excess or in violation of the above transfer or ownership limitations, then that number of shares of our stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the prohibited owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. Shares of stock held in the trust shall be issued and outstanding shares of our stock. The prohibited owner shall not benefit economically from ownership of any shares of stock held in the trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust shall have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to the discovery by us that shares of stock have been transferred to the trustee shall be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Any dividend or distribution so paid to the trustee shall be held in trust for the charitable beneficiary. The prohibited owner shall have no voting rights with respect to shares of stock held in the trust and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the trust, the trustee shall have the authority (at the trustee’s sole discretion):

•	to rescind as void any vote cast by a prohibited owner prior to the discovery by us that such shares have been transferred to the trust; and

•	to recast such vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote.

Within 20 days after receiving notice from us that shares of our stock have been transferred to the trust, the trustee shall sell the shares of stock held in the trust to a person, designated by the trustee, whose ownership of the shares will not violate any of the ownership limitations set forth in our charter. Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows. The prohibited owner shall receive the lesser of:

•	the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other such transaction), the market price, as defined in our charter, of such shares on the day of the event causing the shares to be held in the trust; and

•	the price per share received by the trustee from the sale or other disposition of the shares held in the trust, in each case reduced by the costs incurred to enforce the ownership limits as to the shares in question. Any net sale proceeds in excess of the amount payable to the prohibited owner shall be paid immediately to the charitable beneficiary.

If, prior to the discovery by us that shares of our stock have been transferred to the trust, such shares are sold by a prohibited owner, then:

•	such shares shall be deemed to have been sold on behalf of the trust; and

•	to the extent that the prohibited owner received an amount for such shares that exceeds the amount that such prohibited owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the trustee upon demand.

In addition, shares of our stock held in the trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift); and

•	the market price on the date we, or our designee, accept such offer.

We shall have the right to accept such offer until the trustee has sold the shares of stock held in the trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner.

All certificates representing shares of our common stock and preferred stock, if issued, will bear a legend referring to the restrictions described above.

Every owner of more than 1% (or such lower percentage as required by the Internal Revenue Code or the related regulations) of all classes or series of our stock, including shares of our common stock, within 30 days after the end of each fiscal year, shall be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and our status under the DOL plan asset regulations and to ensure compliance with the stock ownership limits. In addition, each stockholder shall upon demand be required to provide to us such information as we may reasonably request in order to determine our status as a REIT and our status under the DOL plan asset regulations and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance. We may request such information after every sale, disposition or transfer of our common stock prior to the date a registration statement for such stock becomes effective.

These ownership limits could delay, defer or prevent a change in control or other transaction of us that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Mellon Investor Services LLC. Their mailing address is 85 Challenger Road, Ridgefield Park, New Jersey 07660, Attention: Stockholder Relations. Their telephone number is (800) 356-2017.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following summary highlights the material provisions of Maryland law that are applicable to us and the material provisions of our charter and bylaws. You should refer to Maryland law, including the MGCL, and to our charter and our bylaws for a full description. Copies of our charter and our bylaws are filed as exhibits to the registration statement of which this prospectus is a part. You can also obtain copies of our charter and our bylaws and every other exhibit to our registration statement. Please see “Where You Can Find More Information about Luminent Mortgage Capital” on page 123 below.

Classification of Board of Directors

Our bylaws provide that the number of directors may be established, increased or decreased by our board of directors but may not be fewer than the minimum number required by the MGCL (which currently is one) nor more than 15. Any vacancy on our board may be filled only by a majority of the remaining directors, even if such a majority constitutes fewer than a quorum. Our bylaws provide that a majority of our board of directors must be independent directors.

Pursuant to our charter, our board of directors is divided into three classes of directors. Beginning in 2004, directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of our directors will be elected by our stockholders. The initial terms of the first, second and third classes will expire in 2004, 2005 and 2006, respectively. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors. Holders of shares of our common stock will not have the right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be in the best interest of our stockholders.

Removal of Directors

Our charter provides that a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast by our stockholders generally in the election of our directors. This provision of our charter will preclude stockholders from removing incumbent directors except upon the existence of cause for removal and a substantial affirmative vote. Also, our election in our bylaws to be subject to certain provisions of Maryland law which vest in our board of directors the exclusive right to fill vacancies on our board will prevent stockholders, even if they are successful in removing incumbent directors, from filling the vacancies created by such removal with their own nominees.

Limitation of Liability and Indemnification

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services, or

•	active and deliberate dishonesty established by a final judgment as being material to the cause of action.

Our charter contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any person who is or was a party to, or is threatened to be made a party to, any threatened or pending proceeding by reason of the fact that such person is or was a director or officer of our company, or while a director or officer of our company is or was serving, at our request, as a director, officer, agent, partner or trustee of another corporation, partnership, joint venture, limited liability company, trust, real estate investment trust, employee benefit plan or other enterprise. To the maximum extent permitted by Maryland law, the indemnification provided for in our charter and bylaws shall include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement and any such expenses may be paid or reimbursed by us in advance of the final disposition of any such proceeding.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of

•	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation, and

•	a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any “interested stockholder” or any affiliate of an interested stockholder are prohibited for five years after the most recent date on which a person or entity becomes an interested stockholder. An interested stockholder is any person or entity who beneficially owns 10% or more of the voting power of the corporation’s shares, or any affiliate of such a person or entity, or any person or entity that was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation at any time within the two-year period prior to the date in question, or any affiliate of such a person or entity. After the five-year period has elapsed, any such business combination must be recommended by our board of directors and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by our board of directors prior to the time that the interested stockholder becomes an interested stockholder.

Our board of directors has adopted a resolution exempting the company from the provisions of the MGCL relating to business combinations with interested stockholders or affiliates of interested stockholders. However, such resolution can be altered or repealed, in whole or in part, at any time by our board of directors.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share” acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more, but less than one-third;

•	one-third or more, but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply:

•	to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction; or

•	to acquisitions approved or exempted by our charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of stock. We cannot assure you that such provision will not be amended or eliminated at any time in the future.

Amendment to the Charter

Except as provided below, our charter, including its provisions on classification of our board of directors and removal of directors, may be amended only if approved by our stockholders by the affirmative vote of not fewer than a majority of all of the votes entitled to be cast on the matter. Amendments to the provisions of our charter relating to the removal of directors will be required to be approved by our stockholders by the affirmative vote at least two-thirds of all votes entitled to be cast on the matter.

Dissolution

Our dissolution must be approved by our stockholders by the affirmative vote of not fewer than a majority of all of the votes entitled to be cast on the matter.

Meetings of Stockholders; Advance Notice of Director Nominations and New Business

Annual Meetings. Our annual meeting of stockholders will be held each May. Our bylaws provide that with respect to an annual meeting of stockholders, director nominations and stockholder proposals may be made only:

•	pursuant to our notice of the meeting;

•	at the direction of our board of directors; or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

For nominations or other proposals to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must have given timely notice in writing to our corporate secretary and any such proposal must otherwise be a proper matter for stockholder action.

To be timely, a stockholder’s notice must be delivered to our corporate secretary at our principal executive offices not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s annual meeting; except that in the event that the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th calendar day prior to such annual meeting and not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the calendar day on which we first make a public announcement of the date of such meeting.

A stockholder’s notice must set forth:

•	as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitation of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A of the Exchange Act, including such person’s written consent to be named as a nominee and serving as a director if elected;

•	as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of such stockholder and of any such stockholder’s affiliates and of any person who is the beneficial owner, if any, of such stock; and

•	as to the stockholder giving notice and each beneficial owner, if any, of such stock, the name and address of such stockholder, as they appear on the company’s stock ownership records, and the name and address of each beneficial owner of such stock, and the class and number of shares of stock of the company which are owned of record or beneficially by each such person.

Special Meetings. Special meetings of our stockholders may be called only by our president or by our board of directors, unless otherwise required by law. Special meetings of our stockholders shall also be called by our secretary upon the written request of stockholders entitled to cast at least a majority of all votes entitled to be cast at such meeting. The date, time and place of any special meetings will be set by our board. Our bylaws provide that with respect to special meetings of our stockholders, only the business specified in our notice of meeting may be brought before the meeting, and nominations of persons for election to our board of directors may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of our Charter and Bylaws

If the resolution of our board of directors and the applicable provisions in our bylaws exempting us from the business combination provisions and the control share acquisition provisions of the MGCL are rescinded, the business combination provisions and the control share acquisition provisions of the MGCL, the provisions of our charter on classification of our board of directors and removal of directors and the advance notice provisions of our bylaws and certain other provisions of our charter and bylaws and the MGCL could delay, defer or prevent a change in control of us or other transactions that might involve a premium price for holders of our common stock or otherwise be in their best interest.

COMMON STOCK AVAILABLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market following this offering, or the possibility of such sales occurring, could adversely affect prevailing market prices for our common stock or could impair our ability to raise capital through further offerings of equity securities.

As of November 24, 2003, we had outstanding 11,704,000 shares of our common stock and options to purchase an additional 55,000 shares. We also have reserved an additional 945,000 shares of our common stock for issuance upon exercise of other options which may be granted in the future under our stock incentive plans. Immediately after the closing of this offering, we expect to have 18,850,669 shares of our common stock outstanding, assuming no exercise of the underwriters’ over-allotment option. All of the shares sold in this offering will be freely tradable without restriction under the Securities Act except for shares purchased by our “affiliates” as that term is defined under the Securities Act. The remaining 9,350,669 shares of our common stock retained by our existing stockholders are “restricted” shares as that term is defined in Rule 144 under the Securities Act. We issued the restricted shares in private transactions in reliance upon exemptions from the registration requirements under the Securities Act. Restricted shares may be sold in the public market only after registration under the Securities Act or qualification for an exemption from the registration requirement, such as Rule 144 under the Securities Act, which is described below. For up to 11,500,000 shares held by our existing stockholders whose shares are not included in (or might be withdrawn from) this underwritten public offering, we filed with the SEC a separate registration statement covering the resale of those shares. Once that registration statement is declared effective by the SEC, those shares may be sold by their holders without restriction under the Securities Act at any time and from time to time, except during any suspension period we may declare in accordance with the registration rights agreement.

Our directors, officers and our other stockholders, including Seneca, have entered or will enter into lock-up agreements (some of which appear in the registration rights agreement dated June 11, 2003). These lock-up agreements provide that, with limited exceptions:

•	all of our directors and officers and Seneca will agree not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any of our shares until 180 days after the effective date of this offering;

•	most of our directors and officers and some of our other stockholders, including Seneca, have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any of our shares until 90 days after the effective date of the resale registration statement referred to above; and

•	all of our stockholders who purchased shares in the June 2003 private placement have agreed, pursuant to the terms of our registration rights agreement, not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any of our shares during the period from the effective date of this offering until 60 days after the effective date of this offering.

The transfer restrictions in the first two bullet points above do not apply to shares of our common stock purchased in the secondary market following this offering. The transfer restrictions in the last bullet above do not apply to the shares held by any stockholder to the extent of any concession or release granted to any of our executive officers or directors. Friedman, Billings, Ramsey & Co., Inc. may, in its sole discretion and at any time without prior notice, release all or any portion of the shares subject to these lock-up agreements.

Taking into account the lock-up agreements, the number of shares that will be available for sale in the public market under Rule 144, including subsection (k), and Rule 701 under the Securities Act, will be as follows:

Date of Availability for Sale	Number of Shares
60 days after the date of this prospectus (1)	9,206,221
90 days after the effective date of the resale registration statement	126,948
April 26, 2004	51,000
180 days after the date of this prospectus	392,448

(1)	Assumes that the resale registration statement is declared effective on or prior to 60 days after the date of this prospectus.

Following the expiration of the lock-up period, shares issued upon exercise of options granted by us prior to the completion of this offering will also be available for sale in the public market pursuant to Rule 701 under the Securities Act unless those shares are held by one of our affiliates, directors or officers.

In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately 188,506 shares immediately after the offering; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

Sales in accordance with Rule 144 under the Securities Act are also subject to manner of sale provisions that require arm’s length sales through a stockbroker, notice requirements with respect to sales by our officers, directors and greater than five percent stockholders and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of our company at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract to resell these shares in reliance upon Rule 144. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell these shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

We intend to file, shortly after the effectiveness of this offering, a registration statement on Form S-8 under the Securities Act covering all shares of our common stock reserved for issuance under the stock plans and subject to outstanding options under our stock incentive plans. Shares of our common stock issued upon exercise of options under the Form S-8 will be available for sale in the public market, subject to Rule 144 volume limitations applicable to affiliates and subject to the contractual restrictions described above. In addition, we have agreed to file a shelf registration statement covering the shares of our common stock issued to Seneca as the equity component of the incentive compensation.

We cannot assure you of:

•	the likelihood that an active market for the shares will develop;

•	the liquidity of any such market;

•	the ability of the stockholders to sell their common stock; or

•	the prices that stockholders may be able to obtain for their common stock.

PRINCIPAL STOCKHOLDERS

The following table presents information known to us regarding the beneficial ownership of our common stock. In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns (of record or beneficially);

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

Except as otherwise noted, information is given as of September 30, 2003 on an actual basis and as adjusted to reflect the sale of our common stock in this offering. The table presents information regarding:

•	each of our named executive officers;

•	each director of our company;

•	all of our directors and executive officers as a group; and

•	each stockholder known to us to own beneficially more than five percent of our common stock.

Except as otherwise noted, the beneficial owners named in the following table have sole voting and investment power with respect to all shares of our common stock shown throughout as beneficially owned by them, subject to community property laws, where applicable.

	Beneficial ownership before offering		Beneficial ownership after offering
	Number	Percent (1)	Number	Percent (1)
Five Percent or More Shareholders
Deutsche Bank AG, London Branch 280 Park Avenue, 9th Floor East New York, New York 10017	1,000,000	8.70%	—	—
Investors of America, Limited Partnership 39 Glen Eagles St. Louis, Missouri 63124	1,000,000	8.70%	1,000,000	5.3%
Daniel S. Loeb (2) 360 Madison Avenue, 24th Floor New York, New York 10017	1,000,000	8.70%	1,000,000	5.3%

Directors and Officers (3)
Gail P. Seneca, Ph.D.	107,527	*	107,527	*
Albert J. Gutierrez, CFA(4)	102,000	*	112,000	*
Bruce A. Miller, CPA	1,000	*	1,000	*
John McMahan(4)	500	*	1,000	*
Robert Goldstein(4)	17,921	*	37,921	*
Donald H. Putnam(4)	—	—	15,000	—
Joseph E. Whitters, CPA(4)	17,500	*	50,000	*
Christopher J. Zyda(4)	—	—	3,500	—
Andrew S. Chow, CFA(4)	25,500	*	30,000	*
Troy A. Grande, CFA(4)	25,500	*	30,000	*

All directors and executive officers as a group (10 persons)	297,448	2.5%	387,948	2.1%

*	Holdings represent less than 1% of all shares outstanding.
(1)

Assumes that the listed persons do not sell (and in the case of the five percent or more shareholders, that they neither purchase nor sell) any shares of our common stock prior to the completion of this offering. Calculated using 11,704,000 shares of our common stock outstanding as of September 30, 2003 plus, in the case of post-offering amounts, 7,146,669 shares issued by us in this offering. Additionally, in accordance with Rule 13d-3(d)(i) of the Exchange Act, in calculating the percentage for each holder, we treated as outstanding the number of shares of our common stock issuable upon exercise of the holder’s options to purchase common stock, if any, that are exercisable within 60 days of September 30, 2003, however we did not assume exercise of any other holder’s options.

(2)	Includes the following shares over which Mr. Loeb has voting and investment control: (a) 507,425 shares owned by Third Point Offshore Fund Ltd.; (b) 47,950 shares owned by Points West International Investments Ltd.; (c) 53,825 shares owned by Banzai Partners LP; (d) 71,075 shares owned by Banzai Offshore Fund Ltd.; and (e) 319,725 shares owned by Third Point Partners LP.
(3)	The address of each of our officers and directors is c/o Luminent Mortgage Capital, Inc., 900 Montgomery, Suite 500, San Francisco, California 94133.
(4)	The change in beneficial ownership represents shares the listed persons have informed us that they intend to acquire in this offering.

SELLING STOCKHOLDERS

The following table presents information known to us regarding the beneficial ownership of our common stock by the selling stockholders. In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns (of record or beneficially);

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

Except as otherwise noted, information is given as of September 30, 2003 on an actual basis and as adjusted to reflect the sale of our common stock in this offering. The total number of shares of our common stock that may be sold by the selling stockholders in this offering is subject to reduction by the underwriters. In addition, each selling stockholder may withdraw its shares of common stock from this offering at any time up until 10 days prior to the effective date of the registration statement of which this prospectus is a part. If and to the extent that any selling stockholders so withdraw shares from the offering, the number of shares offered by the company may increase so that the total offering size remains unchanged. The beneficial owners named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws, where applicable. Except as otherwise noted, none of the selling stockholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

	Beneficial ownership before offering		Number of shares being offered	Beneficial ownership after offering
Name and Address	Number	Percent (1)		Number	Percent (1)
Alan W. Steinberg Limited Partnership, The 1501 Venera Avenue, #205 Coral Gables, Florida 33146	35,000	0.30%	35,000	—	—

Allied Funding, Inc. 2777 S. Elmira Street #17 Denver, Colorado 80231	7,500	0.07%	7,500	—	—

Arbor Partners, L.P. One New York Plaza, 30th Floor New York, New York 10004 c/o Robeco USA, L.L.C.	9,200	0.08%	9,200	—	—

Archon Partners, L.P. 4 Orinda Way, Suite 220 D Orinda, California 94563	18,000	0.16%	18,000	—	—

Ben-Dov, Zohar 2163 Hatchers Mill Road Marshall, Virginia 20115	40,000	0.35%	40,000	—	—

Boston Provident Institutional Partners, L.P. 600 Madison Avenue, 18th Floor New York, New York 10022	2,300	0.02%	2,300	—	—

Boston Provident Partners, L.P. 600 Madison Avenue, 18th Floor New York, New York 10022	37,700	0.33%	37,700	—	—

	Beneficial ownership before offering		Number of shares being offered	Beneficial ownership after offering
Name and Address	Number	Percent (1)		Number	Percent (1)
Cave Creek Investments, Inc. II Two Logan Square, Suite 1900 Philadelphia, Pennsylvania 19103	18,000	0.16%	18,000	—	—

Condor Partners, L.P. 4 Orinda Way, Suite 220 D Orinda, California 94563	26,700	0.23%	26,700	—	—

Continental Casualty Company CNA Plaza 23 South Chicago, Illinois 60685	333,333	2.90%	333,333	—	—

Deutsche Bank AG, London Branch 280 Park Avenue, 9th Floor East New York, New York 10017	1,000,000	8.70%	1,000,000	—	—

Global Undervalued Securities Master Fund, L.P. 201 Main Street, Suite 200 1 Fort Worth, Texas 76102	45,000	0.39%	45,000	—	—

Gray, Michael B. 265 Dexter Street Denver, Colorado 80220	1,666	0.01%	1,666	—	—

Guggenheim Portfolio Company XXII, L.L.C. 135 East 57th Street, 11th Floor New York, New York 10022	32,800	0.29%	32,800	—	—

Karfunkel Family Foundation 59 Maiden Lane New York, New York 10038	25,000	0.22%	25,000	—	—

Kensington Strategic Realty Fund 4 Orinda Way, Suite 220 D Orinda, California 94563	305,300	2.65%	305,300	—	—

Kimsey, James V. 1700 Pennsylvania Avenue, N.W., Suite 900 Washington, D.C. 20006	6,666	0.06%	6,666	—	—

Liongate Capital 2121 Avenue of the Stars, Suite 2800 Los Angeles, California 90057	18,000	0.16%	18,000	—	—

L.H. Rich Companies 1515 Fifth Avenue, Suite 104 Moline, Illinois 61265	4,000	0.03%	4,000	—	—

Nolan Services, Inc. II Two Logan Square, Suite 1900 Philadelphia, Pennsylvania 19103	18,000	0.16%	18,000	—	—

Olympic Holdings Limited 32107 Lindero Canyon Road, Suite 224 Westlake Village, California 91361	8,000	0.07%	8,000	—	—

	Beneficial ownership before offering		Number of shares being offered	Beneficial ownership after offering
Name and Address	Number	Percent (1)		Number	Percent (1)
Parrott, Tod and Peggie One Circle Avenue Larchmont, New York 10538	6,666	0.06%	6,666	—	—

Ram T, L.P. Caledonian House, Box 1043 Georgetown, Grand Cayman Cayman Islands, British West Indies	15,000	0.13%	15,000	—	—

Riggs Qualified Partners, L.L.C. 4324 Central Avenue Western Springs, Illinois 60558	50,000	0.43%	50,000	—	—

Rose, John W. 511 Anderwood Drive Hermitage, Pennsylvania 16148	6,500	0.06%	6,500	—	—

Scout Capital Partners 280 Park Avenue, 39th Floor New York, New York 10017	167,200	1.45%	167,200	—	—

Shopkorn, Stanley 135 East 79th Street New York, New York 10021	55,000	0.48%	55,000	—	—

Timyan, Philip J. and Nancy L. 4324 Central Avenue Western Springs, Illinois 60558	10,000	0.09%	10,000	—	—

WPG Opportunistic Value Fund, L.P. One New York Plaza, 30th Floor New York, New York 10004 c/o Robeco USA, L.L.C.	30,600	0.27%	30,600	—	—

WPG Opportunistic Value Overseas Fund, Ltd. One New York Plaza, 30th Floor New York, New York 10004 c/o Robeco USA, L.L.C.	20,200	0.18%	20,200	—	—

Totals	2,353,331	20.1%	2,353,331	—	—

*	Holdings represent less than 1% of all shares outstanding.
(1)	Assumes that the listed persons neither (a) purchase or sell any shares of our common stock prior to the completion of this offering, except as listed above nor (b) exercise their right to withdraw some or all of the shares listed above from this offering, which right is exercisable at any time up until 10 days prior to the effective date of the registration statement of which this prospectus is a part. Calculated using 11,704,000 shares of our common stock outstanding as of September 30, 2003 plus, in the case of post-offering amounts, 7,146,669 shares issued by us in this offering. Additionally, in accordance with Rule 13d-3(d)(i) of the Exchange Act, in calculating the percentage for each holder, we treated as outstanding the number of shares of our common stock issuable upon exercise of the holder’s options to purchase common stock, if any, that are exercisable within 60 days of September 30, 2003, however we did not assume exercise of any other holder’s options.

UNDERWRITING

The underwriters named below are acting through their representative, Friedman, Billing, Ramsey & Co., Inc. Subject to the terms and conditions contained in the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has agreed to purchase from us, the number of shares set forth opposite its name below. The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of our common stock is subject to certain conditions. The underwriters are obligated to take and pay for all shares of our common stock offered (other than those covered by the over-allotment option described below) if any of the shares are taken.

Underwriters	Number of Shares
Friedman, Billings, Ramsey & Co., Inc.
Credit Suisse First Boston LLC
JMP Securities LLC Flagstone Securities, LLC

Total	9,500,000

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus to purchase up to 1,425,000 additional shares of our common stock to cover over-allotments, if any, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus. If the underwriters exercise this option, the underwriters will have a firm commitment, subject to certain conditions, to purchase all of the shares covered by the option.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters. The amounts are shown assuming both no exercise and full exercise of the underwriters’ option:

	No Exercise of Option	Full Exercise of Option
Per share	$	$
Total	$	$

The underwriters propose to offer our common stock directly to the public at the price per share shown on the cover of this prospectus and to certain dealers at this price less a concession not in excess of $             per share. The underwriters may allow, and the dealers may reallow, a concession not in excess of $             per share to certain dealers.

We expect to incur expenses, excluding underwriting fees, of approximately $850,000 in connection with this offering.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect thereof. We have also agreed to reimburse the underwriters for the reasonably and actually incurred fees and expenses of filing with the NASD and producing a blue-sky survey.

Our directors, officers and our other stockholders, including Seneca, have entered or will enter into lock-up agreements (some of which appear in the registration rights agreement dated June 11, 2003). These lock-up agreements provide that, with limited exceptions:

•	all of our directors and officers and Seneca will agree not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any of our shares until 180 days after the effective date of this offering;

•	most of our directors and officers and some of our other stockholders, including Seneca, have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any of our shares until 90 days after the effective date of the resale registration statement referred to above; and

•	all of our stockholders who purchased shares in the June 2003 private placement have agreed, pursuant to the terms of our registration rights agreement, not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any of our shares during the period from the effective date of this offering until 60 days after the effective date of this offering.

The transfer restrictions in the last bullet above do not apply to the shares held by any stockholder to the extent of any concession or release granted to any of our executive officers or directors. Friedman, Billings, Ramsey & Co., Inc. may, in its sole discretion and at any time without prior notice, release all or any portion of the shares subject to these lock-up agreements. In considering a request to release shares from a lock-up agreement, Friedman, Billings, Ramsey & Co., Inc. will likely consider a number of factors, including the impact that such a release would have on this offering and the market for our common stock and the equitable considerations underlying the request for release.

With the exception of the 60-day lock-up agreement in the registration rights agreement, the agreements entered into or to be entered into by our officers, directors and stockholders, including Seneca, do not apply to shares of our common stock purchased in the secondary market following this offering and do not prohibit transfers of our common stock:

•	as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth in the lock-up agreement;

•	to any trust for the direct or indirect benefit of the stockholder or its immediate family, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth in the lock-up agreement;

•	as a distribution to shareholders, partners or members of the stockholder, provided that such shareholders, partners or members agree to be bound in writing by the restrictions set forth in the lock-up agreement;

•	as required under any benefit plans or our charter;

•	as collateral for any loan, provided that the lender agrees in writing to be bound by the restrictions set forth herein;

•	as a resale of securities acquired in the open market; or

•	as required under the management agreement between Seneca and us.

In addition, we have agreed with Friedman, Billings, Ramsey & Co., Inc. that until December 3, 2003 (which is the 181st day after June 5, 2003) we will not, and, in connection with this offering, we will agree with the underwriters that during the period from the date of this prospectus to the date 180 days after the date of this prospectus we will not, offer, sell, contract to sell or otherwise dispose of any shares of our common stock without the written consent of Friedman, Billings, Ramsey & Co., Inc., except pursuant to our 2003 stock incentive plan, our 2003 outside advisors plan or the other exceptions stated in the underwriting agreement.

Prior to the completion of this offering, there has been no public market for the shares. The initial public offering price will be negotiated by us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of the business potential and our earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

Our common stock has been approved for listing on New York Stock Exchange under the symbol “LUM.” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell shares to a minimum of 2,000 beneficial owners in lots of 100 or more shares.

In connection with the public offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the public offering. Stabilizing transactions consist of various bids for or purchase of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the representatives a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on The Nasdaq Stock Market, in the over-the-counter market or otherwise.

Friedman, Billings, Ramsey & Co., Inc. has performed financial advisory services for us in the past. Friedman, Billings, Ramsey & Co., Inc. acted as placement agent in connection with our June 2003 private placement and received customary fees for such services plus reimbursement of expenses. Some of the underwriters may in the future provide financial advisory services for us. For example, we have agreed to engage Friedman, Billings, Ramsey & Co., Inc. to act as our financial advisor in connection with any strategic transaction undertaken by us and as lead underwriter or placement agent in connection with any capital markets financing undertaken by us, in each case, on or prior to June 11, 2004.

Credit Suisse First Boston LLC is a counterparty to a repurchase agreement with us, under which there was approximately $228 million outstanding as of September 30, 2003.

LEGAL MATTERS

Certain legal matters will be passed upon for us by our counsel, O’Melveny & Myers LLP, San Francisco, California. The validity of the shares of our common stock to be sold in this offering and certain other matters of Maryland law will be passed upon for us by Ballard Spahr Andrews & Ingersoll LLP, Baltimore, Maryland. Certain legal matters relating to this offering will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP, Los Angeles, California. O’Melveny & Myers LLP and Gibson, Dunn & Crutcher LLP may rely on Ballard Spahr Andrews & Ingersoll LLP as to matters of Maryland law. Peter T. Healy, Esq., a partner of O’Melveny & Myers LLP, is our corporate secretary.

EXPERTS

The financial statements as of April 25, 2003 (inception) and June 30, 2003 and for the period from April 26, 2003 through June 30, 2003 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION ABOUT LUMINENT MORTGAGE CAPITAL

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 450 Fifth Street, N.W. Room 1024, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you for free on the SEC’s website at www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act, and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INDEX TO FINANCIAL STATEMENTS

Financial Statements of Luminent Mortgage Capital, Inc.

Independent Auditors’ Report	F-2
Balance Sheets of the Company, as of September 30, 2003, June 30, 2003 and April 25, 2003 (inception)	F-3
Statements of Operations of the Company for the period from April 26, 2003 through September 30, 2003, three months ended September 30, 2003 and the period from April 26, 2003 through June 30, 2003	F-4

Statements of Stockholders’ Equity of the Company for the period from April 26, 2003 through September 30, 2003, three months ended September 30, 2003 and the period from April 26, 2003 through June 30, 2003

F-5
Statements of Cash Flows of the Company for the period from April 26, 2003 through September 30, 2003, three months ended September 30, 2003 and the period from April 26, 2003 through June 30, 2003	F-6
Notes to Financial Statements of the Company	F-7

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

Luminent Mortgage Capital, Inc.:

We have audited the accompanying balance sheets of Luminent Mortgage Capital, Inc. (the “Company”) as of April 25, 2003 (inception) and June 30, 2003, and the related statements of operations, stockholders’ equity and cash flows for the period from April 26, 2003 to June 30, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Luminent Mortgage Capital, Inc. as of April 25, 2003 and June 30, 2003, and the results of its operations and its cash flows for the period from April 26, 2003 to June 30, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/    DELOITTE & TOUCHE LLP

San Francisco, California

August 6, 2003

LUMINENT MORTGAGE CAPITAL, INC.

BALANCE SHEETS

	September 30, 2003	June 30, 2003	April 25, 2003 (inception)
	(unaudited)
Assets:
Cash and cash equivalents	$2,899	$—	$1,000
Mortgage-backed securities available for sale, at fair value	108,885,768	496,629,963	—
Mortgage-backed securities available for sale, pledged as collateral, at fair value	1,496,209,632	1,217,326,202	—
Interest receivable	5,591,331	5,016,174	—
Principal receivable	3,646,164	—	—
Unsettled security sales	215,949,845	—	—
Other assets	796,176	475,020	—

Total assets	$1,831,081,815	$1,719,447,359	$1,000

Liabilities:
Repurchase agreements	$1,472,875,525	$1,150,673,030	$—
Unsettled security purchases	215,742,419	407,777,017	—
Margin debt	—	4,266,316	—
Accrued interest expense	1,965,090	115,770	—
Insurance note payable	228,799	363,165	—
Accounts payable and accrued expenses	495,588	847,783	—
Management fee payable and other related party liabilities	323,413	156,166	796

Total liabilities	1,691,630,834	1,564,199,247	796

Stockholders’ Equity:
Preferred stock, par value $0.001: 10,000,000 shares authorized; no shares issued and outstanding as of September 30, 2003, June 30, 2003 and April 25, 2003	—	—	—
Common stock, par value $0.001: 100,000,000 shares authorized; 11,704,000 issued and outstanding as of September 30, 2003 and June 30, 2003; 204,000 issued and outstanding as of April 25, 2003	11,704	11,704	204
Additional paid-in capital	159,716,887	159,715,752	—
Accumulated other comprehensive loss	(18,248,209)	(4,616,316)	—
Retained earnings/(accumulated deficit)	(2,029,401)	136,972	—

Total stockholders’ equity	139,450,981	155,248,112	204

Total liabilities and stockholders’ equity	$1,831,081,815	$1,719,447,359	$1,000

See notes to financial statements

LUMINENT MORTGAGE CAPITAL, INC.

STATEMENTS OF OPERATIONS

	For the period from April 26, 2003 through September 30, 2003	For the three months ended September 30, 2003	For the period from April 26, 2003 through June 30, 2003
	(unaudited)	(unaudited)
Revenues:
Net interest income:
Interest income	$11,449,975	$10,777,462	$672,513
Interest expense	4,492,077	4,327,390	164,687

Net interest income	6,957,898	6,450,072	507,826
Losses on sales of mortgage-backed securities	(7,830,566)	(7,830,566)	—

Expenses:
Management fee expense to related party	483,208	398,522	84,686
Salaries and benefits	40,508	40,508	—
Professional services	347,114	123,237	223,877
Board of directors expense	61,072	39,500	21,572
Insurance expense	163,066	127,617	35,449
Custody expense	48,858	46,038	2,820
Other general and administrative expenses	12,907	10,457	2,450

Total expenses	1,156,733	785,879	370,854

Net income/(loss)	$(2,029,401)	$(2,166,373)	$136,972

Basic and diluted earnings (loss) per share	$(0.25)	$(0.19)	$0.04

Weighted average number of shares outstanding	8,232,481	11,704,000	3,393,394

See notes to financial statements

LUMINENT MORTGAGE CAPITAL, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Retained Earnings/ (Accumulated Deficit)	Comprehensive Income/(loss)	Total
	Shares	Par Value
Balance, April 26, 2003	204,000	$204	$—	$—	$—	$—	$204
Net income					136,972	136,972	136,972
Mortgage-backed securities available for sale, fair value adjustment				(4,616,316)		(4,616,316)	(4,616,316)

Comprehensive loss						$(4,479,344)

Issuance of common stock	11,500,000	11,500	159,715,752				159,727,252

Balance, June 30, 2003	11,704,000	$11,704	$159,715,752	$(4,616,316)	$136,972		$155,248,112
Net loss (unaudited)					(2,166,373)	$(2,166,373)	(2,166,373)
Mortgage-backed securities available for sale, fair value adjustment (unaudited)				(13,631,893)		(13,631,893)	(13,631,893)

Comprehensive loss (unaudited)						$(15,798,266)

Stock option amortization (unaudited)			1,135				1,135

Balance, September 30, 2003 (unaudited)	11,704,000	$11,704	$159,716,887	$(18,248,209)	$(2,029,401)		$139,450,981

See notes to financial statements

LUMINENT MORTGAGE CAPITAL, INC.

STATEMENTS OF CASH FLOWS

	For the period from April 26, 2003 through September 30, 2003	For the three months ended September 30, 2003	For the period from April 26, 2003 through June 30, 2003
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income (loss)	$(2,029,401)	$(2,166,373)	$136,972
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization of premium/discount on securities available-for-sale	4,277,627	4,091,830	185,797
Amortization of stock options	1,135	1,135	—
Losses on sales of mortgage-backed securities	7,830,566	7,830,566	—
Changes in operating assets and liabilities:
Increase in interest receivable	(869,970)	(52,486)	(817,484)
Increase in other assets	(796,176)	(321,156)	(475,020)
Increase (decrease) in accounts payable and accrued expenses	495,588	(352,195)	847,783
Increase in interest payable	1,965,090	1,849,320	115,770
Increase in management fee payable and other related party liabilities	322,413	167,247	155,166

Net cash provided by operating activities	11,196,872	11,047,888	148,984

Cash flows from investing activities:
Purchase of mortgage-backed securities available-for-sale	(1,863,671,677)	(548,491,726)	(1,315,179,951)
Proceeds from sales of mortgage-backed securities	122,933,262	122,933,262	—
Principal payments of mortgage-backed securities	96,711,662	96,711,662	—

Net cash used in investing activities	(1,644,026,753	(328,846,802)	(1,315,179,951)

Cash flows from financing activities:
Net proceeds from issuance of common stock	159,727,456	—	159,727,456
Borrowings under repurchase agreements	6,831,274,455	5,680,601,425	1,150,673,030
Principal payments on repurchase agreements	(5,358,398,930)	(5,358,396,930)	—
Borrowings under (paydown of) margin loan	—	(4,266,316)	4,266,316
Borrowings under (paydown of) note payable	228,799	(134,366)	363,165

Net cash provided by financing activities	1,632,831,780	317,801,813	1,315,029,967

Net increase/(decrease) in cash and cash equivalents	1,899	2,899	(1,000)
Cash and cash equivalents, beginning of the period	1,000	—	1,000

Cash and cash equivalents, end of the period	$2,899	$2,899	$—

Supplemental disclosure of cash flow information:
Interest paid	$2,526,987	$2,478,070	$48,917

Non-cash transactions:
Increase (decrease) in unsettled security purchases	$215,742,419	$(192,034,598)	$407,777,017
(Increase) decrease in unsettled security sales	(215,949,845)	(215,949,845)	—
Increase in principal receivable	(3,646,164)	(3,646,164)	—

See notes to financial statements

LUMINENT MORTGAGE CAPITAL, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION

Luminent Mortgage Capital, Inc. (the “Company”) was organized as a Maryland corporation on April 25, 2003. The Company commenced its operations of purchasing and holding an investment portfolio of mortgage-backed securities on June 11, 2003, upon completion of a private placement offering. The Company and its investment portfolio are managed by Seneca Capital Management LLC (the “Manager”) pursuant to a management agreement (the “Management Agreement”), as discussed in Note 7.

The Company intends to obtain additional equity capital by registering its common stock with the Securities and Exchange Commission (the “SEC”) and selling additional shares to the public, as discussed in Note 5.

The Company’s fiscal year will end December 31.

NOTE 2—ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited financial statements as of and for the three-month period ended September 30, 2003 and the period from April 26, 2003 through September 30, 2003 have been prepared in conformity with the instructions to Article 10, Rule 10-01 of Regulation S-X for interim financial statements. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America (“GAAP”). The interim financial statements as of and for the three-month period ending September 30, 2003 and the period from April 26, 2003 through September 30, 2003 are unaudited; however, in the opinion of the Company’s management, all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the Company’s financial position, results of operations and cash flows have been included. The nature of the Company’s business is such that the results of any interim period are not necessarily indicative of results for a full year.

All information presented herein as of April 25, 2003, June 30, 2003 and for the period from April 26, 2003 through June 30, 2003 has been audited. Information as of September 30, 2003, for the period from April 26, 2003 through September 30, 2003 and for the three months ended September 30, 2003 is unaudited.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and highly liquid investments with maturities of three months or less at the time of purchase. The carrying amount of cash equivalents approximates their fair value. The Company’s primary bank account is a sweep account with the custodian bank.

Securities

The Company invests primarily in U.S. agency and other highly-rated, single-family, adjustable-rate and fixed-rate mortgage-backed securities issued in the United States market.

The Company classifies its investments as either trading, available-for-sale or held-to-maturity securities. Management determines the appropriate classification of the securities at the time they are acquired and evaluates the appropriateness of such classifications at each balance sheet date. The Company currently classifies all of its securities as available-for-sale. All assets that are classified as available-for-sale are carried at fair value and unrealized gains or losses are included in accumulated other comprehensive loss as a component of stockholders’ equity. The fair values of mortgage-backed securities are determined by management based upon price estimates provided by securities dealers and independent pricing services. In the event that a security

LUMINENT MORTGAGE CAPITAL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

becomes impaired (e.g., if the fair value falls below the amortized cost basis and recovery is not expected before the security is sold), the cost of the security would be written down and the difference would be reflected in current earnings.

Interest income is accrued based upon the outstanding principal amount of the securities and their contractual terms. Premiums and discounts associated with the purchase of securities are amortized into interest income over the lives of the securities using the effective yield method.

Security transactions are recorded on the trade date. Realized gains and losses from security transactions are determined based upon the specific identification method.

Income Taxes

The Company intends to elect to be taxed as a Real Estate Investment Trust (“REIT”) and to comply with the provisions of the Internal Revenue Code with respect thereto (the “Code”). Accordingly, the Company is not subject to Federal or state income tax to the extent that its distributions to stockholders satisfy the REIT requirements and certain asset, income and stock ownership tests are met.

Repurchase Agreements

The Company finances the acquisition of its securities primarily through the use of repurchase agreements. Repurchase agreements are treated as collateralized financing transactions and are carried at their contractual amounts, including accrued interest, as specified in the respective agreements. Accrued interest on repurchase agreements is recorded as a separate line item on the balance sheets.

Stock Compensation

As of September 30, 2003, the Company had 50,000 outstanding stock options, and intends to issue stock options in the future. There were no stock options outstanding at June 30, 2003. Such options may be issued to Company employees and directors, and to employees of the Manager. The Company accounts for stock options issued to its own employees and directors using the fair value based methodology prescribed by Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation. Stock options issued to employees of the Manager will be recognized as expense over the vesting period based on their fair value.

Incentive Compensation

The Company has a Management Agreement that provides for the payment of an incentive fee to the Manager if the Company’s financial performance exceeds certain benchmarks. Specific terms of the computation and payment of the incentive fee are discussed in Note 7.

The cash portion of the incentive fee is accrued and expensed during the period for which it is calculated and earned. The Company accounts for the restricted stock portion of the incentive fee in accordance with SFAS No. 123, Accounting for Stock-based Compensation, and related interpretations, and EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

In accordance with the consensus on Issue 1 in EITF 96-18, the measurement date of the shares issued for incentive compensation is the date when the Manager’s performance is complete. Since continuing service is

LUMINENT MORTGAGE CAPITAL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

required in order for the restrictions on issued shares to lapse and for ownership to vest, for each one-third tranche (based on varying restriction/vesting periods) of shares issued for a given period, performance is considered to be complete when the restriction period for that tranche ends and ownership vests. The period over which the stock is earned by the Manager (i.e., the period during which services are provided before the stock vests) is both the period during which the incentive compensation was initially calculated and the vesting period for each tranche issued. Therefore, expense for the stock portion of incentive fees issued for a given period is spread over five quarters for the first tranche (shares vesting one year after issuance), nine quarters for the second tranche (shares vesting two years after issuance), and 13 quarters for the third tranche. In accordance with the consensus on Issue 2 in EITF 96-18, the fair value of the shares issued is recognized in the same manner (i.e., capitalization vs. expense) as if the Company had paid cash to the Manager for its services. When the shares are issued, they are recorded at the then-current fair value in stockholders’ equity, with an offsetting entry to deferred Manager compensation (a contra-equity account). The deferred Manager compensation account is reduced and expense is recognized quarterly up to the measurement date, as discussed above. In accordance with the consensus in Issue 3 of EITF 96-18, fair value is adjusted quarterly for unvested shares, and changes in such fair value each quarter are reflected in the expense recognized in that quarter. By the end of the quarter in which performance is complete (i.e., the measurement date), the deferred compensation account is reduced to zero and there are no further adjustments to equity for changes in fair value of the shares.

Earnings Per Share

The Company calculates basic earnings per share by dividing net earnings for the period by weighted average shares of its common stock outstanding for that period. Diluted earnings per share takes into account the effect of dilutive instruments, such as stock options, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted average number of shares outstanding. Basic and diluted earnings (loss) per share were the same for the periods ended June 30, 2003 and September 30, 2003 because there were no instruments outstanding that had a dilutive effect.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates affecting the accompanying financial statements include the fair values of mortgage-backed securities and the prepayment speeds used to calculate amortization and accretion of premiums and discounts on mortgage-backed securities.

Concentrations of Credit Risk and Other Risks and Uncertainties

The Company’s investments are concentrated in securities that pass through collections of principal and interest from underlying mortgages, and there is a risk that some borrowers on the underlying mortgages will default. Therefore, mortgage-backed securities may bear some exposure to credit losses. However, the Company mitigates credit risk by holding securities that are either guaranteed by government or government-sponsored agencies or have credit ratings of AAA or higher. As of June 30, 2003 and September 30, 2003, 67% of the Company’s mortgage-backed securities portfolio, as measured by its fair value, was agency-guaranteed.

The Company bears certain other risks typical in investing in a portfolio of mortgage-backed securities. Principal risks potentially affecting the Company’s financial position, results of operations and cash flows include the risks that: (a) interest rate changes can negatively affect the market value of the Company’s

LUMINENT MORTGAGE CAPITAL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

mortgage-backed securities, (b) interest rate changes can influence decisions made by borrowers on the mortgages underlying the securities to prepay those mortgages, which can negatively affect both cash flows from, and the market value of, the securities, and (c) adverse changes in the market value of the Company’s mortgage-backed securities and/or the inability of the Company to renew short-term borrowings can result in the need to sell securities at inopportune times and incur realized losses.

Recent Accounting Pronouncements

As of June 30, 2003 and September 30, 2003, the Company has adopted early all relevant accounting standards that have been issued by authoritative bodies in the United States and for which adoption is not yet required. Therefore, the Company does not anticipate that comparability of its financial statements for future periods to the financial statements for the historical periods presented herein will be affected by any recently-issued accounting pronouncements.

The Company may enter into transactions in the future to which existing accounting pronouncements may apply. For example, the Company may enter into derivative transactions as part of its asset-liability risk management. In that event, the Company will apply SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted, and record the derivatives at fair value. If the derivatives meet the criteria to be accounted for as hedging transactions, the effects of the transactions on the Company’s income statements could be materially different as to timing than if they do not qualify as hedges.

NOTE 3—MORTGAGE-BACKED SECURITIES

The following table summarizes the Company’s mortgage-backed securities classified as available-for-sale as of September 30, 2003, which are carried at fair value:

	Adjustable Rate Mortgages	Hybrid Adjustable Rate Mortgages	Balloon Maturity Mortgages	Total Mortgage- Backed Securities
Amortized cost	$201,682,488	$1,365,703,644	$55,957,477	$1,623,343,609
Unrealized gains	—	27,977	—	27,977
Unrealized losses	(3,648,849)	(13,488,530)	(1,138,807)	(18,276,186)

Fair value	$198,033,639	$1,352,243,091	$54,818,670	$1,605,095,400

% of total	12.3%	84.3%	3.4%	100.0%

The following table summarizes the Company’s mortgage-backed securities classified as available-for-sale as of June 30, 2003, which are carried at fair value:

	Adjustable- Rate Securities	Hybrid Adjustable-Rate Securities	Balloon Maturity Securities	Total Mortgage- Backed Securities
Amortized cost	$217,309,546	$1,445,208,490	$56,054,445	$1,718,572,481
Unrealized gains	37,243	192,924	—	230,167
Unrealized losses	(1,210,577)	(3,354,740)	(281,166)	(4,846,483)

Fair value	$216,136,212	$1,442,046,674	$55,773,279	$1,713,956,165

% of total	12.6%	84.1%	3.3%	100.0%

LUMINENT MORTGAGE CAPITAL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Actual maturities of mortgage-backed securities are generally shorter than stated contractual maturities. Actual maturities of the Company’s mortgage-backed securities are affected by the contractual lives of the underlying mortgages, periodic payments of principal, and prepayments of principal. The following table summarizes the Company’s mortgage-backed securities on September 30, 2003 according to their estimated weighted average life classifications:

Weighted Average Life	Fair Value	Amortized Cost	Weighted Average Coupon
Less than one year	$266,633,320	$270,572,448	4.09%
Greater than one year and less than five years	1,338,462,080	1,352,771,161	4.01%
Greater than five years	—	—	—

Total	$1,605,095,400	$1,623,343,609	4.02%

The following table summarizes the Company’s mortgage-backed securities on June 30, 2003 according to their estimated weighted average life classifications:

Weighted Average Life	Fair Value	Amortized Cost	Weighted Average Coupon
Less than one year	$—	$—	—
Greater than one year and less than five years	1,658,182,886	1,662,518,036	4.04%
Greater than five years	55,773,279	56,054,445	3.93%

Total	$1,713,956,165	$1,718,572,481	4.03%

The weighted average lives of the mortgage-backed securities at September 30, 2003 and June 30, 2003 in the tables above are based upon data provided through subscription financial information services, assuming constant principal prepayment rates to the balloon or reset date for each security. The prepayment model considers current yield, forward yield, steepness of the yield curve, current mortgage rates, mortgage rate of the outstanding loan, loan age, margin and volatility.

The actual weighted average life of the mortgage-backed securities in the Company’s investment portfolio could be longer or shorter than the estimates in the tables above depending on the actual prepayment rates experienced over the life of the applicable securities and is sensitive to changes in both prepayment rates and interest rates. All averages in the tables above are shown in years.

During the quarter ended September 30, 2003, the Company sold securities totaling $130.7 million and realized a loss of $2.3 million. The Company also sold short $200 million of TBA mortgage securities. The Company closed out this short position in the month of September for a total realized loss of $5.7 million.

Also during the quarter ended September 30, 2003, the Company purchased new securities totaling $131.3 million and $407.8 million in unsettled security purchases at June 30, 2003 settled during the quarter.

The unsettled securities sales of $215.9 million and unsettled securities purchases of $215.7 million at September 30, 2003 represent transactions recorded during the quarter that resulted in a realized gain on sale of $0.2 million. These transactions settled in October 2003.

LUMINENT MORTGAGE CAPITAL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

NOTE 4—REPURCHASE AGREEMENTS AND OTHER BORROWINGS

The Company has entered into repurchase agreements with third party financial institutions to finance most of its mortgage-backed securities. The repurchase agreements are short-term borrowings that bear interest rates that have historically moved in close relationship to the three-month LIBOR, or London Interbank Offered Rate. At September 30, 2003 and June 30, 2003, the Company had an outstanding amount of $1.5 billion and $1.2 billion, respectively, of repurchase agreements with a weighted average borrowing rates of 1.20% and 1.11%, respectively. At September 30, 2003 and June 30, 2003 securities pledged as collateral for repurchase agreements had estimated fair values of $1.5 billion and $1.2 billion, respectively.

At September 30, 2003, the repurchase agreements had remaining maturities as summarized below:

	Overnight (1 day or less)	Between 2 and 30 days	Between 31 and 90 days	Greater than 90 days	Total
Agency-backed mortgage-backed securities:
Amortized cost of securities sold, including accrued interest	$7,154,544	—	—	$1,001,370,437	$1,008,524,981
Fair market value of securities sold, including accrued interest	$7,102,565	—	—	$990,000,433	$997,102,998
Repurchase agreement liabilities associated with these securities	$6,863,000	—	—	$965,019,525	$971,882,525
Average interest rate of repurchase agreement liabilities	1.24%	0.00%	0.00%	1.19%	1.19%

Non-agency-backed mortgage-backed securities:
Amortized cost of securities sold, including accrued interest	—	—	—	$509,724,746	$509,724,746
Fair market value of securities sold, including accrued interest	—	—	—	$504,366,717	$504,366,717
Repurchase agreement liabilities associated with these securities	—	—	—	$500,993,000	$500,993,000
Average interest rate of repurchase agreement liabilities	0.00%	0.00%	0.00%	1.23%	1.23%

Total:
Amortized cost of securities sold, including accrued interest	$7,154,544	—	—	$1,511,095,183	$1,518,249,727
Fair market value of securities sold, including accrued interest	$7,102,565	—	—	$1,494,367,150	$1,501,469,715
Repurchase agreement liabilities associated with these securities	$6,863,000	—	—	$1,466,012,525	$1,472,875,525
Average interest rate of repurchase agreement liabilities	1.24%	0.00%	0.00%	1.20%	1.20%

LUMINENT MORTGAGE CAPITAL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

At September 30, 2003, the repurchase agreements had the following counterparties, amounts at risk and weighted average remaining maturities:

Repurchase Agreement Counterparties	Amount at Risk (1)	Weighted Average Maturity of Repurchase Agreements in Days
Bear Stearns & Co.	$3,235,655	309
Banc of America Securities LLC	1,846,299	118
Countrywide Securities Corporation	(1,215,481)	115
Credit Suisse First Boston LLC	9,394,339	223
Deutsche Bank Securities Inc.	3,968,415	238
J.P. Morgan Securities Inc.	600,216	269
Merrill Lynch Government Securities Inc./Merrill Lynch Pierce, Fenner & Smith Inc.	5,474,059	281
Salomon Smith Barney	(4,943,687)	264
UBS Securities LLC	8,266,350	324

Total	$26,626,165	254

(1)	Equal to the fair value of securities sold, plus accrued interest income, minus repurchase agreement liabilities, plus accrued interest expense

At June 30, 2003, the repurchase agreements had remaining maturities as summarized below:

	Overnight (1 day or less)	Between 2 and 30 days	Between 31 and 90 days	Greater than 90 days	Total
Agency-backed mortgage-backed securities:
Amortized cost of securities sold, including accrued interest	$60,564	$802,122	—	—	$862,685
Fair market value of securities sold, including accrued interest	$60,381	$800,561	—	—	$860,942
Repurchase agreement liabilities associated with these securities	$58,000	$765,409	—	—	$823,409
Average interest rate of repurchase agreement liabilities	1.00%	1.09%	0.00%	0.00%	1.09%
Non-agency-backed mortgage-backed securities:
Amortized cost of securities sold, including accrued interest	—	$206,213	$143,685	—	$349,898
Fair market value of securities sold, including accrued interest	—	$205,026	$142,492	—	$347,518
Repurchase agreement liabilities associated with these securities	—	$192,148	$135,116	—	$327,264
Average interest rate of repurchase agreement liabilities	0.00%	1.16%	1.18%	0.00%	1.17%
Total:
Amortized cost of securities sold, including accrued interest	$60,564	$1,008,335	$143,685	—	$1,212,583
Fair market value of securities sold, including accrued interest	$60,381	$1,005,588	$142,492	—	$1,208,460
Repurchase agreement liabilities associated with these securities	$58,000	$957,557	$135,116	—	$1,150,673
Average interest rate of repurchase agreement liabilities	1.00%	1.11%	1.18%	0.00%	1.11%

LUMINENT MORTGAGE CAPITAL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

At June 30, 2003, the repurchase agreements had the following counterparties, amounts at risk and weighted average remaining maturities:

Repurchase Agreement Counterparties	Amount at Risk (1)	Weighted Average Maturity of Repurchase Agreements in Days
Bear Stearns & Co.	$10,735,126	7
Banc of America Securities LLC	1,515,680	32
Countrywide Securities Corporation	2,462,063	30
Credit Suisse First Boston LLC	3,002,258	30
Freddie Mac	4,080,694	7
Goldman Sachs & Co.	4,346,100	7
Lehman Brothers Inc.	5,223,547	6
Merrill Lynch Government Securities Inc./Merrill Lynch Pierce, Fenner & Smith Inc.	5,067,802	7
Salomon Smith Barney	10,383,087	18
UBS Securities LLC	10,854,918	16

Total	$57,671,275	13

(1)	Equal to the fair value of securities sold, plus accrued interest income, minus repurchase agreement liabilities, plus accrued interest expense

The Company had a note payable of $228,799 and $363,165, respectively, at September 30, 2003 and June 30, 2003, for the purpose of financing its annual directors’ and officers’ insurance premium at an interest rate of 6.5%. On June 30, 2003, the Company had margin debt in the amount of $4.3 million, resulting from the Company’s primary bank account with its custodian and its operating bank account being in overdraft position. The custodian banking relationship allows for such overdraft under a line of credit arrangement. Borrowings bear interest at an interest rate of federal funds plus 65 basis points ( 1.65% on September 30, 2003 and June 30, 2003). The amount of the credit line provided by the custodian as of September 30, 2003 and June 30, 2003 was $400 million. There were no outstanding borrowings against the credit line at September 30, 2003.

NOTE 5—CAPITAL STOCK AND EARNINGS PER SHARE

The Company had 100,000,000 shares of par value $0.001 common stock authorized and 11,704,000 shares outstanding as of September 30, 2003 and June 30, 2003. The Company had 10,000,000 shares of par value $0.001 preferred stock authorized and none outstanding as of September 30, 2003 and June 30, 2003.

In two closings on June 11 and June 19, 2003, the Company completed a private offering of 11,092,473 shares of common stock, $0.001 par value at an offering price of $15.00 per share, including the exercise by the initial purchaser/placement agent of its over-allotment option to purchase 1,500,000 shares of common stock. In addition, on June 11, 2003 the Company issued 407,527 shares of common stock, par value $0.001, at an offering price net of the initial purchaser’s discount of $13.95 per share, to employees, affiliates, and other persons selected by the Manager. The Company received proceeds from these transactions in the amount of $159.7 million, net of underwriting discount and other offering costs.

LUMINENT MORTGAGE CAPITAL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The Company has filed a resale shelf registration statement with the SEC with respect to up to 11,500,000 shares of its common stock and expects the registration statement to be declared effective by the SEC in the fourth quarter of 2003. The Company also intends to raise additional funds through a public offering anticipated to occur in the fourth quarter of 2003, depending upon market conditions.

For the quarter ended September 30, 2003, the period from April 26, 2003 through June 30, 2003, and the period from April 26, 2003 through September 30, 2003, basic earnings (loss) per share was $(0.19), $0.04 and $(0.25), respectively. The Company has no dilutive shares of common stock; therefore, diluted earnings per share were equal to basic earnings per share for third quarter 2003 and the period ended June 30, 2003.

NOTE 6—2003 STOCK INCENTIVE PLANS

The Company has adopted a 2003 stock incentive plan and a 2003 outside advisors stock incentive plan pursuant to which the Company is authorized to grant awards to issue up to 1,000,000 shares of the Company’s common stock. These plans provide for the grant of incentive stock options that meet the requirements of Section 422 of the Code, non-qualified stock options, stock appreciation rights, restricted stock, stock units and other stock-based awards, and dividend equivalent rights.

During the quarter ended September 30, 2003, a total of 50,000 shares were granted under the 2003 stock incentive plan at an exercise price of $15.00 per share. These shares vest over a three-year period, one-third annually on each anniversary date of the grant. There were no shares exercised or forfeited during this period. At September 30, 2003 there were 50,000 stock options outstanding under the 2003 stock incentive plan and no outstanding options or other awards under the 2003 outside advisors stock incentive plan. None of the outstanding options at September 30, 2003 were exercisable.

As of September 30, 2003, the grant-date fair value of the options granted during the quarter was $11,144. The fair value of the option grant was estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions: risk-free rate of 4.3 percent; dividend yield of 13.0 percent; expected life of 10 years; and volatility of 22.1 percent.

There were no stock options or other awards outstanding under either plan at June 30, 2003.

NOTE 7—THE MANAGEMENT AGREEMENT

The Company has entered into a Management Agreement with the Manager that provides, among other things, that the Company will pay to the Manager, in exchange for investment management and certain administrative services, certain fees and reimbursements, summarized as follows:

•	A base management fee equal to a percentage of average net worth during each fiscal year as defined in the Management Agreement (1% of the first $300 million plus 0.8% of the amount in excess of $300 million);

•

Incentive compensation based on the excess of a “tiered percentage” (as defined in the Management Agreement as the weighted average of the following rates based upon average net invested assets: (1) 20% for the first $400 million of average net invested assets; and (2) 10% for the average net invested assets in excess of $400 million) of the difference between the Company’s net income (defined in the Management Agreement as taxable income before incentive compensation, net operating losses from prior periods, and items permitted by the Internal Revenue Code when calculating taxable income for a REIT) and the “threshold return” (the amount of net income for the period that would produce an

LUMINENT MORTGAGE CAPITAL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

annualized return on equity, calculated by dividing the net income, as defined in the Management Agreement, by the average net invested assets, as defined in the Management Agreement, equal to the 10-year U.S. Treasury rate for the period plus 2.0%) for that fiscal quarter; and

•	Out-of-pocket expenses and certain other costs incurred by the Manager and related directly to the Company.

The base management fee and incentive compensation will be paid quarterly and are subject to adjustment at the end of each fiscal year based on annual results. One-half of the incentive compensation will be paid to the Manager in cash and one-half will be paid in the form of the Company’s common stock. The number of shares issued is based on (a) one-half of the total incentive compensation for the period, divided by (b) the fair value of the shares on the last date of the period for which the incentive compensation is calculated, less a fair market value discount determined by the Company’s Board of Directors. These shares are “restricted shares” for varying periods of time, and are forfeitable if the Manager ceases to perform management services for the Company before the end of the restriction periods. The Company’s restrictions lapse and full rights of ownership vest for one-third of the shares on the first anniversary of the end of the period in which the incentive compensation is calculated, for one-third of the shares on the second anniversary and for the last one-third of the shares on the third anniversary. Vesting is predicated on the continuing involvement of the Manager in providing services to the Company.

From and after June 11, 2004, the Company is entitled to terminate the Management Agreement without cause provided that the Company gives the Manager 60 days’ prior written notice and pays a termination fee and other unpaid costs and expenses reimbursable to the Manager. If the Company’s terminates the Management Agreement without cause, the Company is required to pay the Manager a termination fee as follows:

•	If the Company terminates the Management Agreement without cause in connection with a decision to manage its portfolio internally, rather than by an external manager, the amount of the termination fee shall be equal to the amount of the highest annual base fee and the highest annual incentive compensation, for a particular year, earned by the Manager during any of the three years (or on an annualized basis if a lesser period) preceding the effective date of the termination, plus accelerated vesting on the equity component of all incentive compensation.

•	If the Company terminates the Management Agreement without cause for any other reason, the amount of the termination fee shall be equal to two times the amount of the highest annual base fee and the highest annual incentive compensation, for a particular year, earned by the Manager during any of the three years (or on an annualized basis if a lesser period) preceding the effective date of the termination, plus all deferred payments, including accelerated vesting on the equity component of all incentive compensation.

The Company is also entitled to terminate the Management Agreement with cause, in which case the Company is only obligated to reimburse unpaid costs and expenses.

The Management Agreement contains certain provisions requiring the Company to indemnify the Manager for costs (e.g., legal costs) the Manager could potentially incur in fulfilling its duties prescribed in the agreement or in other agreements related to the Company’s activities. The indemnification provisions do not apply under all circumstances (e.g., if the Manager is grossly negligent, acted with reckless disregard or engaged in willful misconduct or active fraud). The provisions contain no limitation on maximum future payments. The Company has evaluated the impact of these guarantees on its financial statements and determined that it is immaterial.

The base management fee for the quarter ended September 30, 2003 and the period from April 26, 2003 to June 30, 2003 was $398,835 and $84,686, respectively.

LUMINENT MORTGAGE CAPITAL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The Company did not accrue or pay incentive compensation to the Manager for the quarter ended September 30, 2003 or the period from April 26, 2003 to June 30, 2003. Although the Manager was entitled to receive incentive compensation under the Management Agreement for the period from June 30, 2003 through September 30, 2003, because of the net loss reported by the Company for the period, the Manager voluntarily waived, on a one-time basis, its right to incentive compensation for the period. Since the Manager waived its right to its incentive compensation for the period from June 30, 2003 through September 30, 2003, no incentive compensation expense was recorded. Incentive compensation is earned by the Manager when REIT taxable net income (before deducting incentive compensation, net operating losses and certain other items) relative to the average net invested assets for the period, as defined in the management agreement, exceeds the “threshold return” taxable income that would have produced an annualized return on equity equal to the sum of the 10-year U.S. Treasury rate plus 2.0% for the same period. Although the Company reported a net loss for the quarter ended September 30, 2003 of $2.2 million, REIT taxable net income (before deducting incentive compensation, net operating losses and certain other items) for the same period was $6.0 million. As a result, REIT taxable net income for incentive fee purposes was greater than the “threshold return” taxable income of $2.9 million and, therefore, an incentive fee of $613,247 was earned by the Manager. The Manager chose to waive its right to this incentive compensation.

Because of the timing of the Company’s initial investment of portfolio assets (investment activities began on June 11, 2003, the first security purchase settled on June 16, 2003, and $407.8 million of securities had yet to settle as of June 30, 2003), interest income for the period from April 26, 2003 through June 30, 2003 was substantially lower than would be expected for a typical full period, both in an absolute sense and also relative to the average net invested assets for the period. However, for incentive compensation purposes the calculation for “threshold return” net income is based on average net invested assets for the period with no adjustments made to account for such timing differences. As a result, REIT taxable net income (before deducting incentive compensation, net operating losses and certain other items), for the period from April 26, 2003 through June 30, 2003, was $297,833 and was less than the “threshold return” net income of $426,368 and, therefore, no incentive fee was earned by the Manager or paid by the Company.

NOTE 8—RELATED PARTY TRANSACTIONS

At September 30, 2003 and June 30, 2003, the Company was indebted to the Manager for reimbursement of expenses of $192,245 and $71,480, respectively, and base management fees of $131,168 and $84,686, respectively. These amounts are included in management fee payable and other related party liabilities.

The Manager’s financial relationship with the Company is governed by the Management Agreement. Under the Management Agreement, the Manager shall be responsible for all expenses of the personnel employed by the Manager, and all facilities and overhead expenses of the Manager required for the day to day operations of the Company, and the expenses of a sub-manager, if any. The Company shall reimburse the Manager for its pro-rata portion of facilities and overhead expenses to the extent that the Company’s employees (who are not also employed by the Manager) use such facilities or incur such expenses pursuant to a cost-sharing agreement entered into between the Company and the Manager. As of September 30, 2003, the Company had accrued $1,993 of expense payable to the Manager pursuant to the cost-sharing agreement. The Company shall pay all other expenses on behalf of the Company, and shall reimburse the Manager for all direct expenses incurred on the Company’s behalf that are not the Manager’s specific responsibility as defined in the Management Agreement.

LUMINENT MORTGAGE CAPITAL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

NOTE 9—FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, Disclosure About Fair Value of Financial Instruments, requires disclosure of the fair value of financial instruments for which it is practicable to estimate that value. The fair value of mortgage-backed securities available for sale is equal to their carrying value presented in the balance sheet. The fair value of cash and cash equivalents, interest receivable, repurchase agreements, unsettled security sales and purchases, note payable, and accrued interest expense, approximates cost as of September 30, 2003 and June 30, 2003, due to the short-term nature of these instruments.

NOTE 10—SUBSEQUENT EVENTS

On October 1, 2003, we declared a cash distribution to stockholders for the third quarter totaling $5.9 million or $0.50 per share. This distribution was paid on November 17, 2003 to common stockholders of record on October 21, 2003.

On November 24, 2003, we declared a cash distribution to stockholders for the fourth quarter totaling $5.3 million or $0.45 per share. This distribution is payable on January 28, 2004 to common stockholders of record on December 11, 2003.

LUMINENT MORTGAGE CAPITAL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The unaudited pro forma condensed balance sheet as of September 30, 2003 below presents our balance sheet as if the third quarter distribution and the fourth quarter distribution declaration described above had occurred on September 30, 2003:

Management believes this presentation provides useful information to investors regarding our financial condition because we either have made, or are committed to make, the distributions described above such that our capital resources have been, or will be, reduced by the amounts distributed or distributable.

	September 30, 2003 Actual		Pro Forma Adjustments		September 30, 2003 Pro Forma
	(unaudited)
Assets:
Cash and cash equivalents	$2,899		$(5,852,000	)(1)	$(5,849,101)
Mortgage-backed securities available for sale, at fair value	108,885,768				108,885,768
Mortgage-backed securities available for sale, pledged as collateral, at fair value	1,496,209,632				1,496,209,632
Interest receivable	5,591,331	(2)			5,591,331
Principal receivable	3,646,164	(2)			3,646,164
Unsettled security sales	215,949,845				215,949,845
Other assets	796,176				796,176

Total assets	$1,831,081,815		$(5,852,000)		$1,825,229,815

Liabilities:
Repurchase agreements	$1,472,875,525				$1,472,875,525
Unsettled security purchases	215,742,419				215,742,419
Cash distribution payable	—		5,266,800	(3)	5,266,800
Other accrued liabilities	3,012,890				3,012,890

Total liabilities	1,691,630,834		5,266,800		1,696,897,634

Stockholders’ Equity:
Preferred stock	$—				$—
Common stock	11,704				11,704
Additional paid-in capital	159,716,887				159,716,887
Accumulated other comprehensive loss	(18,248,209)				(18,248,209)
Accumulated deficit	(2,029,401)		(11,118,800	)(1)(3)	(13,148,201)

Total stockholders’ equity	139,450,981		(11,118,800)		128,332,181

Total liabilities and stockholders’ equity	$1,831,081,815		$(5,852,000)		$1,825,229,815

(1)	On October 1, 2003, we declared a cash distribution to stockholders totaling $5.9 million or $0.50 per share. This distribution was paid on November 17, 2003 to common stockholders of record on October 21, 2003. The cash distribution was funded entirely with cash flow from our ongoing operations, including principal payments and interest payments on our mortgage-backed securities.

(2)	All of the $5.6 million of interest receivable and $3.6 million of principal receivable was received by October 31, 2003. In addition to these amounts, we received $35.0 million of principal payments in the month ended October 31, 2003.

(3)	On November 24, 2003, we declared a cash distribution to stockholders totaling $5.3 million or $0.45 per share. This distribution is payable on January 28, 2004 to common stockholders of record on December 11, 2003. We expect that the cash distribution will be funded entirely with cash flow from our ongoing operations, including principal payments and interest payments on our mortgage-backed securities.

9,500,000 Shares

Luminent Mortgage Capital, Inc.

Common Stock

PROSPECTUS

FRIEDMAN BILLINGS RAMSEY

CREDIT SUISSE FIRST BOSTON

JMP SECURITIES

FLAGSTONE SECURITIES

            , 2003

Until                 , 2003 (which is 25 days after the date of this prospectus), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution

The following table sets forth an estimate of the fees and expenses payable by the registrant in connection with the registration of the common stock offered hereby, other than underwriting discounts and selling commissions. All of such fees and expenses, except for the Registration Fee, are estimated:

Registration Fee—Securities and Exchange Commission	$13,258
NASD Filing Fee	12,000
Accounting fees and expenses	110,000
Legal fees and expenses	560,000
Printing fees and expenses	100,000
Miscellaneous	54,742

Total	$850,000

All expenses, if any, in connection with the issuance and distribution of the securities being offered by the selling stockholders shall be borne by the registrant and are included in the table above, other than the selling stockholders’ underwriting discounts and selling commissions, if any.

Item 32.    Sales to Special parties

See the response to Item 33, below.

Item 33.    Recent Sales of Unregistered Securities

On April 25, 2003, the registrant issued 204,000 shares of its common stock to 3 of the registrant’s officers and 7 associates of Seneca Capital Management LLC (“Seneca”) at a price of $0.001 per share, in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 thereunder.

In two closings held on June 11 and June 19, 2003, the registrant sold:

•	an aggregate of 8,126,189 shares of the registrant’s common stock to Friedman, Billings, Ramsey & Co., Inc. (“FBR”) at a price of $13.95 per share, net of the initial purchaser’s discount, pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 thereunder; FBR has advised the registrant that FBR resold those shares to qualified institutional buyers, as defined in Rule 144A under the Securities Act, institutional accredited investors as defined in Rule 501 under the Securities Act and/or to non-U.S. Persons, as defined in Regulation S under the Securities Act, initially at a price of $15.00 per share;

•	an aggregate of 2,966,284 shares of the registrant’s common stock to 374 investors who returned subscription agreements and investor questionnaires to the registrant sufficient for the registrant reasonably to conclude that such investors were accredited investors, at a price of $13.95 per share, net of a placement agent commission of $1.05 per share which the registrant paid to FBR, in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 thereunder; and

•	an aggregate of 407,527 shares of the registrant’s common stock to investors associated with the registrant or Seneca who returned subscription agreements and investor questionnaires to the registrant sufficient for the registrant reasonably to conclude that such investors were accredited investors, at a price of $13.95 per share, in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 thereunder; no placement agent fee was paid in connection with these shares.

On August 4, 2003, the registrant issued an employee stock option to purchase 50,000 shares of the registrant’s common stock at an exercise price of $15.00 per share to Christopher Zyda, one of the registrant’s officers, in reliance on Rule 701 under the Securities Act.

Item 34.    Indemnification of Directors and Officers

Pursuant to Section 2-405.2 of the Maryland General Corporation Law, the registrant’s Charter limits its directors’ and officers’ liability to the registrant and its stockholders for money damages. This limitation on liability does not apply (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property, or services actually received; or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

The registrant’s Charter and Amended and Restated Bylaws also require the registrant, to the fullest extent permitted by Maryland law, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the registrant, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the registrant, or while a director or officer is or was serving at the request of the registrant as a director, officer, agent, trustee, partner, member or employee of another corporation, partnership, joint venture, limited liability company, trust, real estate investment trust, employee benefit plan or other enterprise. To the fullest extent permitted by Maryland law, the indemnification will include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and any such expenses may be paid by the registrant in advance of the final disposition of such action, suit or proceeding.

Under the Maryland General Corporation Law, the registrant must (unless the charter provides otherwise, which the registrant’s Charter does not) indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The registrant may indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property, or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, the registrant may not, under Maryland law, indemnify for an adverse judgment in a suit by or in the right of the registrant or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law allows the registrant to advance reasonable expenses to a director or officer upon the registrant’s receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the registrant, and (2) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the registrant if it shall ultimately be determined that the standard of conduct was not met.

Pursuant to the Amended and Restated Bylaws, the registrant maintains a directors’ and officers’ liability insurance policy which, subject to the limitations and exclusions stated therein, covers the officers and directors of the registrant for certain actions or inactions that they may take or omit to take in their capacities as officers and directors of the registrant. The registrant has also entered into indemnity agreements with each of its directors and executive officers. The indemnification agreements require, among other things, that the registrant indemnify such persons to the fullest extent permitted by law, and advance to such persons all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the registrant must also indemnify and advance all expenses incurred by such persons seeking to enforce their rights under the indemnification agreements, and may cover the registrant’s directors and executive officers under the registrant’s directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to the registrant’s directors and executive officers and such other persons that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the board of directors or the stockholders to eliminate the rights it provides.

The foregoing summaries are necessarily subject to the complete text of the Maryland General Corporation Law, the registrant’s Charter and Amended and Restated Bylaws, the indemnity agreements entered into between the registrant and each of its directors and officers and the registrant’s directors’ and officers’ liability insurance policy and are qualified in their entirety by reference thereto.

Item 35.    Treatment of Proceeds from Stock Being Registered

None of the proceeds of the offering will be credited to an account other than the appropriate capital share account.

Item 36.    Exhibits and Financial Statement Schedules

(a)    Exhibits

The exhibits listed on the Exhibit Index following the signature page are included in this Registration Statement.

(b)    Financial Statement Schedules

None.

Item 37.    Undertakings

(a)    The undersigned registrant hereby undertakes that:

1.    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

2.    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)    The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Luminent Mortgage Capital, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 24th day of November, 2003.

LUMINENT MORTGAGE CAPITAL, INC. (registrant)

By:	/s/ GAIL P. SENECA Gail P. Seneca Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ GAIL P. SENECA Gail P. Seneca	Chief Executive Officer and Chairman of the Board, Director (Principal Executive Officer)	November 24, 2003

/s/ CHRISTOPHER J. ZYDA* Christopher J. Zyda	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 24, 2003

/s/ ALBERT J. GUTIERREZ* Albert J. Gutierrez	President and Director	November 24, 2003

/s/ BRUCE A. MILLER* Bruce A. Miller	Director	November 24, 2003

/s/ JOHN MCMAHAN* John McMahan	Director	November 24, 2003

/s/ ROBERT B. GOLDSTEIN* Robert B. Goldstein	Director	November 24, 2003

/s/ DONALD H. PUTNAM* Donald H. Putnam	Director	November 24, 2003

/s/ JOSEPH E. WHITTERS* Joseph E. Whitters	Director	November 24, 2003

*By:	/s/ GAIL P. SENECA

Gail P. Seneca Attorney-In-Fact

EXHIBIT INDEX

Exhibit Number	Description

Underwriting Agreement

1.1***	Form of Underwriting Agreement between Luminent Mortgage Capital, Inc. (“Luminent”) and Friedman, Billings, Ramsey & Co., Inc., as representative of the several underwriters

Charter and Bylaws

3.1.1*	Articles of Amendment and Restatement of Luminent

3.1.2*	Form of Articles Supplementary of Luminent

3.2.1*	Amended and Restated Bylaws of Luminent, adopted as of June 4, 2003 and currently in effect

3.2.2*	Form of Second Amended and Restated Bylaws of Luminent, to be effective as of the effective date of this registration statement

Instruments defining the rights of securityholders

4.1**	Form of Common Stock Certificate

4.2*	Registration Rights Agreement, dated as of June 11, 2003, by and between Luminent and Friedman, Billings, Ramsey & Co., Inc. (for itself and for the benefit of the holders from time to time of registrable securities issued in Luminent’s June 2003 private offering)

Legal opinions

5.1*	Form of Opinion of Ballard Spahr Andrews & Ingersoll LLP as to legality of the securities being issued

8.1**	Opinion of O’Melveny & Myers LLP as to certain U.S. federal income tax matters

8.2*	Opinion of Ballard Spahr Andrews & Ingersoll LLP

Agreements with Seneca

10.1.1*	Management Agreement, dated as of June 11, 2003, by and between Luminent and Seneca Capital Management LLC (“Seneca”)

10.1.2*	Cost-Sharing Agreement, dated as of June 11, 2003, by and between Luminent and Seneca

Stock incentive plans

10.2.1.1†*	2003 Stock Incentive Plan of Luminent

10.2.1.2†*	Form of Incentive Stock Option under the 2003 Stock Incentive Plan

10.2.1.3†*	Form of Non Qualified Stock Option under the 2003 Stock Incentive Plan

10.2.2.1†*	2003 Outside Advisors Stock Incentive Plan of Luminent

10.2.2.2†*	Form of Non Qualified Stock Option under the 2003 Outside Advisors Stock Incentive Plan

Employment and Indemnity Agreements

10.3†*	Form of Indemnity Agreement dated as of June 4, 2003 by and between Luminent and each of Ms. Seneca, Messrs. Chow, Goldstein, Grande, Gutierrez, McMahan, Miller, Putnam, Whitters and Zyda and Ms. Monticelli

10.4†*	Employment Agreement dated as of August 4, 2003 by and between Luminent and Christopher J. Zyda

Exhibit Number	Description

Code of Ethics

14.1***	Code of Business Conduct and Ethics of Luminent

Consents and Powers of Attorney

23.1**	Consent of Deloitte & Touche LLP

23.2	Consent of Ballard Spahr Andrews & Ingersoll LLP (included within Exhibit 5.1 hereto)

23.3	Consent of O’Melveny & Myers LLP (included within Exhibit 8.1 hereto)

24.1	Powers of Attorney (included on the signature page of the initial filing of this Registration Statement)

Miscellaneous

99.1*	Charter of the Audit Committee of the Luminent Board of Directors

99.2*	Charter of the Compensation Committee of the Luminent Board of Directors

99.3*	Charter of the Governance and Nominating Committee of the Luminent Board of Directors

*	Previously filed.
**	Filed herewith.
***	To be filed by amendment.
†	Denotes a management contract or compensatory plan.